As filed with the Securities and Exchange Commission on April 28, 2011

Registration 333-172033

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUGET ENERGY, INC.

(Exact name of registrant as specified in its charter)

Washington	6719	91-1969407
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10885 N.E. 4th Street, Suite 1200

Bellevue, Washington 98004

(425) 454-6363

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steve Secrist

Vice President, General Counsel and Chief Ethics and Compliance Officer

Puget Energy, Inc.

10885 N.E. 4th Street, Suite 1200

Bellevue, Washington 98004

(425) 454-6363

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
6.500% Senior Secured Notes due 2020	$450,000,000	100%	$450,000,000	$52,245 (3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	Equals the aggregate principal amount of the securities being registered.
(3)	Previously paid in connection with the initial filing of this Registration Statement.

P R O S P E C T U S

Puget Energy, Inc.

OFFER TO EXCHANGE ITS

6.500% Senior Secured Notes due 2020

that have been registered under the Securities Act of 1933, as amended for any and all of its outstanding

6.500% Senior Secured Notes due 2020

that were issued and sold in a transaction

exempt from registration

under the Securities Act of 1933, as amended

Puget Energy, Inc., a Washington corporation, hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $450 million in aggregate principal amount of its 6.500% Senior Secured Notes due 2020, which we refer to as the “exchange notes,” for the same principal amount of its outstanding 6.500% Senior Secured Notes Due 2020, which we refer to as the “original notes.” We refer to the original notes and the exchange notes, collectively, as the “Notes.” The original notes are and the exchange notes will be senior secured obligations and rank and will rank pari passu in right of payment with all of our existing and future senior secured indebtedness and will rank senior to all of our future subordinated indebtedness. Subject to certain exceptions, the Notes are and will be secured by a security interest in (i) substantially all of our assets, which for all practical purposes consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, Puget Sound Energy, Inc. (“PSE”) and (ii) all of our equity interests owned by our parent company, Puget Equico LLC (“Puget Equico”). These same assets also secure our obligations under our senior secured credit facility on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis.

The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to registration rights and liquidated damages. We will issue the exchange notes under the indenture governing the original notes. For a description of the principal terms of the exchange notes, see “Description of Notes.”

The exchange offer will expire at 5:00 p.m. New York City time, on June 10, 2011, unless we extend the offer. At any time prior to the expiration date, you may withdraw your tender of any original notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.

The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in the exchange offer will remain outstanding. To the extent original notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of the exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will generally have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended, or the Securities Act. We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes. We do not intend to apply for listing of either the original notes or the exchange notes on any exchange or market.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for a period of 180 days following the consummation of the exchange offer (or until such broker-dealer is no longer required to deliver a prospectus) in connection with resales of exchange notes received in exchange for notes where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

Investing in the exchange notes involves certain risks. Please read “Risk Factors” beginning on page 11 of this prospectus.

This prospectus and the letter of transmittal are first being mailed to all holders of the original notes on or about April 28, 2011.

Neither the Securities and Exchange Commission, or the SEC or the Commission, nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2011.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by Puget Energy. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Puget Energy since the date hereof of this prospectus.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. Forward-looking statements provide our current expectations or forecasts of future events.

Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. Forward-looking statements reflect our current expectations and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Consequently, no forward-looking statement can be guaranteed and our actual results may differ materially. Some important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•

Governmental policies and regulatory actions, including those of the FERC and the Washington Commission, with respect to allowed rates of return, cost recovery, financings, industry and rate structures, transmission and generation business structures within PSE, acquisition and disposal of assets and facilities, operation, maintenance and construction of electric generating facilities, operation, maintenance and construction of natural gas and electric distribution and transmission facilities, licensing of hydroelectric operations and natural gas storage facilities, recovery of other capital investments, recovery of power and natural gas costs, recovery of regulatory assets and present or prospective wholesale and retail competition;

•	Failure of PSE to comply with FERC or Washington Commission standards and/or rules, which could result in penalties based on the discretion of either commission;

•

Findings of noncompliance with electric reliability standards developed by the North American Electric Reliability Corporation or the Western Electricity Coordinating Council for users, owners and operators of the power system, which could result in penalties;

•

Changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions or byproducts of electric generation (including coal ash or other substances), natural resources, and fish and wildlife (including the Endangered Species Act) as well as the risk of litigation arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures;

•	The ability to recover costs arising from changes in enacted federal, state or local tax laws in a timely manner;

•	Changes in tax law, related regulations or differing interpretation or enforcement of applicable law by the Internal Revenue Service (“IRS”) or other taxing jurisdiction;

•	Inability to realize deferred tax assets and use production tax credits due to insufficient future taxable income;

•

Accidents or natural disasters, such as hurricanes, windstorms, earthquakes, floods, fires and landslides, which can interrupt service and lead to lost revenues, cause temporary supply disruptions and/or price spikes in the cost of fuel and raw materials and impose extraordinary costs;

•	Commodity price risks associated with procuring natural gas and power in wholesale markets;

•	Wholesale market disruption, which may result in a deterioration of market liquidity, increase the risk of counterparty default, affect the regulatory and legislative process in unpredictable ways,

negatively affect wholesale energy prices and/or impede PSE’s ability to manage its energy portfolio risks and procure energy supply, affect the availability and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•

Financial difficulties of other energy companies and related events, which may affect the regulatory and legislative process in unpredictable ways, adversely affect the availability of and access to capital and credit markets and/or impact delivery of energy to PSE from its suppliers;

•	The effect of wholesale market structures (including, but not limited to, regional market designs or transmission organizations) or other related federal initiatives;

•	PSE electric or natural gas distribution system failure, which may impact PSE’s ability to deliver energy supply to its customers;

•	Changes in climate or weather conditions in the Pacific Northwest, which could have effects on customer usage and PSE’s revenues;

•

Regional or national weather, which can have a potentially serious impact on PSE’s ability to procure adequate supplies of natural gas, fuel or purchased power to serve its customers and on the cost of procuring such supplies;

•	Variable hydrologic conditions, which can impact streamflow and PSE’s ability to generate electricity from hydroelectric facilities;

•

Electric plant generation and transmission system outages, which can have an adverse impact on PSE’s expenses with respect to repair costs, added costs to replace energy or higher costs associated with dispatching a more expensive generation resource;

•	The ability of a natural gas or electric plant to operate as intended;

•	The ability to renew contracts for electric and natural gas supply and the price of renewal;

•	Blackouts or large curtailments of transmission systems, whether PSE’s or others’, which can affect PSE’s ability to deliver power or natural gas to its customers and generating facilities;

•	The ability to restart generation following a regional transmission disruption;

•	The failure of the interstate natural gas pipeline delivering to PSE’s system, which may impact PSE’s ability to adequately deliver natural gas supply or electric power to its customers;

•	Industrial, commercial and residential growth and demographic patterns in the service territories of PSE;

•	General economic conditions in the Pacific Northwest, which may impact customer consumption or affect PSE’s accounts receivable;

•	The loss of significant customers, changes in the business of significant customers or the condemnation of PSE’s facilities, which may result in changes in demand for PSE’s services;

•	The failure of information systems or the failure to secure information system data, which may impact the operations and cost of PSE’s customer service, generation, distribution and transmission;

•	The impact of acts of God, terrorism, flu pandemic or similar significant events;

•	Capital market conditions, including changes in the availability of capital and interest rate fluctuations;

•	Employee workforce factors, including strikes, work stoppages, availability of qualified employees or the loss of a key executive;

•	The ability to obtain insurance coverage and the cost of such insurance;

•	The ability to maintain effective internal controls over financial reporting and operational processes;

•

Changes in our or PSE’s credit ratings, which may have an adverse impact on the availability and cost of capital for us or PSE generally, or the failure to comply with the covenants in our or PSE’s credit facilities, which would limit our and PSE’s ability to utilize such facilities for capital; and

•

Deteriorating values of the equity, fixed income and other markets which could significantly impact the value of investments of PSE’s retirement plan, post-retirement medical benefit plan trusts and the funding of obligations thereunder.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. You are also advised to consult “Risk Factors” included elsewhere in this prospectus.

PROSPECTUS SUMMARY

This section contains a general summary of certain of the information contained in this prospectus and does not include all of the information that may be important to you. You should read this entire prospectus, including the “Risk Factors” section and the financial statements and notes to those statements contained in this prospectus before making an investment decision. See also “Where You Can Find More Information.” As used herein, unless otherwise stated or indicated by context, references to “we,” “our” and “us” refer to Puget Energy, Inc. References to “PSE” are to Puget Sound Energy, Inc., our wholly owned subsidiary.

Puget Energy, Inc.

Overview

We are an energy services holding company incorporated in the state of Washington in 1999. All of our operations are conducted through our subsidiary PSE. We have no significant assets other than the common stock of PSE.

In February 2009, we completed our merger with Puget Holdings LLC (“Puget Holdings”), as a result of which we are the direct wholly owned subsidiary of Puget Equico and an indirect wholly owned subsidiary of Puget Holdings. Puget Holdings is owned by a consortium of the following long-term infrastructure investors (the “Consortium”): Macquarie Infrastructure Partners I (“MIP I”), Macquarie Infrastructure Partners II (“MIP II”), Macquarie Capital Group Limited (“MCAP”), Macquarie-FSS Infrastructure Trust (which, together with MIP I, MIP II and MCAP, owned 45.5% of Puget Holdings as of December 31, 2010), the Canada Pension Plan Investment Board (which owned 31.6% of Puget Holdings as of December 31, 2010), the British Columbia Investment Management Corporation (which owned 15.8% of Puget Holdings as of December 31, 2010) and the Alberta Investment Management Corporation (which owned 7.1% of Puget Holdings as of September 30, 2010).

We are the direct parent company of PSE, the oldest and largest electric and natural gas utility headquartered in the state of Washington, primarily engaged in the business of electric transmission, distribution, generation and natural gas distribution. Our business strategy is to generate stable cash flows by offering reliable electric and natural gas service in a cost-effective manner through PSE.

PSE furnishes electric and natural gas services to residential and commercial customers within a service territory covering approximately 6,000 square miles, principally in the Puget Sound region of the state of Washington. At December 31, 2010, PSE had approximately 1,080,700 electric customers, of which approximately 88.3% were residential customers, 11.0% were commercial customers and 0.7% were industrial, transportation and other customers. At December 31, 2010, PSE had approximately 753,600 gas customers, of which approximately 92.5% were residential customers, 7.1% were commercial customers and 0.4% were industrial and transportation customers.

PSE is affected by various seasonal weather patterns and therefore, utility revenues and associated expenses are not generated evenly during the year. Energy usage varies seasonally and monthly, primarily as a result of weather conditions. PSE experiences its highest retail energy sales in the first and fourth quarters of the year. Sales of electricity to wholesale customers also vary by quarter and year depending principally upon fundamental market factors and weather conditions. PSE has a Purchased Gas Adjustment (“PGA”) mechanism in retail natural gas rates to recover variations in natural gas supply and transportation costs. PSE also has a Power Cost Adjustment (“PCA”) mechanism in retail electric rates to recover variations in electricity costs on a shared basis with customers.

Since all of our operations are conducted through PSE, our primary source of funds for the repayment of our indebtedness is dividends paid from PSE, which is subject to numerous restrictions on its ability to pay dividends, some of which derive from state corporate law, PSE’s gas and electric mortgage indentures and its credit agreements, state regulations and commitments made to the Washington Commission in connection with the Washington Commission’s order approving our merger with Puget Holdings.

Our executive office is located at 10885 N.E. 4th Street, Suite 1200, Bellevue, Washington 98004, and our mailing address is P.O. Box 97034, Bellevue, Washington, 98009-9734. Our telephone number is (425) 454-6363. Our website address is www.pugetenergy.com. Information found on our website is not incorporated into or otherwise part of this prospectus.

Summary of the Exchange Offer

In December 2010, we completed a private offering of the original notes. We received aggregate proceeds, before expenses, commissions and discounts, of $450 million from the sale of the original notes.

In connection with the offering of original notes, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed to use best efforts to cause an exchange offer registration statement of which this prospectus is a part to be declared effective by the SEC within 90 days of the issuance of the original notes as part of an exchange offer for the original notes. In an exchange offer, you are entitled to exchange your original notes for exchange notes, with substantially identical terms as the original notes. The exchange notes will be accepted for clearance through The Depository Trust Company, or the DTC, and Clearstream Banking SA, or Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, or Euroclear, with a new CUSIP and ISIN number and common code. You should read the discussions under the headings “The Exchange Offer,” “Description of Notes,” and “Book-Entry; Delivery and Form” respectively, for more information about the exchange offer and exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer

We are offering to exchange up to $450 million principal amount of the exchange notes for up to $450 million principal amount of the original notes. Original notes may only be exchanged in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes.

Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal.

We will issue registered exchange notes promptly after the expiration of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time, on June 10, 2011, unless we decide to extend the expiration date. Please read “The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment” for more information about extending the expiration date.

Withdrawal of Tenders

You may withdraw your tender of original notes at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer	We will not be required to accept original notes for exchange if there is a question as to whether the exchange offer would be unlawful.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Original Notes

If your original notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of the original notes or the exchange notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not, under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Special Procedures for Beneficial Owner

If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery Procedures	You must tender your original notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures” if any of the following apply:

•	you wish to tender your original notes but they are not immediately available;

•	you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	you cannot comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date.

Resales

Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	you are not our affiliate;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of the original notes or the exchange notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not, under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for original notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes during the Exchange Offer Registration Period. See “Plan of Distribution.”

United States Federal Income Tax Considerations	The exchange of original notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. Please see “Material United States Federal Income Tax Considerations.”

Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay certain expenses incident to the exchange offer. See “The Exchange Offer—Transfer Taxes.”

Registration Rights

If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the original notes. Please see “Description of Notes—Registration Rights; Additional Interest” for more information regarding your rights as a holder of the original notes.

The Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. As described in more detail under the caption “The Exchange Offer—Procedures for Tendering,” if you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

Wells Fargo Bank, National Association

By Mail (Registered or Certified Mail Recommended), Overnight Courier or Hand:	By Facsimile Transmission (for Eligible Institutions Only):	Confirm Receipt of Tenders by Telephone:

Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South, 12th Floor Minneapolis, MN 55402 ATTN: Bondholder Communications	(612) 667-6282	(800) 344-5128

The Exchange Notes

The form and terms of the exchange notes to be issued in the exchange offer are substantially identical to the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and therefore, will not bear legends restricting their transfer, will not contain terms providing for liquidated damages if we fail to perform our registration obligations with respect to the original notes and, with limited exceptions, will not be entitled to registration rights under the Securities Act. The exchange notes will evidence the same debt as the original notes, and both the original notes and the exchange notes are governed by the same indenture.

Registration Rights	Puget Energy, Inc.

Notes Offered	$450,000,000 aggregate principal amount of 6.500% Senior Secured Notes due 2020.

Maturity Date	December 15, 2020.

Interest Payment Dates	December 15 and June 15 of each year, beginning June 15, 2011.

Listing	The exchange notes will not be listed on any exchange or market.

Optional Redemption

We may redeem the exchange notes, at our option, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the exchange notes then outstanding to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed (not including any portion of such interest payments accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in either case, accrued and unpaid interest, including additional interest, thereon to the date of redemption.

Ranking	The exchange notes will be our senior secured obligations and will:

•    rank pari passu in right of payment, to the extent of the value of the Collateral securing the exchange notes, with all of our existing and future senior secured indebtedness (as of the date hereof, our obligations under our senior secured credit facility constitute our only other senior secured indebtedness)

•    be senior in right of payment to any of our future subordinated indebtedness; and

•    be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.

As of December 31, 2010, we had approximately $1.5 billion of senior secured debt outstanding, and PSE had approximately $3.2 billion of senior secured debt and other liabilities outstanding.

Collateral

Our obligations under the exchange notes will be secured by a security interest in substantially all of our assets and our equity interests owned by our parent company, Puget Equico, as provided in the indenture. The Collateral, as defined in the indenture, consists mainly of all of the issued and outstanding stock in our wholly owned operating subsidiary, PSE These assets also secure our obligations under our senior secured credit facility on an equal and ratable basis and may secure other obligations in the future on an equal and ratable basis. See “Description of Notes—Security.” The Collateral will exclude certain of our assets as more specifically set forth in the Collateral documents, including without limitation, (a) any lease, license, contract or agreement to which we are a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to us, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, and (b) any proceeds of Collateral or amounts required to be deposited in the Lock-Up Account pursuant to our senior secured credit facility and the Security Agreement.

Change of Control

Upon the occurrence of a change of control triggering event, each holder of the exchange notes will have the right, at the holder’s option, to require us to repurchase all or any part of the holder’s exchange notes at a purchase price in cash equal to 101% of the principal thereof, plus accrued and unpaid interest, including additional interest, if any, to the date of such purchase in accordance with the procedures set forth in the indenture. See “Description of Notes—Purchase of Notes Upon Change of Control Repurchase Event.”

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the exchange notes, create and issue additional senior secured notes equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the exchange notes offered by this prospectus. These further senior secured notes may be consolidated and form a single series with the exchange notes offered by this prospectus.

Covenants

The indenture governing the exchange notes contains certain covenants that, among other things, restrict our ability to merge, consolidate or transfer or lease all or substantially all of our assets. These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption “Description of Notes—Certain Covenants.”

Summary Consolidated Financial Information

The following summary consolidated financial information as of and for each of the three fiscal years in the periods ended December 31, 2010, 2009 and 2008 is derived from our audited consolidated financial statements. Our audited consolidated financial statements as of December 31, 2008, December 31, 2009 and December 31, 2010 are included in this prospectus. The summary consolidated financial information provided below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” the consolidated financial statements, the related notes, and other financial information, included elsewhere in this prospectus.

	Fiscal Year Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Income statement data:
Operating revenue	$3,357,773	$3,328,861	$3,122,217
Operating expenses	2,975,025	2,818,588	2,813,983

Balance sheet and other data (at end of period):
Cash and cash equivalents	$38,526	$78,527	$36,557
Debt and preferred stock	3,645,449	4,377,698	4,889,713
Shareholders’ equity	2,273,201	3,423,468	3,322,912

Cash flow statement data:
Net cash from operating activities	$536,582	$1,068,345	$865,949
Net cash from investing activities	(931,855)	(836,576)	(905,767)
Net cash from financing activities	393,002	(277,486)	(2,152)

Other financial data:
Capital expenditures	$846,001	$775,688	$859,091
EBITDA(1)	817,731	863,561	903,380

(1)

EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short term, such as depreciation and amortization, taxation and interest expense, and unrealized gains or losses on derivative instruments. EBITDA measures our financial performance based on operational factors that management can influence in the short term, namely the cost structure or expenses of the organization.

EBITDA has limitations as an analytical tool. Material limitations in making the adjustments to our net income “(loss) to calculate EBITDA include, but are not limited to:

•	the items excluded from the calculation of EBITDA generally represent income or expense items that may have a significant effect on our financial results;

•	items determined to be non-recurring in nature could, nevertheless, re-occur in the future;

•	EBITDA excludes certain tax payments that may represent a reduction in cash available to us;

•	EBITDA does not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	EBITDA does not reflect the interest expense associated with, or the cash requirements necessary to service interest or principal payments on, our indebtedness.

EBITDA is not an alternative to net income, income from continuing operations, or cash flows provided by or used in operating activities as calculated and presented in accordance with GAAP. You should not rely on EBITDA as a substitute for any such GAAP financial measure. We strongly urge you to review the reconciliation presented below, along with our consolidated balance sheets, statements of operations and cash flows. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, these measures as presented may differ from and may not be comparable to similarly titled measures used by other companies.

	Fiscal Year Ended December 31,
	2008	2009	2010
	(dollars in thousands)
Consolidated Net Income	$154,929	$186,771	$30,311
Consolidated Puget Energy Interest Expense (excluding AFUDC)	202,582	282,966	321,167
Consolidated Puget Energy Income Tax Expense	59,906	91,038	2,481
Consolidated Puget Energy Depreciation & Amortization	312,128	332,685	364,206
Conservation Amortization	61,650	66,467	90,109
Extraordinary or Non-cash Charges:
Consolidated Puget Energy Unrealized Losses (Gains) on Derivative Instruments(1)	7,538	(152,734)	54,095
Unhedged Interest Rate Derivative Expense(2)	0	0	7,318
Tenaska Amortization(3)	28,272	32,147	36,955
PSE Bonneville Exchange Power Amortization	3,527	3,527	3,527
Consolidated Puget Energy Merger & Related Costs(4)	9,252	47,055	0
SO2 Emission Allowance Impairment(5)	0	0	7,876
California ISO Receivable Write-off(6)	0	0	17,763
Non-cash Gains or Extraordinary Gain	0	0	0
PSE AFUDC(7)	(19,933)	(24,888)	(31,656)
Cash Interest Income	(2,120)	(1,473)	(772)

EBITDA	817,731	863,561	903,380

(1)	Unrealized gains or losses on derivative instruments related to mark-to-market valuation of derivatives done in normal course of business to stabilize customer rates.
(2)	Unrealized loss on interest rate derivatives outstanding with no underlying debt resulting from repayments on Puget Energy term loan.
(3)	Amortization of the Tenaska gas construct restructuring regulatory asset.
(4)	Expenses related to Puget Energy’s merger in February 2009 with Puget Holdings as described in this document.
(5)	Non-cash charge for decline in fair market value of S-2 emission allowances.
(6)

Partial write-off (per regulatory order) of regulatory asset related to the California Independent System Operator wholesale energy sales receivables dating to the California energy crisis; no amount remains.

(7)	Allowance for Funds Used During Construction is a regulatory non-cash return for financing capital projects before being placed in service.

	2008	Period from January 1, 2009 through February 5, 2009	Period from February 6, 2009 through December 31, 2009	Twelve Months Ended December 31, 2010
Ratio of earnings to fixed charges:	1.94x	2.16x	1.87x	1.02x

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this prospectus, before exchanging the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known or currently deemed immaterial may also impair our business operations and our ability to service the exchange notes.

RISKS RELATING TO THE EXCHANGE OFFER

Because there is no public market for the exchange notes, you may not be able to sell your exchange notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. There can be no assurance as to:

•	The liquidity of any trading market that may develop;

•	The ability of holders to sell their exchange notes; or

•	The price at which the holders would be able to sell their exchange notes.

The exchange notes will not be listed on any exchange or market. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any market-making activity in the exchange notes will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

In addition, any original note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your original notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue exchange notes pursuant to the exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we may not accept your original notes for exchange.

If you do not exchange your original notes, your original notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding original notes.

We did not register the original notes and do not intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right, except in limited circumstances, to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes and the value of the original notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of original notes that did not tender in the exchange offer or to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

RISKS RELATING TO PUGET ENERGY’S CORPORATE STRUCTURE

As a holding company, we depend on PSE’s ability to pay dividends.

As a holding company with no significant operations of our own, the primary source of funds for the repayment of debt and other expenses, as well as payment of dividends to our shareholder, are cash dividends PSE pays us. PSE is a separate and distinct legal entity and has no obligation to pay any amounts to us, whether by dividends, loans or other payments. The ability of PSE to pay dividends or make distributions to us, and accordingly, our ability to pay interest on indebtedness or other expenses, will depend on PSE’s earnings, capital requirements and general financial condition. If we do not receive adequate distributions from PSE, we may not be able to meet our obligations.

The payment of dividends by PSE to us is restricted by provisions of certain covenants applicable to longterm debt contained in PSE’s mortgage indentures. In addition, beginning February 6, 2009, as approved in the Washington Commission merger order, PSE dividends may not be declared or paid if its common equity ratio is 44.0% or below except to the extent a lower equity ratio is ordered by the Washington Commission. In addition, pursuant to the merger order, PSE may not declare or make any distribution on the date of distribution unless: (a) the ratio of PSE’s Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) to PSE interest for the most recently ended four fiscal quarter periods prior to such date is equal to or greater than three to one; and (b) PSE’s corporate credit/issuer rating is equal to or greater than BBB- with Standard & Poor’s (“S&P”) and Baa3 with Moody’s Investor Services (“Moody’s”). PSE’s ability to pay dividends is also limited by the terms of its credit facilities, pursuant to which PSE is not permitted to pay dividends during any event of default (as defined in the facilities), such as failure to comply with certain financial covenants.

The Notes will be structurally subordinated to claims of creditors of PSE and our other subsidiaries.

The Notes will be structurally subordinated to indebtedness and other liabilities of PSE and our other subsidiaries. Any right that we have pursuant to our equity interest in PSE to receive any assets of PSE upon the liquidation or reorganization of PSE, and the consequent rights of holders of the Notes to realize proceeds from the sale of PSE’s assets, will be effectively subordinated to the claims of PSE’s creditors, including trade creditors. Accordingly, in the event of a bankruptcy, liquidation or reorganization of PSE, PSE will pay the holders of its indebtedness and its trade creditors before it will be able to distribute any of its assets to us on account of our equity interest in PSE. The security interest in the pledged stock of PSE will not alter the effective subordination of the Notes to the claims of creditors of PSE.

RISKS RELATING TO PSE’s BUSINESS

The actions of regulators can significantly affect PSE’s earnings, liquidity and business activities.

The rates that PSE is allowed to charge for its services are the single most important item influencing its financial position, results of operations and liquidity. PSE is regulated and the rates that it charges its wholesale and retail customers are determined by both the Washington Utilities and Transportation Commission (the “Washington Commission”) and Federal Energy Regulatory Commission (“FERC”).

PSE is also subject to the regulatory authority of the Washington Commission with respect to accounting, operations, the issuance of securities and certain other matters, and the regulatory authority of FERC with respect to the transmission of electric energy, the sale of electric energy at wholesale, accounting and certain other matters. Policies and regulatory actions by these regulators could have a material impact on PSE’s financial position, results of operations and liquidity.

PSE’s recovery of costs is subject to regulatory review and its operating income may be adversely affected if its costs are disallowed.

The Washington Commission determines the rates PSE may charge to its electric retail customers based in part on historic test year costs plus weather normalized assumptions about rate year hydro conditions and power costs. Non-energy costs for natural gas retail customers are based on historic test year costs. If in a specific year PSE’s costs are higher than what is allowed to be recovered in rates, revenues may not be sufficient to permit PSE to earn its allowed return or to cover its costs. In addition, the Washington Commission decides what level of expense and investment is reasonable and prudent in providing electric and natural gas service. If the Washington Commission decides that part of PSE’s costs do not meet the standard, those costs may be disallowed partially or entirely and not recovered in rates. For these reasons, the rates authorized by the Washington Commission may not be sufficient to earn the allowed return or recover the costs incurred by PSE in a given period.

The Power Cost Adjustment (“PCA”) mechanism, by which variations in PSE’s power costs are apportioned between PSE and its customers pursuant to a graduated scale, could result in significant increases in PSE’s expenses if power costs are significantly higher than the baseline rate.

PSE has a PCA mechanism that provides for recovery of power costs from customers or refunding of power cost savings to customers, as those costs vary from the “power cost baseline” level of power costs which are set, in part, based on normalized assumptions about weather and hydro conditions. Excess power costs or power cost savings will be apportioned between PSE and its customers pursuant to the graduated scale set forth in the PCA mechanism. As a result, if power costs are significantly higher than the baseline rate, PSE’s expenses could significantly increase.

PSE may be unable to acquire energy supply resources to meet projected customer needs or may fail to successfully integrate such acquisitions.

PSE projects that future energy needs will exceed current purchased and PSE-controlled power resources. As part of PSE’s business strategy, it plans to acquire additional electric generation and delivery infrastructure to meet customer needs. If PSE cannot acquire further additional energy supply resources at a reasonable cost, it may be required to purchase additional power in the open market at a cost that could significantly increase its expenses and reduce earnings and cash flows. Additionally, PSE may not be able to timely recover some or all of those increased expenses through ratemaking. While PSE expects to identify the benefits of new energy supply resources prior to their acquisition and integration, it may not be able to achieve the expected benefits of such energy supply sources.

PSE’s cash flow and earnings could be adversely affected by potential high prices and volatile markets for purchased power, increased customer demand for energy, recurrence of low availability of hydroelectric resources, outages of its generating facilities or a failure to deliver on the part of its suppliers.

The utility business involves many operating risks. If PSE’s operating expenses, including the cost of purchased power and natural gas, significantly exceed the levels recovered from retail customers, its cash flow and earnings would be negatively affected. Factors which could cause purchased power and natural gas costs to be higher than anticipated include, but are not limited to, high prices in western wholesale markets during periods when PSE has insufficient energy resources to meet its load requirements and/or high volumes of energy purchased in wholesale markets at prices above the amount recovered in retail rates due to:

•	Increases in demand due, for example, either to weather or customer growth;

•	Below normal energy generated by PSE-owned hydroelectric resources due to low stream flow conditions or precipitation;

•	Extended outages of any of PSE-owned generating facilities or the transmission lines that deliver energy to load centers;

•	Failure to perform on the part of any party from which PSE purchases capacity or energy; and

•	The effects of large-scale natural disasters on a substantial portion of distribution infrastructure.

PSE’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

PSE owns and operates coal, natural gas-fired, hydroelectric, wind-powered and oil-fired generating facilities. Operation of electric generating facilities involves risks that can adversely affect energy output and efficiency levels. Included among these risks are:

•	Increased prices for fuel and fuel transportation as existing contracts expire;

•	Facility shutdowns due to a breakdown or failure of equipment or processes or interruptions in fuel supply;

•	Disruptions in the delivery of fuel and lack of adequate inventories;

•	Labor disputes;

•	Inability to comply with regulatory or permit requirements;

•	Disruptions in the delivery of electricity;

•	Operator error or safety related stoppages;

•	Terrorist attacks; and

•	Catastrophic events such as fires, explosions, floods or other similar occurrences.

PSE is subject to the commodity price, delivery and credit risks associated with the energy markets.

In connection with matching loads and resources, PSE engages in wholesale sales and purchases of electric capacity and energy, and, accordingly, is subject to commodity price risk, delivery risk, credit risk and other risks associated with these activities. Credit risk includes the risk that counterparties owing PSE money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, PSE may be forced to enter into alternative arrangements. In that event, PSE’s financial results could be adversely affected. Although PSE takes into account the expected probability of default by counterparties, the actual exposure to a default by a particular counterparty could be greater than predicted.

To lower its financial exposure related to commodity price fluctuations, PSE may use forward delivery agreements, swaps and option contracts to hedge commodity price risk with a diverse group of counterparties. However, PSE does not always cover the entire exposure of its assets or positions to market price volatility, and the coverage will vary over time. To the extent PSE has unhedged positions or its hedging procedures do not work as planned, fluctuating commodity prices could adversely impact its results of operations.

Costs of compliance with environmental, climate change and endangered species laws are significant and the cost of compliance with new and emerging laws and regulations and the incurrence of associated liabilities could adversely affect PSE’s results of operations.

PSE’s operations are subject to extensive federal, state and local laws and regulations relating to environmental, climate change and endangered species protection. To comply with these legal requirements, PSE must spend significant amounts on measures including resource planning, remediation, monitoring, analysis, mitigation measures, pollution control equipment and emissions related abatement and fees. New environmental, climate change, emissions and endangered species laws and regulations affecting PSE’s operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to PSE or its facilities which may substantially increase environmental, climate change, emissions and endangered species expenditures made by PSE in the future. Compliance with these or other future regulations could require significant capital expenditures by PSE and adversely affect PSE’s financial position, results of operations, cash flows and liquidity. In addition, PSE may not be able to recover all of its costs for such expenditures through electric and natural gas rates at current levels in the future.

With respect to endangered species laws, the listing or proposed listing of several species of salmon in the Pacific Northwest is causing a number of changes to the operations of hydroelectric generating facilities on Pacific Northwest rivers, including the Columbia River. These changes could reduce the amount, and increase the cost, of power generated by hydroelectric plants owned by PSE or in which PSE has an interest and increase the cost of the permitting process for these facilities.

Under current law, PSE is also generally responsible for any on-site liabilities associated with the environmental condition of the facilities that it currently owns or operates or has previously owned or operated. The incurrence of a material environmental liability or the new regulations governing such liability could result in substantial future costs and have a material adverse effect on PSE’s results of operations and financial condition.

Specific to climate change, Washington State has adopted both a renewable portfolio standard and greenhouse gas legislation, including an emission performance standard provision. PSE cannot yet determine the costs of compliance with the recently enacted legislation. Recent decisions related to climate change by the United States Supreme Court and the Environmental Protection Agency, together with efforts by Congress have drawn greater attention to this issue at the federal, state and local level. While PSE cannot yet determine costs associated with these or future decisions or potential future legislation, there may be a significant impact on the cost of carbon-intensive coal generation, in particular.

PSE’s business is dependent on its ability to successfully access capital.

PSE relies on access to bank borrowings and short-term money markets as sources of liquidity and longer term debt markets to fund its utility construction program and other capital expenditure requirements not satisfied by cash flow from its operations or equity investment from us (its parent). If PSE is unable to access capital on reasonable terms, its ability to pursue improvements or acquisitions, including generating capacity, which may be relied on for future growth and to otherwise implement its strategy, could be adversely affected. Capital and credit market disruptions, a downgrade of PSE’s credit rating or the imposition of restrictions on borrowings under its credit facilities in the event of a deterioration of financial ratios, may increase PSE’s cost of borrowing or adversely affect the ability to access one or more financial markets.

PSE’s operating results fluctuate on a seasonal and quarterly basis.

PSE’s business is seasonal and weather patterns can have a material impact on its revenues, expenses and operating results. Because natural gas is heavily used for residential and commercial heating, demand depends heavily on weather patterns in PSE’s service territory, and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. However, conservation efforts may result in decreased customer demand, despite normal or lower than normal temperatures. Demand for electricity is also greater in the winter months associated with heating. Accordingly, PSE’s operations have historically generated less revenues and income when weather conditions are milder in the winter. In the event that PSE’s service territory experiences unusually mild winters, results of operations and financial condition could be adversely affected.

PSE may be adversely affected by extreme events in which PSE is not able to promptly respond and repair the electric and gas infrastructure system.

PSE must maintain an emergency planning and training program to allow PSE to quickly respond to extreme events. Without emergency planning, PSE is subject to availability of outside contractors during an extreme event which may impact the quality of service provided to PSE’s customers. In addition, a slow response to extreme events may have an adverse affect on earnings as customers may be without electricity and natural gas for an extended period of time.

PSE may be negatively affected by its inability to attract and retain professional and technical employees.

PSE’s ability to implement a workforce succession plan is dependent upon PSE’s ability to employ and retain skilled professional and technical workers in an aging workforce. Without a skilled workforce, PSE’s ability to provide quality service to PSE’s customers and meet regulatory requirements will be challenged and could affect earnings.

PSE depends on an aging workforce and third-party vendors to perform certain important services.

PSE continues to be concerned about the availability and aging of skilled workers for special complex utility functions. PSE also hires third parties to perform a variety of normal business functions, such as power plant maintenance, data warehousing and management, electric transmission, electric and gas distribution construction and maintenance and certain billing and metering processes. The unavailability of skilled workers or unavailability of such vendors could adversely affect the quality and cost of PSE’s gas and electric service and accordingly PSE’s results of operations.

Poor performance of pension and postretirement benefit plan investments and other factors impacting plan costs could unfavorably impact PSE’s cash flow and liquidity.

PSE provides a defined benefit pension plan to PSE employees and postretirement benefits to certain PSE employees and former employees. Costs of providing these benefits are based in part on the value of the plan’s assets and therefore, continued adverse market performance could result in lower rates of return for the investments that fund PSE’s pension and postretirement benefits plans and could increase PSE’s funding requirements related to the pension plans. Any contributions to PSE’s plans and the timing of the recovery of such contributions in general rate cases could impact PSE’s cash flow and liquidity.

RISKS RELATING TO OUR AND PSE’S BUSINESS

A downgrade in Puget Energy’s or PSE’s credit rating could negatively affect their ability to access capital and the ability to hedge in wholesale markets.

A downgrade in our or PSE’s credit ratings could adversely affect either company’s ability to renew existing or obtain access to new credit facilities and could increase the cost of such facilities. For example, under each of our and PSE’s facilities, the borrowing spreads over the London Interbank Offered Rate (“LIBOR”) and commitment fees increase if their respective corporate credit ratings decline. A downgrade in commercial paper ratings could increase the cost of commercial paper and limit or preclude PSE’s ability to issue commercial paper under its current programs.

Any downgrade below investment grade of PSE’s senior secured debt could cause counterparties in the wholesale electric, wholesale natural gas and financial derivative markets to require PSE to post a letter of credit or other Collateral, make cash prepayments, obtain a guarantee agreement or provide other mutually agreeable security, all of which would expose PSE to additional costs.

We may be negatively affected by unfavorable changes in the tax laws or their interpretation.

Changes in tax law, related regulations or differing interpretation or enforcement of applicable law by the IRS or other taxing jurisdiction could have a material adverse impact on our financial statements. The tax law, related regulations and case law are inherently complex. We must make judgments and interpretations about the application of the law when determining the provision for taxes. Disputes over interpretations of tax laws may be settled with the taxing authority in examination, upon appeal or through litigation. Our tax obligations include income, real estate, public utility, municipal, sales and use, business and occupation and employment-related taxes and ongoing appeals issues related to these taxes. These judgments may include reserves for potential adverse outcomes regarding tax positions that may be subject to challenge by the taxing authorities.

RISKS RELATING TO THE NOTES

Proceeds from the Collateral may be inadequate to satisfy payments on the Notes.

The value of the Collateral will depend on market and economic conditions at the time, the availability of buyers and other factors beyond our control. The proceeds of any sale of the Collateral following a default by us may not be sufficient to satisfy the amounts due on the Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with this offering, the value of the interest of the holders of the Notes in the Collateral may not equal or exceed the principal amount of the Notes. The Collateral is by its nature illiquid, and therefore may not be able to be sold in a short period of time or at all.

In addition, the indenture and our senior secured credit facility permit us to incur additional debt secured equally and ratably by the Collateral. Therefore, the value of the Collateral may be inadequate to satisfy the amounts due under our secured indebtedness, including our senior secured credit facility, the Notes and any future indebtedness secured by the Collateral.

It may be difficult to realize the value of the Collateral securing the Notes.

The trustee’s ability to foreclose on the Collateral on behalf of the holders of the Notes may be subject to perfection, the consent of third parties, regulatory approvals, priority issues and other practical problems associated with the realization of the trustee’s security interest in the Collateral. We cannot assure holders of the Notes that any consents or approvals will be given if required and therefore, the trustee may not have the ability to foreclose upon those assets or assume or transfer the right to those assets.

In addition, bankruptcy laws may limit the ability of the trustee to realize value from the Collateral. The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us. Under applicable bankruptcy law, secured creditors such as the holders of the Notes would be prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval.

The Indenture permits us to incur additional debt.

The indenture governing the Notes does not place any limitation on the amount of debt that may be incurred by us or PSE. We may therefore incur a significant amount of additional debt, including secured debt secured equally and ratably by the Collateral, as described under “Description of Notes—Security.” PSE may also incur additional debt, which could affect its ability to pay dividends to us. The incurrence of additional debt may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of the Notes, if any, and a risk that the credit rating of the Notes is lowered or withdrawn.

We may incur additional indebtedness that may share in the liens on the Collateral securing the Notes, which will dilute the value of the Collateral.

The Collateral also secures the senior secured credit facility. Under the terms of the indenture governing the Notes, we also will be permitted in the future to incur additional indebtedness and other obligations that may be secured by additional liens on the Collateral securing the Notes. Any additional obligations secured by a lien on the Collateral will dilute the value of the Collateral securing the Notes. See “Description of Notes—Security.”

The proceeds from the sale of all such Collateral may not be sufficient to satisfy the amounts outstanding under the Notes and all other indebtedness and obligations secured by such liens. If such proceeds were not sufficient to repay amounts outstanding under the Notes, then holders (to the extent not repaid from the proceeds of the sale of the Collateral) would only have an unsecured claim against our remaining assets.

To the extent a security interest in any of the Collateral is created or perfected following the date of the issuance of the Notes, the security interest would remain at risk of being voided as a preferential transfer by a trustee in bankruptcy or being subject to the liens of intervening creditors.

The imposition of certain permitted liens could adversely affect the value of the Collateral.

The Collateral securing the Notes will be subject to liens permitted under the terms of the indenture governing the Notes, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the Collateral securing the Notes as well as the ability of the directing agent to realize or foreclose on such Collateral. The Collateral that will secure the Notes also secures our obligations under our senior secured credit facility may also secure future indebtedness and other obligations of ours to the extent permitted by the indenture and the security documents. Your rights to the Collateral would be diluted by any increase in the indebtedness secured by this Collateral. To the extent we incur any permitted liens, the liens of holders may not be first priority.

You will have limited rights to enforce remedies under the security documents, and the Collateral may be released without your consent in certain circumstances.

A Collateral Agent has been appointed by the holders of the liens on the Collateral, and such Collateral Agent (directly or through co-agents or sub-agents) is authorized to enforce all liens on the Collateral on behalf of the authorized representatives for the holders of the obligations secured by liens on the Collateral, including the holders. Under the terms of the security documents, subject to certain exceptions, for so long as the senior secured credit facility remains outstanding, the Collateral Agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the Collateral Agent under the senior secured credit facility. Accordingly, during such time, the collateral agent under our senior secured credit facility will have a right to control all remedies and the taking of other actions related to the Collateral, including the release thereof, without the consent of holders and the trustee under the indenture governing the Notes.

In addition, in the event the senior secured credit facility is no longer outstanding, the collateral agent will pursue remedies and take other action related to the Collateral, including the release thereof, pursuant to the direction of the authorized representative for the holders of the largest class of outstanding obligations secured by liens on the Collateral, including the Notes. We will be permitted under the terms of the indenture to incur additional indebtedness secured on an equal basis with the Notes. As a result, the Notes may not ever represent the largest class of any remaining obligations secured by liens on the Collateral. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

In addition, all Collateral sold or otherwise disposed of in accordance with the terms of the documents governing the first lien obligations will automatically be released from the lien securing the Notes and the lien securing the other secured obligations. Accordingly, any such sale may result in a release of the Collateral subject to such sale or disposition.

Under the collateral agency agreement, the authorized representative of the holders may not object following the filing of a bankruptcy petition to any debtor-in-possession financing or to the use of the shared Collateral to secure that financing, subject to conditions and limited exceptions.

After such a filing, the value of the Collateral could materially deteriorate, and holders would be unable to raise an objection.

The Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, as a result, there may not be sufficient Collateral to pay all or any of the Notes.

The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount that may be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and of the electric transmission, distribution and generation and natural gas distribution industries, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of Collateral be “commercially reasonable.” If a court were to determine that any aspect of the collateral agent’s exercise of remedies was not commercially reasonable, the ability of the trustee and you to recover the difference between the amount realized through such exercise of remedies and the amount owed on the Notes may be adversely affected and, in the worst case, you could lose all claims for such deficiency amount.

There are certain circumstances other than repayment or discharge of the Notes under which certain Collateral securing the Notes can be released without consent of the trustee or the holders.

Under certain circumstances, certain Collateral securing the Notes can be released without consent of the trustee or the holders, including:

•	upon a sale or other disposition of such Collateral in a transaction not prohibited under the indenture, or

•

a release of less than a material portion of the Collateral, if consent to the release of all liens on such Collateral has been given by the required voting parties, which do not include the trustee or holders of the Notes; however, release of a material portion or more of the Collateral will require unanimous consent of the voting parties, which does include the trustee.

Any of these events will reduce the aggregate value of the Collateral securing the Notes.

We will in most cases have control over certain Collateral, and the sale of particular assets by us could reduce the pool of assets securing the Notes.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the Collateral securing the Notes (other than capital stock that has been pledged). So long as no default or event of default under the indenture would result therefrom, we may, among other things, without any release or consent by the Collateral Agent for the holders, conduct ordinary course activities with respect to Collateral (other than capital stock that has been pledged), such as selling, factoring, abandoning or otherwise disposing of Collateral and making ordinary course cash payments (including repayments of indebtedness). To the extent that additional indebtedness and obligations are secured by the Collateral, our control over the Collateral may be diminished.

Your security interests in certain items of present and future Collateral may not be perfected. Even if your security interests in certain items of Collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests will not be perfected with respect to certain items of Collateral that cannot be perfected by the filing of financing statements. Security interests in Collateral such as deposit accounts, which require other actions, may not be perfected or may not have priority with respect to the security interests of other creditors. To the extent that the security interests in any items of Collateral are unperfected, the rights of holders with respect to such Collateral will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

There are certain categories of property that are excluded from the Collateral.

Certain categories of assets are excluded from the Collateral securing the Notes. Excluded assets include, among other categories any asset, and any rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of any law, any provision or condition of any agreement. The rights of holders with respect to such excluded property will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws.

Intervening creditors may have a perfected security interest in the Collateral.

The Collateral is subject to liens permitted under the terms of our senior secured credit facility and the indenture governing the Notes whether arising before, on or after the date the Notes are issued. There is a risk that there may be a creditor whose liens are permitted under our senior secured credit facility or the indentures governing the Notes or other intervening creditor that has a perfected security interest in the Collateral securing the Notes, and if there is such an intervening creditor, the lien of such creditor, whether or not permitted under our senior secured credit facility or the indentures governing the Notes, may be entitled to a higher priority than the liens securing the Notes. The existence of any liens securing intervening creditors, including liens permitted under the senior secured credit facility or the indentures governing the Notes and incurred or perfected prior to the liens securing the Notes, could adversely affect the value of the Collateral securing the Notes as well as the ability of the directing agent to realize or foreclose on such Collateral.

The Collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be permitted by the senior secured credit facility or the indenture governing the Notes. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral as well as the ability of the directing agent to realize or foreclose on the Collateral for the benefit of holders. Any such exceptions, defects, encumbrances, liens and imperfections could adversely affect the value of the Collateral that will secure the Notes as well as the ability of the directing agent to realize or foreclose on the Collateral for the benefit of holders.

Rights of holders in the Collateral may be adversely affected by the failure to perfect security interests in certain Collateral acquired in the future.

The security interest in the Collateral securing the Notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent for the holders will monitor, or that we will inform the trustee or the collateral agent for the holders of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired property. The trustee and the collateral agent for the holders have no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties.

Rights of holders in the Collateral may be adversely affected by bankruptcy proceedings.

The right and ability of the directing agent or collateral agent for the holders to repossess and dispose of the Collateral securing the Notes upon an event of default is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the directing agent has repossessed and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the holders, is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use Collateral, and the proceeds, products, rents or profits of the Collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the directing agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, holders would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Any future pledge of Collateral might be voidable in bankruptcy.

Any future pledge of Collateral in favor of the collateral agent for holders, including pursuant to security documents delivered after the date of the indenture governing the Notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits holders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer laws may permit a court to void the Notes, subordinate claims in respect of the Notes and require holders to return payments received and, if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the delivery of the Notes could be voided as a fraudulent transfer or conveyance if (a) we or Puget Equico, as applicable, issued the Notes or granted securing interests on assets with the intent of hindering, delaying or defrauding creditors or (b) we or Puget Equico, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or granted securing interests on assets and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or Puget Equico, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes;

•	the issuance of the Notes left us with an unreasonably small amount of capital to carry on the business;

•	we or Puget Equico intended to, or believed that we or Puget Equico would, incur debts beyond our or such Puget Equico’s ability to pay such debts as they mature; or

•

we or Puget Equico was a defendant in an action for money damages, or had a judgment for money damages docketed against us or Puget Equico, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or Puget Equico did not receive reasonably equivalent value or fair consideration for the Notes or granted securing interests on assets if we or Puget Equico did not substantially benefit directly or indirectly from the issuance of the Notes or the granting of security interests. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or Puget Equico were solvent at the relevant time or, regardless of the standard that a court uses, that the granting of security interests would not be further subordinated to our or any of Puget Equico’s other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the Notes or granting or securing interests was a fraudulent transfer or conveyance, the court could void the payment obligation under the Notes or such securing interests or further subordinate the Notes or such security interests to presently existing and future indebtedness of ours or Puget Equico, or require holders to repay any amounts received with respect to such security interests. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

The value of the Collateral may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders will only be entitled to post-petition interest under the U.S. Bankruptcy Code to the extent that the value of their respective security interests in their Collateral is greater than their respective pre-bankruptcy claims. Holders may be deemed to have an unsecured claim to the extent that the fair market value of the Collateral securing the Notes, together with the other obligations secured by the same lien, is less than the face amount of all obligations secured by the same lien. In such case, holders will not be entitled to post-petition interest under the U.S. Bankruptcy Code. Upon a finding by a bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. Other consequences of a finding of under collateralization would be, among other things, a lack of entitlement on the part of the unsecured portion of the Notes to receive other “adequate protection” under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at the time of such a finding of undercollateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes. No appraisal of the fair market value of the Collateral has been prepared in connection with the issuance of the Notes and, therefore, the value of the interests of holders in the Collateral may not equal or exceed the principal amount of the Notes and may not be sufficient to satisfy our obligations under all or any part of the Notes.

In addition, under most circumstances, while you share equally and ratably with the other secured parties in all proceeds from any realization on the Collateral, subject to certain exceptions, you will not control the rights and remedies with respect to the Collateral upon an event of default and the exercise of any such rights and remedies following such an event of default will be made by the directing agent, acting at the direction of the collateral agent under our senior secured credit facility or the authorized representative of the largest outstanding debt secured by a pari passu lien on the Collateral.

We may not be able to repurchase the Notes upon a change in control or upon the exercise of the holders’ options to require repurchase of the Notes.

Upon the occurrence of specific types of change in control events, holders will have the right to require us to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, including additional interest, if any. In the event that we experience a change in control that results in a repurchase of the Notes or requires us to repurchase the Notes, we may not have sufficient financial resources to satisfy all of our obligations under the Notes. In addition, restrictions under our senior secured credit facility may not allow us to repurchase the Notes or otherwise refinance such indebtedness to satisfy our obligations.

An active trading market for the Notes may not develop.

There is currently no public market for the Notes and we do not currently plan to list the Notes on any national securities exchange. In addition, the liquidity of any trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these securities and by changes in our financial performance or prospects. A liquid trading market in the Notes may not develop. The Notes have not been registered under the Securities Act or any state or foreign securities laws and until so registered, are subject to the restrictions on transfer and resale. We intend to file a registration statement under the Securities Act with respect to the Notes and to use our reasonable best efforts to have such registration statement declared effective by the SEC. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any such registration statement filed by us for a variety of reasons. Failure to have such registration statement declared effective could adversely affect the liquidity and price of the Notes.

PRIVATE PLACEMENT

We issued $450 million in principal amount of the original notes on December 6, 2010 to the initial purchasers of those notes and received proceeds that after deducting expenses and commissions represented an aggregate of approximately $443,799,000 million in net proceeds. We issued the original notes to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the original notes to qualified institutional buyers in compliance with Rule 144A or non-U.S. persons in compliance with Regulation S under the Securities Act.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the original notes for the exchange notes. We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the original notes as the “exchange offer.”

Resale of Exchange Notes

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you are acquiring such exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of exchange notes; and

•	you are not a broker-dealer and are not engaged in, and do not intend to engage in, the distribution of the exchange notes.

If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

•	cannot rely on such interpretations of the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where that broker-dealer acquired such original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer and accepted by us. Original notes may be tendered only in integral multiples of $1,000, subject to a $2,000 minimum, and untendered original notes may only be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the exchange notes are identical in all material respects to those of the original notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes and with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required payment of liquidated damages in the event we failed to satisfy our registration obligations with respect to the original notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes.

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, $450 million principal amount of original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the original notes. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the SEC rules and regulations. Original notes that are not tendered for exchange in the exchange offer:

•	will remain outstanding,

•	will continue to accrue interest, and,

•	will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, under limited circumstances, the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. We will issue the exchange notes promptly after the expiration of the exchange offer.

If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “The Exchange Offer—Fees and Expenses” for more details about fees and expenses incurred in the exchange offer.

We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on June 10, 2011, unless at our sole discretion we extend the offer.

Extensions, Delay in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. In the event of an extension of the exchange offer, we may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If any of the conditions described below under “The Exchange Offer—Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:

•	to extend the exchange offer,

•	to delay accepting for exchange any original notes, or

•	to terminate the exchange offer.

We will give oral or written notice of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose that amendment by means of a prospectus supplement and we will extend the offer period if necessary so that at least five business days remain in the offer period following notice of the material change. We will distribute the supplement to the registered holders of the original notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.

Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer, if at any time before the expiration date of the exchange offer there is a question as to whether the exchange offer is permitted by applicable law.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	the representations described under “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer notwithstanding the satisfaction of the foregoing, and to reject for exchange any original notes upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the original notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a holder of the original notes as determined by our records or those of the Trustee or DTC may tender original notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC, described below.

To complete a physical tender, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

•	deliver the original notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary—The Exchange Agent” prior to the expiration date.

To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

How to Tender if You Are a Beneficial Owner

If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either:

•	make appropriate arrangements to register ownership of the original notes in your name, or

•	obtain a properly completed bond power from the registered holder of your original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below under “The Exchange Offer—Withdrawal of Tenders” guaranteed by an eligible institution unless the original notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers Are Needed

If a person other than the registered holder of any original notes signs the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the original notes. An eligible institution must guarantee that signature.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

An agent’s message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering original notes that are the subject of such book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against such participant.

Determinations Under the Exchange Offer

We will determine at our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, might be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of transfer of such original notes into the exchange agent’s account at DTC, and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Original Notes Not Accepted or Exchanged

If we do not accept any tendered original notes for exchange for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged original notes without expense to their tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•

you are not engaged in, and do not intend to engage in, and you have no arrangement or understanding with any person to participate in, the distribution of the original notes or the exchange notes within the meaning of the Securities Act;

•	you are not our affiliate, as defined in Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•

if you are a broker-dealer or you are using the exchange offer to participate in the distribution of exchange notes, you agree and acknowledge that you could not under Commission policy, rely on certain no-action letters, and you must comply with the registration and prospectus delivery requirements in connection with a secondary resale transaction.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent, or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•

the tender is made through a member firm of a registered national securities exchange, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange, commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your original notes and the principal amount of original notes tendered,

•	stating that the tender is being made thereby, and

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent’s message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary—The Exchange Agent,” and

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.

Any notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn,

•	identify the original notes to be withdrawn, including the registration number or numbers and the principal amount of such original notes,

•

be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

•	specify the name in which such original notes are to be registered, if different from that of the person who tendered the original notes.

If original notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for the original notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following one of the procedures described under “The Exchange Offer—Procedures for Tendering” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees for the exchange notes,

•	fees and expenses of the exchange agent and the trustee,

•	accounting and legal fees,

•	printing costs, and

•	related fees and expenses.

Transfer Taxes

If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered,

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your original notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. We have no obligation to re-offer to exchange the exchange notes for original notes following the expiration of the exchange offer.

The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any original notes that you continue to hold.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may at our discretion seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

USE OF PROCEEDS

We are making the exchange offer to satisfy our obligations under the original notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered and accepted in the exchange offer will be canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the respective periods. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion deemed representative of the interest factor of rent expense.

	Period from January 1, 2009 through February 5, 2009	Period from February 6, 2009 through December 31, 2009	Twelve Months Ended December 31, 2010	Years Ended December 31,
				2005	2006	2007	2008
Ratio of earnings to fixed charges	2.16x	1.87x	1.02x	2.19x	2.17x	2.07x	1.94x

CAPITALIZATION

The following table presents our consolidated cash and cash equivalents and capitalization as of December 31, 2010 on and includes the sale of the Notes and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with the information contained in “Use of Proceeds” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of December 31, 2010
(in millions)
Cash and equivalents	$37
Short-term debt	$247
PSE long-term debt including current maturities(1)	3,464
Puget Energy long-term debt(2)
Capital expenditure credit facility	258
Term loan	782
6.500% Senior Secured Notes due 2020	450
Equity	3,223

Total Capitalization	$8,424

(1)	Includes PSE’s current maturities of long-term debt of $260 million plus its long-term debt of $3.204 billion.
(2)

Excludes fair value accounting treatment from our financial statements where our long-term debt, comprised of our senior secured credit facility and term loan, is valued at $1.179 billion at December 31, 2010.

SELECTED FINANCIAL INFORMATION

The following tables show selected financial data. This information should be read in conjunction with the Management’s Discussion and Analysis and the audited consolidated financial statements and the related notes included in this prospectus.

SUCCESSOR(2)				PREDECESSOR(2)
PUGET ENERGY SUMMARY OF OPERATIONS (DOLLARS IN THOUSANDS) FOR YEARS ENDED DECEMBER 31	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 - DECEMBER 31, 2009	FEBRUARY 6, 2009 TO DECEMBER 31, 2009	JANUARY 1, 2009 TO FEBRUARY 5, 2009	2008	2007	2006	2005
Operating revenue	$3,122,217	$2,925,148	$2,925,148	$403,713	$3,357,773	$3,220,147	$2,907,063	$2,578,008
Operating income	308,234	474,863	474,863	35,410	382,748	441,034	420,851	390,297
Income from continuing operations	30,311	174,015	174,015	12,756	154,929	184,676	167,224	146,283
Net income	30,311	174,015	174,015	12,756	154,929	184,464	219,216	155,726
Basic earnings per common share from continuing operations	N/A	N/A	N/A	N/A	1.20	1.57	1.44	1.43
Basic earnings per common share	N/A	N/A	N/A	N/A	1.20	1.57	1.89	1.52
Diluted earnings per common share from continuing operations	N/A	N/A	N/A	N/A	1.19	1.56	1.44	1.42
Diluted earnings per common share	N/A	N/A	N/A	N/A	1.19	1.56	1.88	1.51

Dividends per common share	N/A	N/A	N/A	N/A	$1.00	$1.00	$1.00	$1.00
Book value per common share	N/A	N/A	N/A	N/A	17.53	19.45	18.15	17.52

Total assets at year end	$11,929,336	$11,900,140	$11,900,140	$8,594,836	$8,434,102	$7,598,736	$7,066,039	$6,609,951
Long-term debt	4,132,713	3,790,698	3,790,698	2,520,860	2,270,860	2,428,860	2,608,360	2,183,360
Preferred stock subject to mandatory redemption(1)	—	—	—	—	1,889	1,889	1,889	1,889
Junior subordinated notes	250,000	250,000	250,000	250,000	250,000	250,000	—	—
Junior subordinated debentures of the corporation payable to a subsidiary trust holding mandatorily redeemable preferred securities	—	—	—	—	—	—	37,750	237,750
Capital lease obligations	42,603	134,229	134,229	68,293	68,586	22,910	23,043	—

(1)

All outstanding shares of preferred stock of PSE were defeased on February 5, 2009, and redeemed on March 13, 2009. In connection with the merger, Puget Energy and PSE amended in their entirety their respective Articles of Incorporation and preferred stock is no longer authorized.

(2)

All of the operations of Puget Energy are conducted through its subsidiary PSE. “Predecessor” refers to the operations of Puget Energy and PSE prior to the consummation of the merger. “Successor” refers to the operations of Puget Energy and PSE subsequent to the merger. The merger was accounted for in accordance with Financial Accounting Standards Board (FASB) ASC 805. See Note 3 of the notes to the consolidated financial statements for a description of this transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties, such as Puget Energy and PSE objectives, expectations and intentions. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “predicts,” “projects,” “will likely result,” “will continue” and similar expressions are intended to identify certain of these forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Puget Energy’s and PSE’s actual results could differ materially from results that may be anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Forward-Looking Statements” and “Risk Factors” included elsewhere in this report. Except as required by law, neither Puget Energy nor PSE undertakes an obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made in this report and in Puget Energy’s and PSE’s other reports filed with the United States Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect Puget Energy’s and PSE’s business, prospects and results of operations.

Overview

Puget Energy is an energy services holding company and all of its operations are conducted through its subsidiary PSE, a regulated electric and natural gas utility company. PSE is the largest electric and natural gas utility in the state of Washington, primarily engaged in the business of electric transmission, distribution and generation and natural gas distribution. Puget Energy’s business strategy is to generate stable cash flows by offering reliable electric and natural gas service in a cost-effective manner through PSE. On February 6, 2009, Puget Holdings LLC (Puget Holdings) completed its merger with Puget Energy. Puget Holdings is a consortium of long-term infrastructure investors including Macquarie Infrastructure Partners I, Macquarie Infrastructure Partners II, Macquarie Capital Group Limited, Macquarie-FSS Infrastructure Trust, the Canada Pension Plan Investment Board, the British Columbia Investment Management Corporation, and the Alberta Investment Management Corporation. As a result of the merger, Puget Energy is a direct wholly owned subsidiary of Puget Equico LLC (Puget Equico), which is an indirect wholly owned subsidiary of Puget Holdings. Puget Energy accounted for the merger as a business combination and all it assets and liabilities were recorded at fair value as of the merger date. PSE’s basis of accounting continues to be on a historical basis and PSE’s financial statements do not include any purchase accounting adjustments. Puget Energy and PSE are collectively referred to herein as “the Company.”

PSE generates revenue and cash flow primarily from the sale of electric and natural gas services to residential and commercial customers within a service territory covering approximately 6,000 square miles, principally in the Puget Sound region of the state of Washington. To meet customer growth, to replace expiring power contracts and to meet Washington state’s renewable energy portfolio standards, PSE is increasing its energy efficiency programs to reduce the demand for additional energy generation and is pursuing additional renewable energy production resources (primarily wind) and base load natural gas-fired generation. The Company’s external financing requirements principally reflect the cash needs of its construction program, its schedule of maturing debt and certain operational needs. PSE requires access to bank and capital markets to meet its financing needs.

For the year ended December 31, 2010, PSE’s net income was adversely affected by the following five factors: (1) the impact of falling wholesale forward prices of electricity and natural gas on mark-to-market unrealized gains/losses on energy derivative contracts; (2) a decline in electric and natural gas retail and transportation customer sales primarily due to unusually warm temperatures in the Pacific Northwest during the first quarter of 2010 and weak economic conditions; (3) the effect of higher power costs resulting from below average hydrological and wind conditions that negatively impacted PSE’s electric generation; (4) PSE’s general tariff increases approved in April 2010, which were based on historical costs for non-power related items, are insufficient to recover capital and operating costs incurred and are anticipated to incur in the future; and (5) an adjustment in the California wholesale energy sales regulatory asset carrying value of PSE.

NON-GAAP FINANCIAL MEASURES

The following discussion includes financial information prepared in accordance with generally accepted accounting principles (GAAP), as well as return on equity excluding unrealized loss on derivative instruments (net income plus unrealized loss on derivative instruments dividend by average common equity) that is considered a “non-GAAP financial measure.” This measure is a supplemental financial measure that is not prepared in accordance with GAAP. Generally, a non-GAAP financial measure is a numerical measure of a Company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of return on equity excluding unrealized loss on derivative instruments is intended to supplement readers’ understanding of the Company’s operating performance. Return on equity excluding unrealized loss on derivative instrument is used by the Company to determine whether the Company is collecting the appropriate earnings from its customers to allow recovery of investor’s capital. Furthermore, this measure is not intended to replace return on equity (net income dividend by average common equity) as determined in accordance with GAAP as an indicator of operating performance and may not be comparable to similarly titled measures used by other companies.

The Company faced certain challenges during 2010 which caused a significant reduction in the return on equity as compared to other years. The following table presents PSE’s return on equity for 2010:

(DOLLARS IN THOUSANDS)	RETURN ON EQUITY	AVERAGE COMMON EQUITY	PERCENT
Return on equity	$26,095	$3,028,990	0.8%
Plus: Unrealized loss on derivative instruments, after-tax	108,519	3,028,990	3.6%

Return on equity excluding derivative instruments	$134,614	$3,028,990	4.4%

Authorized regulated return on equity(1)			10.1%

(1)	The authorized regulated return on equity was approved by the Washington Commission in its general rate case order which became effective April 8, 2010.

The Company’s 2010 return on equity, excluding derivative instruments, was 4.4%, which is lower than the authorized return on equity due to the following:

•

Electric retail kilowatt sales and natural gas therm sales for the year ended December 31, 2010 declined 2.3% and 1.9%, respectively, as compared to historical averages due to warmer temperatures in the first quarter of 2010 which is one of its highest revenue quarters for the year and, to a lesser extent, the impact of PSE’s residential and commercial customer conservation programs, as well as continued effects of weak economic conditions in the Pacific Northwest.

•

The Pacific Northwest experienced below normal hydrological and wind conditions which adversely impacted PSE’s power costs in the first quarter of 2010. Hydroelectric and wind generation for the year ended December 31, 2010 decreased by 700,511 MWhs, or 11.8%, as compared to historical averages. As a result, PSE’s power costs in excess of the baseline rate was $29.2 million due to purchasing or generating higher cost electricity to replace the decrease in generation from hydroelectric and wind generating projects.

•

PSE had requested electric and natural gas rate increases of $110.3 million and $27.2 million, respectively in 2009. The Washington Commission approved general rate case increases of $74.1 million and $18.3 million for electric and natural gas customers, respectively which were effective April 8, 2010. The difference between the allowed and requested increases included a rate of return with a lower equity return and lower equity component then requested, in addition to stricter interpretation of proforma adjustments from what was previously allowed.

•

As a result of the Washington Commission order of May 20, 2010, PSE adjusted the carrying value of its California wholesale energy sales regulatory asset in the second quarter of 2010 by $17.8 million pre-tax (from $21.1 million to $3.3 million), which impacted wholesale energy sales.

Factors and Trends Affecting PSE’s Performance. PSE’s regulatory requirements and operational needs require the investment of substantial capital in 2011 and future years. Because PSE intends to seek recovery of such investments through the regulatory process, its financial results depend heavily upon favorable outcomes from that process. Further, PSE’s financial performance is heavily influenced by general economic conditions in its service territory, which affect customer growth and use-per-customer and thus utility sales, as well as by its customers’ conservation investments, which also tend to reduce energy sales. The principal business, economic and other factors that affect PSE’s operations and financial performance include:

•	The rates PSE is allowed to charge for its services;

•	PSE’s ability to recover fixed costs that are included in rates which are based on volume;

•	Weather conditions, including snow-pack affecting hydrological conditions;

•	Demand for electricity and natural gas among customers in PSE’s service territory;

•	Regulatory decisions allowing PSE to recover costs, including purchased power and fuel costs, on a timely basis;

•	PSE’s ability to supply electricity and natural gas, either through company-owned generation, purchase power contracts or by procuring natural gas or electricity in wholesale markets;

•	Availability and access to capital and the cost of capital;

•

Regulatory compliance costs, including those related to new and developing federal regulations of electric system reliability, state regulations of natural gas pipelines and federal, state and local environmental laws and regulations;

•	The impact of energy efficiency programs on sales and margins;

•	Wholesale commodity prices of electricity and natural gas; and

•	Increasing depreciation and related property taxes.

Regulation of PSE Rates and Recovery of PSE Costs. The rates that PSE is allowed to charge for its services is an important item influencing its financial condition, results of operations and liquidity. PSE is highly regulated and the rates that it charges its retail customers are determined by the Washington Commission. The Washington Commission determines these rates based, to a large extent, on historic test year costs plus weather normalized assumptions about hydroelectric conditions and power costs in the relevant rate year. Incremental customer growth and sales typically do not provide sufficient revenue to cover year-to-year cost growth, thus rate increases are required. If, in a particular rate year, PSE’s costs are higher than what is allowed to be recovered in rates, revenue may not be sufficient to permit PSE to earn its allowed return. In addition, the Washington Commission determines whether expenses and investments are reasonable and prudent in providing electric and natural gas service. If the Washington Commission determines that part of PSE’s costs do not meet the standard applied, those costs may be disallowed partially or entirely and not recovered in rates.

Weather Conditions. Weather conditions in PSE’s service territory have a significant impact on customer energy usage, affecting PSE’s revenue and energy supply expenses. PSE’s operating revenue and associated energy supply expenses are not generated evenly throughout the year. While both PSE’s electric and natural gas sales are generally greatest during winter months, variations in energy usage by customers occur from season to season and from month to month within a season, primarily as a result of weather conditions. PSE normally experiences its highest retail energy sales and, subsequently, higher power costs during the winter heating season in the first and fourth quarters of the year and its lowest sales in the third quarter of the year. Varying wholesale electric prices and the amount of hydroelectric energy supplies available to PSE also make quarter-to-quarter comparisons difficult. PSE reported lower customer usage for the year ended December 31, 2010 primarily due to warmer temperatures in the Pacific Northwest during the first quarter of 2010 as compared to the same period in 2009. The average temperature during the first quarter of 2010 was 46.8 degrees, or 6.2 degrees warmer than the same period in 2009. As a result of the warmer first quarter of 2010, heating degree days (difference in average daily temperature compared to 65 degrees) for the year ended December 31, 2010 were 7.1% lower than the same period in 2009.

Customer Demand. PSE expects the number of natural gas customers to grow at rates slightly above electric customers. Both residential electric and natural gas customers are expected to continue a long-term trend of slow decline of energy usage based on continued energy efficiency improvements and the effect of higher retail rates. The effects of the current recession on Washington’s economy have exacerbated a decline in customer usage throughout 2010.

Access to Debt Capital. PSE relies on access to bank borrowings and short-term money markets as sources of liquidity and longer-term debt markets to fund its utility construction program, to meet maturing debt obligations and other capital expenditure requirements not satisfied by cash flow from its operations or equity investment from its parent, Puget Energy. Neither Puget Energy nor PSE have any debt outstanding whose maturity would accelerate upon a credit rating downgrade. However, a ratings downgrade could adversely affect the company’s ability to renew existing, or obtain access to new credit facilities and could increase the cost of such facilities. For example, under Puget Energy’s and PSE’s credit facilities, both of which expire in 2014, the borrowing costs and commitment fees increase as their respective credit ratings decline. If PSE is unable to access debt capital on reasonable terms, its ability to pursue improvements or acquisitions, including generating capacity, which may be relied on for future growth and to otherwise implement its strategy, could be adversely affected. PSE monitors the credit environment and expects to continue to be able to access the capital markets to meet its short-term and long-term borrowing needs.

Regulatory Compliance Costs and Expenditures. PSE’s operations are subject to extensive federal, state and local laws and regulations. Such regulations cover electric system reliability, gas pipeline system safety and energy market transparency, among other areas. Environmental laws and regulations related to air and water quality (including climate change), endangered species protection, waste handling and disposal (including generation byproducts such as coal ash), remediation of contaminate and sitting new facilities also impact the Company’s operations. PSE must spend significant amounts fulfilling requirements by regulatory agencies, many of which have greatly expanded mandates, and on measures including, but not limited to, resource planning, remediation, monitoring, pollution control equipment and emissions-related abatement and fees in order to comply with these regulatory requirements.

Compliance with these or other future regulations, such as those pertaining to climate change and generation by products could require significant capital expenditures by PSE and may adversely affect PSE’s financial position, results of operations, cash flows and liquidity.

OTHER CHALLENGES AND STRATEGIES

Energy Supply. As noted in PSE’s Integrated Resource Plan (IRP) filed with the Washington Commission, PSE projects future energy needs will exceed current resources from long-term power purchase agreements and Company-controlled power resources. The IRP identifies reductions in contractual supplies of energy and capacity available under certain long-term power purchase agreements, requiring replacement of supplies to meet projected demands. Therefore, PSE’s IRP sets forth a multi-part strategy of implementing energy efficiency programs and pursuing additional renewable resources (primarily wind) and additional base load natural gas-fired generation to meet the growing needs of its customers. If PSE cannot acquire needed energy supply resources at a reasonable cost, it may be required to purchase additional power in the open market at a cost that could, in the absence of regulatory relief, significantly increase its expenses and reduce earnings and cash flows.

Infrastructure Investment. PSE is investing in its utility infrastructure and customer service functions in order to meet regulatory requirements, serve customers’ energy needs and replace aging infrastructure. These investments and operating requirements give rise to significant growth in depreciation and operating expense which are not recovered through the ratemaking process in a timely manner. This “regulatory lag” is expected to continue for the foreseeable future.

Operational Risks Associated With Generating Facilities. PSE owns and operates coal, natural gas-fired, hydroelectric, wind-powered and oil-fired generating facilities. Operation of electric generating facilities involves risks that can adversely affect energy output and efficiency levels, including facility shutdowns due to equipment and process failures or fuel supply interruptions. PSE does not have business interruption insurance coverage to cover replacement power costs.

Energy Efficiency Related Lost Sales Margin. PSE’s sales, margins, earnings and cash flow are adversely affected by its energy efficiency programs, many of which are mandated by law. The Company is evaluating strategies and other means to reduce or eliminate these adverse financial effects.

Markets For Intangible Power Attributes. The Company is actively engaged in monitoring the development of the commercial markets for such intangible power attributes as renewable energy credits and carbon financial instruments. The Company supports the development of regional and national markets for such products that are free, open, transparent and liquid.

Results of Operations

All the operations of Puget Energy are conducted through its subsidiary PSE. “Predecessor” refers to the operations of Puget Energy and PSE prior to the consummation of the merger on February 6, 2009. “Successor” refers to the operations of Puget Energy and PSE subsequent to the merger. Puget Energy accounted for the merger as a business combination and all its assets and liabilities were recorded at fair value as of the merger date with the remaining consideration recorded as goodwill. The fair values of assets are being amortized over their estimated useful lives in a manner that best reflects the economic benefits derived from such assets. Goodwill is not amortized, but is subject to impairment testing on an annual basis. Such adjustments to fair value and the allocation of purchase price between identifiable intangibles and goodwill will have an impact on Puget Energy’s expenses and profitability.

Puget Energy’s net income for the years ended December 31, 2010, 2009 and 2008 was as follows:

PUGET ENERGY

CONSOLIDATED STATEMENTS OF INCOME

(DOLLARS IN THOUSANDS)	SUCCESSOR		PREDECESSOR
BENEFIT/(EXPENSE)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	2009 COMBINED	2010-2009 PERCENT CHANGE	YEAR ENDED DECEMBER 31, 2008	2009-2008 PERCENT CHANGE
PSE net income	$26,095	$127,641	$31,611	$159,252	(83.6)%	$162,736	(2.1)%
Other operating revenue	—	361	—	361	*	—	*
Purchased electricity	578	529	—	529	9.3	—	*
Net unrealized gain on derivative instruments	112,858	151,481	—	151,481	(25.5)	—	*
Non-utility expense and other	(12,793)	(2,249)	(4)	(2,253)	*	(380)	*
Merger and related costs	—	(2,731)	(20,416)	(23,147)	*	(9,252)	*
Depreciation and amortization	—	167	—	167	*	—	*
Charitable contribution expense	—	(5,000)	—	(5,000)	*	—	*
Other income	43	—	—	—	*	—	*
Unhedged interest rate derivative expense	(7,955)	—	—	—	*	—	*
Interest expense(1)	(86,156)	(71,250)	25	(71,225)	21.0	851	*
Income tax benefit (expense)	(2,359)	(24,934)	1,540	(23,394)	(89.9)	974	*

Puget Energy net income	$30,311	$174,015	$12,756	$186,771	(83.8)%	$154,929	20.6%

*	Not meaningful
(1)	Puget Energy’s interest expense includes elimination adjustments of intercompany interest on short-term debt.

2010 COMPARED TO 2009

SUMMARY RESULTS OF OPERATIONS

Puget Energy’s net income for 2010 was $30.3 million with operating revenue of $3.1 billion as compared to net income of $186.8 million with operating revenue of $3.3 billion for 2009. The following are significant factors that impacted Puget Energy’s net income which are not included in PSE’s discussion:

Net unrealized gain on derivative instruments decreased $38.6 million for the year ended December 31, 2010, as compared to the same period in 2009, as a result of the required recognition of all contracts at fair value as part of purchase accounting, including derivative contracts previously designated as Normal Purchase Normal Sale (NPNS). Certain of these contracts were subsequently redesignated as NPNS. The unrealized gain represents the change in fair value of derivative contracts.

Non-utility expense and other costs increased $10.5 million for the year ended December 31, 2010, as compared to the same period in 2009, due primarily to the write down of SO2 emissions allowance inventory of $7.9 million.

Merger and related costs decreased $23.1 million for the year ended December 31, 2010, as compared to the same period in 2009, due to one-time merger related costs of compensation triggered by Puget Energy’s change of control, excise taxes and financial advisor fees.

Unhedged interest rate derivative expense increased $8.0 million for the year ended December 31, 2010, as compared to the same period in 2009, due to the de-designation of interest rate swaps associated with the portion of the term-loan that was paid off on December 6, 2010.

Charitable contribution expense decreased $5.0 million for the year ended December 31, 2010, as compared to the same period in 2009, due to a charitable contribution to the PSE Foundation in 2009.

Interest expense increased $14.9 million for the year ended December 31, 2010, as compared to the same period in 2009. The increase was primarily due to the write-down of unamortized loan issuance costs associated with the portion of the term-loan paid off on December 6, 2010, business combination fair value amortization adjustments related to PSE’s long-term debt and deferred debt costs.

Income tax expense decreased $21.0 million for the year ended December 31, 2010, as compared to the same period in 2009, primarily due to a decrease in pre-tax income combined with a decrease in the effective tax rate.

2009 COMPARED TO 2008

SUMMARY RESULTS OF OPERATIONS

Puget Energy’s net income for 2009 was $186.8 million with operating revenue of $3.3 billion as compared to net income of $154.9 million with operating revenue of $3.4 billion for the same period in 2008. The following are significant factors that impacted Puget Energy’s net income which are not included in PSE’s discussion:

Net unrealized gain on derivative instruments increased $151.5 million for the year ended December 31, 2009, as compared to the same period in 2008, as a result of the required recognition of all contracts at fair value as part of purchase accounting, including derivative contracts previously designated as NPNS. Certain of these contracts were subsequently redesignated as NPNS. The unrealized gain represents the change in fair value of derivative contracts.

Merger and related costs increased $13.8 million for the year ended December 31, 2009, as compared to the same period in 2008, due to the merger of Puget Energy with Puget Holdings. These costs were primarily related to real estate, excise taxes, legal fees, transaction advisory services and stock options.

Non-utility expense and other costs increased $2.6 million for the year ended December 31, 2009, as compared to the same period in 2008, due to pension and postretirement plan costs as a result of purchase accounting related to the merger.

Charitable contribution expense increased $5.0 million for the year ended December 31, 2009, as compared to the same period in 2008, due to a charitable contribution to the PSE Foundation.

Interest expense increased $72.1 million for the year ended December 31, 2009, as compared to the same period in 2008, primarily due to the term-loan and credit facility fees related to the merger on February 6, 2009, which contributed $80.2 million. Offsetting this increase were the business combination fair value amortization of PSE’s fair value debt, PSE’s deferred debt costs, and PSE treasury locks, which contributed $8.6 million.

Income tax expense increased $24.3 million for the year ended December 31, 2009, as compared to the same period in 2008 due to an increase in pre-tax income combined with an increase in the effective tax rate. The effective tax rate increase was attributable primarily to non-deductible merger transaction costs.

CAPITAL EXPENSES AND LIQUIDITY

CAPITAL REQUIREMENTS

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following are PSE’s and Puget Energy’s aggregate contractual obligations and commercial commitments as of December 31:

	PAYMENTS DUE PER PERIOD
CONTRACTUAL OBLIGATIONS (DOLLARS IN THOUSANDS)	TOTAL	2011	2012 – 2013	2014 – 2015	THEREAFTER
Energy purchase obligations(1)	$5,003,929	$1,052,381	$1,419,935	$997,065	$1,534,548
Long-term debt including interest(2)	8,174,031	461,579	412,512	557,738	6,742,202
Short-term debt including interest(7),(8)	269,598	269,598	—	—	—
Service contract obligations(3)	417,794	85,210	147,761	124,699	60,124
Non-cancelable operating leases(4)	134,938	11,870	26,847	24,891	71,330
Pension and other benefits funding and payments(5)	18,096	6,457	2,798	2,522	6,319

Total PSE contractual cash obligations	$14,018,386	$1,887,095	$2,009,853	$1,706,915	$8,414,523

Long-term debt, including interest(6)	1,937,073	79,485	159,108	1,103,592	594,888
Puget Energy capital leases(4)	42,603	42,603	—	—	—
Less: Inter-company short-term debt and interest elimination(7)	(22,598)	(22,598)	—	—	—

Total Puget Energy contractual cash obligations	$15,975,464	$1,986,585	$2,168,961	$2,810,507	$9,009,411

(1)

Energy purchase contracts were entered into as part of PSE’s obligation to serve retail electric and natural gas customers’ energy requirements. As a result, costs are generally recovered either through base retail rates or adjustments to retail rates as part of the power and natural gas cost adjustment mechanisms.

(2)

For individual long-term debt maturities, see Note 8 to the consolidated financial statements included in Item 8 of this report. For Puget Energy the amount above excludes the fair value adjustments related to the merger.

(3)

Represents operational agreements, settlements and other contractual obligations with respect to generation, transmission and distribution facilities. These costs are generally recovered through base retail rates.

(4)	For additional information, see Note 12 to the consolidated financial statements included in Item 8 of this report.
(5)	Pension and other benefit expected contributions represent PSE’s estimated cash contributions to the pension plan through 2015.
(6)

As of December 31, 2010, Puget Energy had fully drawn on a five-year term-loan with a balance of $782.0 million and incurred a $258.0 million draw under its $1.0 billion Puget Energy capital expenditure facility.

(7)	As of December 31, 2010, PSE has a revolving credit facility with Puget Energy in the form of a promissory note to borrow up to $30.0 million of which $22.6 million was drawn.
(8)

As of December 31, 2010, PSE had credit facilities totaling $1.15 billion of which $259.6 million had been drawn. These facilities consisted of $400.0 million to fund operating expenses, $400.0 million to fund capital expenditures and $350.0 million to support energy and natural gas hedging. In addition, a $12.6 million letter of credit was outstanding under the $400.0 million hedging facility.

The following are PSE’s and Puget Energy’s aggregate availability under commercial commitments as of December 31:

COMMERCIAL COMMITMENTS (DOLLARS IN THOUSANDS)	AMOUNT OF AVAILABLE COMMITMENTS EXPIRATION PER PERIOD
	TOTAL	2011	2012 – 2013	2014 – 2015	THEREAFTER
PSE working capital facility(1)	$387,352	$—	$—	$387,352	$—
PSE capital expenditures facility(1)	153,000	—	—	153,000	—
PSE energy hedging facility(1)	350,000	—	—	350,000	—
Inter-company short-term interest and debt(2)	7,402	7,402	—	—	—

Total PSE commercial commitments	$897,754	$7,402	$—	$890,352	$—

Puget Energy capital expenditures facility(3)	742,000	—	—	742,000	—
Less: Inter-company short-term interest and debt elimination(2)	(7,402)	(7,402)	—	—	—

Total Puget Energy commercial commitments	$1,632,352	$—	$—	$1,632,352	$—

(1)

As of December 31, 2010, PSE had credit facilities totaling $1.15 billion of which $259.6 million had been drawn. These facilities consisted of $400.0 million to fund operating expenses, $400.0 million to fund capital expenditures and $350.0 million to support energy and natural gas hedging. In addition, a $12.6 million letter of credit was outstanding under the $400.0 million hedging facility.

(2)	As of December 31, 2010, PSE has a revolving credit facility with Puget Energy in the form of a promissory note to borrow up to $30.0 million of which $22.6 million was drawn.
(3)

As of December 31, 2010, Puget Energy had fully drawn on a five-year term-loan with a balance of $782.0 million and incurred a $258.0 million draw under its $1.0 billion Puget Energy capital expenditure facility.

CAPITAL RESOURCES

CASH FROM OPERATIONS

PUGET ENERGY

Cash generated from operations for the year ended December 31, 2010 was $865.9 billion, a decrease of $202.4 million from the $1.1 billion generated in 2009. The decrease included $144.9 million from the cash provided by the operating activities of PSE other factors contributing to the decrease included the following:

•

As a result of the merger, $371.6 million in derivative settlement payments were reclassified to financing activities during the year ended 2010 compared to $524.4 million during the same period in 2009, resulting in a decrease in operating cash flows of $152.8 million. These contracts represent proceeds received from derivative instruments that included financing elements at the merger date.

•	Puget Energy made $89.5 million less net payments on accounts payable during the year ended 2010 compared to the year ended 2009, causing an increase in cash from operations.

FINANCING PROGRAM

The Company’s external financing requirements principally reflect the cash needs of its construction program, its schedule of maturing debt and certain operational needs. The company anticipates refinancing the redemption of bonds or other long term borrowings with its credit facilities and/or the issuance of new long-term debt. Access to funds depends upon factors such as Puget Energy’s and PSE’s credit ratings, prevailing interest rates and investor receptivity to investing in the utility industry Puget Energy and PSE.

CREDIT FACILITIES AND COMMERCIAL PAPER

Proceeds from PSE’s short-term borrowings and sales of commercial paper are used to provide working capital and the interim funding of utility construction programs. Puget Energy and PSE continue to have reasonable access to the capital and credit markets.

As of December 31, 2010 and 2009, PSE had $247.0 million and $105.0 million in short-term debt outstanding, respectively, exclusive of the demand promissory note with Puget Energy. Outside of the consolidation of PSE’s short-term debt, Puget Energy had no short-term debt outstanding in either year as borrowing under its credit facilities are classified as long-term. PSE’s weighted-average interest rate on short-term debt, including borrowing rate, commitment fees and the amortization of debt issuance costs, during 2010 and 2009 was 5.11%, and 3.59%, respectively. As of December 31, 2010, PSE and Puget Energy had several committed credit facilities that are described below.

PUGET ENERGY CREDIT FACILITIES

Effective with the close of the merger on February 6, 2009, Puget Energy entered into a $1.225 billion five-year term loan and a $1.0 billion credit facility for funding capital expenditures. On December 6, 2010, Puget Energy issued $450.0 million of senior secured notes. The net proceeds of $443.0 million from these notes were used to repay a portion of the $1.225 billion five-year term-loan. Concurrent with the repayment of the term-loan, Puget Energy expensed $7.2 million of the loan’s unamortized discount and issuance costs. As of December 31, 2010, Puget Energy had fully drawn the five-year term-loan which had a remaining outstanding balance of $782.0 million and had drawn $258.0 million under the $1.0 billion facility. The term loan and facility mature in February 2014. These credit agreements contain usual and customary affirmative and negative covenants which are similar to PSE’s credit facilities. Puget Energy’s credit agreements contain financial covenants based on the following three ratios: cash flow interest coverage, cash flow to net debt outstanding and debt service coverage (cash available for debt service to borrower interest), each as specified in the facilities. Puget Energy certifies its compliance with these covenants each quarter. As of December 31, 2010, Puget Energy was in compliance with all applicable covenants.

In May 2010, Puget Energy’s credit facilities were amended, in part, to include a provision for the sharing of collateral with future note holders when notes are issued to repay and reduce the size of the credit facilities.

These facilities contain similar terms and conditions and are syndicated among numerous committed lenders. The agreements provide Puget Energy with the ability to borrow at different interest rate options and include variable fee levels. Borrowings may be at the banks’ prime rate or at floating rates based on LIBOR plus a spread based upon Puget Energy’s credit rating. Puget Energy must also pay a commitment fee on the unused portion of the $1.0 billion facility. The spreads and the commitment fee depend on Puget Energy’s credit ratings. As of the date of this report, the spread over prime rate is 1.25%, the spread to the LIBOR is 2.25% and the commitment fee is 0.84%. In February 2011, Puget Energy borrowed an additional $175.0 million under the $1.0 billion credit facility.

New Legislation on Derivative Contracts In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law. The new legislation established a framework for the regulation of certain over-the-counter derivative contracts which are used for hedging and trading. The legislation could expand collateral requirements of derivative contracts which may make it more costly for companies. The Company is evaluating the new legislation to determine its impact, if any, on the Company’s hedging program, results of operations and liquidity. The Company will not know the full impact of the new legislation until the regulations are finalized.

DIVIDEND PAYMENT RESTRICTIONS

The payment of dividends by PSE to Puget Energy is restricted by provisions of certain covenants applicable to long-term debt contained in PSE’s electric and natural gas mortgage indentures. At December 31, 2010, approximately $416.7 million of unrestricted retained earnings was available for the payment of dividends under the most restrictive mortgage indenture covenant.

Beginning February 6, 2009, pursuant to the terms of the Washington Commission merger order, PSF may not declare or pay dividends if PSE’s common equity ratio, calculated on a regulatory basis, is 44.0% or below except to the extent a lower equity ratio is ordered by the Washington Commission. Also, pursuant to the merger order, PSE may not declare or make any distribution unless on the date of distribution PSE’s corporate credit/issuer rating is investment grade, or, if its credit ratings are below investment grade, PSE’s ratio of Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) to interest expense for the most recently ended four fiscal quarter periods prior to such date is equal to or greater than three to one. The common equity ratio, calculated on a regulatory basis, was 46.5% at December 31, 2010 and the EBITDA to interest expense was 3.9 to one.

PSE’s ability to pay dividends is also limited by the terms of its credit facilities, pursuant to which, PSE is not permitted to pay dividends during any Event of Default, or if the payment would result in an Event of Default, (as defined in the facilities), such as failure to comply with certain financial covenants.

Puget Energy’s ability to pay dividends is also limited by the merger order issued by the Washington Commission as well as by the terms of its credit facilities. Pursuant to the merger order, Puget Energy may not declare or make a distribution unless on such date Puget Energy’s ratio of consolidated EBITDA to consolidated interest expense for the four most recently ended fiscal quarters prior to such date is equal to or greater than two to one. At December 31, 2010, the EBITDA to interest expense was 2.7 to one. In accordance with terms of the Puget Energy credit facilities, Puget Energy is limited to paying a dividend within an eight business day period that begins seven business days following the delivery of quarterly or annual financial statements to the facility agent. Puget Energy is not permitted to pay dividends during any Event of Default, or if the payment would result in an Event of Default, (as defined in the facilities), such as failure to comply with certain financial covenants. In addition, in order to declare or pay unrestricted dividends, Puget Energy’s interest coverage ratio may not be less than 1.5 to one and its cash flow to net debt outstanding ratio may not be less than 8.25% for the 12 months ending each quarter-end. Puget Energy is also subject to other restrictions, such as a “lock up” provision that, in certain circumstances, such as failure to meet certain cash flow tests, may further restrict Puget Energy’s ability to pay dividends.

At December 31, 2010, the Company was in compliance with all applicable covenants, including those pertaining to the payment of dividends.

DEBT RESTRICTIVE COVENANTS

The type and amount of future long-term financing for Puget Energy and PSE are limited by provisions in their credit agreements, restated articles of incorporation and PSE’s mortgage indentures. Under its credit agreements, Puget Energy is generally limited to permitted refinancings and borrowings under its credit facilities and by restrictions placed upon its subsidiaries. One such restriction limits PSE’s long-term debt issuances to not exceed $500.0 million per year, plus any amount needed to refinance maturing bonds. Unused amounts under this limitation may be carried forward into future years. Puget Energy’s facilities contain a provision whereby additional capital expenditure loans up to $750.0 million may, under certain conditions, be made available after the $1.0 billion capital expenditure commitment has been fully borrowed.

PSE’s ability to issue additional secured debt may be limited by certain restrictions contained in its electric and natural gas mortgage indentures. Under the most restrictive tests, at December 31, 2010, PSE could issue:

•

approximately $1.4 billion of additional first mortgage bonds under PSE’s electric mortgage indenture based on approximately $2.3 billion of electric bondable property available for issuance, subject to an interest coverage ratio limitation of 2.0 times net earnings available for interest (as defined in the electric utility mortgage), which PSE exceeded at September 30, 2010; and

•	approximately $168.0 million of additional first mortgage bonds under PSE’s natural gas mortgage indenture based on approximately $280.0 million of gas bondable property available for issuance, subject to a combined gas and electric interest coverage test of 1.75 times net earnings available for interest and a gas interest coverage test of 2.0 times net earnings available for interest (as defined in the natural gas utility mortgage, both of which PSE exceeded at December 31, 2010).

At December 31, 2010, PSE had approximately $5.7 billion in electric and natural gas ratebase to support the interest coverage ratio limitation test for net earnings available for interest.

Shelf Registrations and Long-Term Debt Activity

On December 6, 2010, Puget Energy issued $450.0 million of senior secured notes. The notes have a term of ten years and an interest rate of 6.5%. The notes are secured by an interest in substantially all of Puget Energy’s assets, which consists mainly of all the issued and outstanding stock of PSE and the stock of Puget Energy held by Puget Equico. The notes contain a change of control provision pursuant to which holders of the notes may have the right to require Puget Energy to repurchase all or any part of the notes at a purchase price in cash equal to 101.0% of the principal amount of the notes, plus accrued and unpaid interest. Net proceeds from the issue of the notes were used to repay a portion of the $1.225 billion Puget Energy five-year term-loan.

DESCRIPTION OF BUSINESS

GENERAL

Puget Energy, Inc. (Puget Energy) is an energy services holding company incorporated in the state of Washington in 1999. All of its operations are conducted through its subsidiary, Puget Sound Energy, Inc. (PSE), a utility company.

Puget Energy has no significant assets other than the stock of PSE.

On February 6, 2009, Puget Holdings LLC (Puget Holdings) completed its merger with Puget Energy. Puget Holdings is a consortium of long-term infrastructure investors including Macquarie Infrastructure Partners I, Macquarie Infrastructure Partners II, Macquarie Capital Group Limited, Macquarie-FSS Infrastructure Trust, the Canada Pension Plan Investment Board, the British Columbia Investment Management Corporation and the Alberta Investment Management Corporation. As a result of the merger, Puget Energy is the direct wholly owned subsidiary of Puget Equico LLC (Puget Equico), which is an indirect wholly owned subsidiary of Puget Holdings. Puget Energy and PSE are collectively referred to herein as “the Company.”

CORPORATE STRATEGY

Puget Energy is the direct parent company of PSE, the oldest and largest electric and natural gas utility headquartered in the state of Washington, primarily engaged in the business of electric transmission, distribution, generation and natural gas distribution. Puget Energy’s business strategy is to generate stable earnings and cash flow by offering reliable electric and natural gas service in a cost-effective manner through PSE.

PUGET SOUND ENERGY, INC.

PSE is a public utility incorporated in the state of Washington in 1960. PSE furnishes electric and natural gas service in a territory covering approximately 6,000 square miles, principally in the Puget Sound region.

The following table presents the number of PSE customers as of December 31, 2010 and 2009:

	ELECTRIC			GAS
	DECEMBER 31		PERCENT CHANGE	DECEMBER 31		PERCENT CHANGE
	2010	2009		2010	2009
Customers:(1)
Residential	954,898	949,889	0.5%	696,988	691,850	0.7%
Commercial	118,706	118,422	0.2	53,981	54,320	(0.6)
Industrial	3,637	3,679	(1.1)	2,498	2,533	(1.4)
Other	3,451	3,430	0.6	169	150	12.7

Total	1,080,692	1,075,420	0.5%	753,636	748,853	0.6%

(1)	At December 31, 2010 approximately 376,300 customers purchased both electricity and natural gas from PSE.

During 2010, PSE’s billed retail and transportation revenue from electric utility operations were derived 52.9% from residential customers, 41.1% from commercial customers, 5.1% from industrial customers and 0.9% from other customers. PSE’s retail revenue from natural gas utility operations were derived 65.1% from residential customers, 30.2% from commercial customers, 3.3% from industrial customers and 1.4% from transportation customers in 2010. During this period, the largest customer accounted for approximately 1.7% of PSE’s operating revenue.

PSE is affected by various seasonal weather patterns and therefore, utility revenues and associated expenses are not generated evenly during the year. Energy usage varies seasonally and monthly, primarily as a result of weather conditions. PSE experiences its highest retail energy sales in the first and fourth quarters of the year. Sales of electricity to wholesale customers also vary by quarter and year depending principally upon fundamental market factors and weather conditions. PSE has a Purchased Gas Adjustment (PGA) mechanism in retail natural gas rates to recover variations in natural gas supply and transportation costs. PSE also has a Power Cost Adjustment (PCA) mechanism in retail electric rates to recover variations in electricity costs on a shared basis with customers.

EMPLOYEES

At December 31, 2009, Puget Energy had no employees and PSE had approximately 2,800 full-time employees. Approximately 1,230 PSE employees are represented by the United Association of Plumbers and Pipefitters (UA) and the International Brotherhood of Electrical Workers Union (IBEW). The current contracts with the UA and the IBEW expire September 30, 2013 and March 31, 2014, respectively.

CORPORATE LOCATION

Puget Energy’s and PSE’s principal executive offices are located at 10885 NE 4th Street, Suite 1200, Bellevue, Washington 98004 and the telephone number is (425) 454-6363.

REGULATION AND RATES

PSE is subject to the regulatory authority of: (1) the Federal Energy Regulatory Commission (FERC) with respect to the transmission of electricity, the sale of electricity at wholesale, accounting and certain other matters; and (2) the Washington Utilities and Transportation Commission (Washington Commission) as to retail rates, accounting, the issuance of securities and certain other matters. PSE also must comply with mandatory electric system reliability standards developed by the North American Electric Reliability Corporation (NERC), the electric reliability organization certified by the FERC, which standards are enforced by the Western Electricity Coordinating Council in PSE’s operating territory.

ENVIRONMENT

PSE’s operations, including generation, transmission, distribution, service and storage facilities, are subject to environmental laws and regulations by federal, state and local authorities. The primary areas of environmental law that have the potential to most significantly impact PSE’s operations and costs include:

AIR AND CLIMATE CHANGE PROTECTION

PSE owns numerous thermal generation facilities, including seven natural gas plants and an ownership percentage of a coal plant in Colstrip, Montana (Colstrip). All these facilities are governed by the Clean Air Act (CAA) and all have CAA Title V operation permits that must be renewed every five years. These facilities also emit greenhouse gases (GHGs), and thus are also subject to any current or future GHG or climate change legislation or regulation. Colstrip represents PSE’s most significant source of GHG emissions.

SPECIES PROTECTION

PSE owns three hydroelectric plants and three wind farms and numerous miles of above ground electric distribution and transmission lines which can be impacted by laws related to species protection. A number of species of fish have been listed as threatened or endangered under the Endangered Species Act (ESA), which influences hydroelectric operations, and may affect PSE operations, potentially representing cost exposure and operational constraints. Similarly, there are a number of avian and terrestrial species that have been listed as threatened or endangered under the ESA or are protected by the Migratory Bird Act. Designations of protected species under these two laws have the potential to influence operation of our wind farms and above ground transmission and distribution systems.

REMEDIATION OF CONTAMINATION

PSE and its predecessors are responsible for environmental remediation at various contaminated sites. These include properties currently and formerly owned by PSE, as well as third party owned properties in which hazardous substances were generated or released. Cleanup laws PSE may be subject to primarily include the Comprehensive Environmental Response, Compensation and Liability Act (federal) and the Model Toxics Control Act (state). These laws may hold liable any current or past owner, or operator of a contaminated site, as well as, any generator, arranger or disposer regulated substances.

HAZARDOUS AND SOLID WASTE AND PCB HANDLING AND DISPOSAL

Related to certain operations, including power generation and transmission and distribution maintenance, PSE must handle and dispose of certain hazardous and solid wastes, as well as, PCB contaminated wastes. These actions are regulated by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (federal), the Toxic Substances Control Act (federal), and the dangerous waste regulations (state) that impose complex requirements on handling and disposing of regulated substances.

WATER PROTECTION

PSE facilities that discharge wastewater or storm water, or store bulk petroleum products are governed by the Clean Water Act (federal and state) which includes the Oil Pollution Act amendments. This includes most all generation facilities (all of which have water discharges and some of which have bulk fuel storage), and due to recent changes in state storm water regulations also includes many other facilities and construction projects depending on drainage, facility or construction activities, and chemical, petroleum and material storage.

SITING NEW FACILITIES

In siting new generation, transmission or distribution, PSE is subject to the State Environmental Policy Act, and may be subject to the federal National Environmental Policy Act, if there is a federal nexus, as well as, other local siting and zoning ordinances. These requirements may potentially require mitigation of environmental impacts to the fullest extent possible as well as other measures that can add significant cost to new facilities.

RECENT AND FUTURE ENVIRONMENTAL LAW AND REGULATION

Recent and future environmental law and regulations may be imposed at a federal, state or local level and may have a significant impact on cost of PSE operations. PSE monitors legislative and regulatory developments for environmental issues with the potential to alter the operation and cost of our generation plants, transmission and distribution system, and other assets. Recent, pending and potential future environmental law and regulations with the most significant potential impacts to PSE’s operations and costs are described below.

CLIMATE CHANGE AND GREENHOUSE GAS EMISSIONS

PSE recognizes the growing concern that increased atmospheric concentrations of GHG contribute to climate change. PSE believes that climate change is an important issue that requires careful analysis and considered responses. A climate policy continues to evolve at the state and federal levels and PSE remains involved in state, regional and federal policymaking activities. PSE will continue to monitor the development of any climate change or climate change related air emission reduction initiative at the state and western regional level. PSE will also consider the impact of any future legislation or new government regulation on the cost of generation in its IRP process.

Most recent definitive federal legislative activity on climate change occurred in June 2009; the United States House of Representatives passed H.R. 2454, the American Clean Energy and Security Act. The bill implements a cap-and-trade system of allowances to reduce GHG emissions 17.0% below 2005 levels by 2020, reaching an eventual target of 83.0% below 2005 levels by 2050. However, the 111th Congress ended without enacting any major law to limit or reduce GHG emissions.

Recent federal climate change regulation includes the Tailoring Rule, which became effective January 2, 2011, sets permit levels for GHG emissions in two phases for power plants and other large stationary sources. The ruling limits the amount of GHG emissions a facility can emit by requiring installment of Best Available Control Technology (BACT). Phase I requires existing facilities that emit more than 100,000 tons of emissions per year to comply with the new BACT rules when air permits are renewed or when major modifications are made after January 2011. Phase II, which begins after July 2011, requires preconstruction permits using BACT for new projects that emit 100,000 tons of emissions per year or existing projects that make major modifications and that emit more than 75,000 tons per year. Currently the EPA has only released BACT guidance for coal technology. The EPA’s work to determine natural gas turbine BACT guidance is ongoing. Potential impacts on Colstrip are being evaluated and impacts to our gas fleet cannot yet be determined.

Beginning on March 31, 2011, PSE will be required to submit, on an annual basis, a report of its GHG emissions to the EPA including a report of emissions from all individual power plants emitting over 25,000 tons per year of GHGs and from certain natural gas distribution operations. Capital investments to monitor GHGs from the power plants and in the distribution system are not required at this time. Since 2002, PSE has voluntarily undertaken an annual inventory of its GHG emissions associated with PSE’s total electric retail load, which was 20.9 million MWh in 2010, served from a supply portfolio of owned and purchased resources. The most recent data indicate that PSE’s total GHG emissions (direct and indirect) from its electric supply portfolio in 2009 were 14.4 million tons of carbon dioxide equivalent. Since 2009, new generation facilities have resulted in combined GHG emissions of 591,935 tons of carbon dioxide equivalent. Approximately 36.4% of PSE’s total GHG emissions (approximately 5.3 million tons) are associated with PSE’s ownership and contractual interests in Colstrip.

In November 2010, the EPA released two more GHG reporting rules affecting PSE. The first rule, commonly referred to as Subpart DD, requires owners and operators of electric power system facilities with a total nameplate capacity exceeding 17,820 pounds of sulfur hexafluoride to report emissions from its use of electrical transmission and distribution equipment. The second rule, commonly referred to as Subpart W, requires certain oil and natural gas operations, including distribution and storage, to report GHG emissions from leaks and certain combustions activities. PSE will submit the required information as part of its annual filing to the EPA beginning on March 31, 2012.

While Colstrip remains a significant portion of PSE’s GHG emissions, Colstrip is an essential part of the diversified portfolio PSE owns and/or operates for its customers. Consequently, PSE’s overall emissions strategy demonstrates a concerted effort to manage customers’ needs with an appropriate balance of new renewable generation, existing generation owned and/or operated by PSE and significant energy efficiency efforts.

MERCURY EMISSIONS

The state of Montana issued regulations limiting mercury emissions from coal-fired plants on October 16, 2006 (with limits of 0.9 lbs/Trillion British thermal units for plants burning coal like that used at Colstrip)

which took effect on January 1, 2010. Mercury control equipment has been installed at Colstrip and is operating at a level that meets the current Montana limit. Compliance based on a rolling 12-month average was confirmed in January 2011. Colstrip continues to monitor whether additional controls, if any, are necessary depending on actual long-term performance.

Mercury regulation at a federal level is currently in litigation. Under current court proceedings, the EPA is required to propose a standard that will limit the amount of toxic mercury a coal and oil-fired power plant is allowed to emit. The proposal deadline is March 16, 2011 with a finalized rule by November 16, 2011. The EPA will determine the maximum achievable control technology emission rate limitations for coal-fired units based on coal type. PSE cannot predict with any certainty what the federal mercury limit will be, but Colstrip is currently meeting a relatively low state standard for mercury emissions.

ADDITIONAL COLSTRIP EMISSION CONTROLS

On June 15, 2005, the EPA issued the Clean Air Visibility rule to address regional haze or regionally-impaired visibility caused by multiple sources over a wide area. The rule defines Best Available Retrofit Technology (BART) requirements for electric generating units, including presumptive limits for sulfur dioxide, particulate matter and nitrogen oxide controls for large units. In February 2007, Colstrip was notified by the EPA that Colstrip Units 1 & 2 were determined to be subject to the EPA’s BART requirements. A BART engineering analysis for Colstrip Units 1 & 2 was submitted in August 2007 and additional requested analyses were submitted in June 2008. On November 5, 2010, the EPA issued a request for additional reasonable progress information for Colstrip Units 3 & 4 which is currently being prepared. PSE cannot yet determine the outcome of these analyses or information requests.

COAL COMBUSTION RESIDUALS

On June 21, 2010, the EPA issued a proposed rulemaking for the “Identification and Listing of Special Wastes: Disposal of Coal Combustion Residuals from Electric Utilities” which proposes different regulatory mechanisms to regulate coal ash. The EPA received numerous comments on the respective proposals in November 2010, including comments from PSE and other Colstrip owners. The EPA has announced that a final rule will be issued in 2011.

To date, EPA has proposed three regulatory options. Under the first two options, coal ash could be regulated as a solid waste under Subtitle D provisions of the Resource Conservation and Recovery Act (RCRA). This would give authority to the states to oversee a set of performance standards for handling and disposal. Coal ash would be listed as non-hazardous and would allow wet handling to continue, and it would allow continued use of surface impoundments provided they are equipped with protective liners. One of these two options would require significantly less modifications to closed as well as in-use impoundments.

Under the third option, coal ash could be regulated as a hazardous waste under Subtitle C provisions of the RCRA, which would make coal ash subject to a comprehensive program of federally enforceable requirements for waste management and disposal. Regulation under Subtitle C would essentially require the phase-out of wet handling and surface impoundments. The EPA estimates over 500 surface impoundments would be affected by this ruling. The EPA is expected to issue a final ruling in 2011.

Impact to Colstrip operations and PSE, could range from minimal to significant. Due to the wide range in the options proposed by EPA PSE cannot determine impacts with any more certainty at this time, but we are involved with monitoring development of the final rule and advocating for reasonable approach that would be protective of the environment and cost-effective.

PCBS

On April 7, 2010, the EPA issued a Advance Notice of Proposed Rule Making (ANPRM) soliciting information on a broad range of questions concerning inventory, management, use, and disposal of PCB-containing equipment. EPA is using this ANPRM to seek data to better evaluate whether to initiate a rulemaking process geared toward a mandatory phase-out of all PCBs. This would likely remove all existing use authorizations for PCBs in electrical and gas pipeline equipment. As proposed, the ANPRM would mandate a phase out of in-service PCBs through a phased process with full removal achieved by 2025.

The end of the comment period for the ANPRM was initially July 6, 2010 but due to the volume of comments received, an extension was granted to August 20, 2010 with the suggested issuance of a Notice in May 2012. PSE provided comments through both the Utilities Solid Waste Advocacy Group (USWAG) as well as the American Gas Association (AGA). Upon receiving all comments, EPA has rescheduled the issuance to April 2013. At this time, PSE cannot determine what the impacts of this NPRM will have on its operations but will continue to work closely with USWAG and AGA to monitor develops and advocate for a reasonable approach that would be protective of the environment and cost-effective.

DESCRIPTION OF PROPERTY

PSE, Puget Energy’s wholly owned subsidiary, owns certain electric generating plants and underground natural gas storage facilities as well as its transmission and distribution facilities and various other properties. PSE and Puget Energy’s corporate headquarters is housed in a leased building located in Bellevue, Washington.

LEGAL PROCEEDINGS

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The following is a description of legal proceedings that are material to PSE’s operations:

PROCEEDINGS RELATING TO THE WESTERN POWER MARKET

The following discussion summarizes the status as of the date of this report of ongoing proceedings relating to the western power markets to which PSE is a party. PSE is vigorously defending the remaining claims. Litigation is subject to numerous uncertainties and PSE is unable to predict the ultimate outcome of these matters. Accordingly, there can be no guarantee that these proceedings will not materially and adversely affect PSE’s financial condition, results of operations or liquidity.

Pacific Northwest Refund Proceeding. In October 2000, PSE filed a complaint with the FERC (Docket No. EL01-10) against “all jurisdictional sellers” in the Pacific Northwest seeking prospective price caps consistent with any result the FERC ordered for the California markets. The FERC issued an order including price caps in July 2001, and PSE moved to dismiss the proceeding. In response to PSE’s motion, various entities intervened and sought to convert PSE’s complaint into one seeking retroactive refunds in the Pacific Northwest. The FERC rejected that effort, after holding what the FERC referred to as a “preliminary evidentiary hearing” before an administrative law judge. In April 2009, the United States Court of Appeals for the Ninth Circuit (Ninth Circuit) rejected the requests for rehearing filed in this matter and remanded the proceeding to the FERC. The FERC is now considering what response to take to the Ninth Circuit remand order, as petitions for review by the Supreme Court were denied on January 11, 2010. PSE intends to vigorously defend its position but is unable to predict the outcome of this matter.

PROCEEDINGS RELATING TO COLSTRIP

In May 2003, approximately 50 plaintiffs initiated an action against the owners of Colstrip regarding pond seepage. The defendants reached an agreement on a global settlement with all plaintiffs and PSE expensed its share of the settlement in 2008. PSE received a partial reimbursement for its share from insurers in December 2010 and January 2011.

On March 29, 2007, a second complaint related to pond seepage was filed on behalf of two ranch owners alleging damage due to the Colstrip Units 3 & 4 effluent holding pond. A mediation between plaintiffs and PPL Montana, LLC, the operator of Units 3 & 4, took place in July 2010 and parties are working toward a final settlement.

PROCEEDINGS RELATED TO THE BONNEVILLE POWER ADMINISTRATION

Petitioners in several actions in the Ninth Circuit against the BPA asserted that the BPA acted contrary to law in entering into or performing or implementing a number of agreements, including the amended settlement agreement (and the May 2004 agreement) between the BPA and PSE regarding the Residential Exchange Program (REP). Petitioners in several actions in the Ninth Circuit against the BPA also asserted that the BPA acted contrary to law in adopting or implementing the rates upon which the benefits received or to be received from the BPA during the October 1, 2001 through September 30, 2006 period were based. A number of parties claimed that the rates the BPA proposed or adopted in the BPA rate proceeding to develop the BPA rates to be used in the agreements for determining the amounts of money to be paid to PSE by the BPA during the period October 1, 2006 through September 30, 2009 are contrary to law. Furthermore, parties claimed the BPA acted contrary to law or without authority in deciding to enter into, or in entering into or performing or implementing such agreements.

On May 3, 2007, the Ninth Circuit issued an opinion in Portland Gen. Elec. v. BPA, Case No. 01-70003, in which proceeding the actions of the BPA in entering into settlement agreements regarding the REP with PSE and with other investor-owned utilities were challenged. In this opinion, the Ninth Circuit granted petitions for review and held the settlement agreements entered into between the BPA and the investor-owned utilities being challenged in that proceeding to be inconsistent with statute. On May 3, 2007, the Ninth Circuit also issued an opinion in Golden Northwest Aluminum v. BPA, Case No. 03-73426, in which proceeding the petitioners sought review of the BPA’s 2002-2006 power rates. In this opinion, the Ninth Circuit granted petitions for review and held that BPA unlawfully shifted onto its preference customers the costs of its settlements with the investor-owned utilities. On October 11, 2007, the Ninth Circuit remanded the May 2004 agreement to the BPA in light of the Portland Gen. Elec. v. BPA opinion and dismissed the remaining three pending cases regarding settlement agreements.

In March 2008, the BPA and PSE signed an agreement pursuant to which the BPA made a payment to PSE related to the REP benefits for the fiscal year ended September 30, 2008, which payment is subject to true-up depending upon the amount of any REP benefits ultimately determined to be payable to PSE.

In September 2008, the BPA issued its record of decision in its reopened WP-07 rate proceeding to respond to the various Ninth Circuit opinions. In this record of decision, the BPA adjusted its fiscal year 2009 rates, determined the amounts of REP benefits it considered to have been improperly paid after fiscal year 2001 to PSE and the other regional investor-owned utilities, and determined that such amounts are to be recovered through reductions in REP benefit payments to be made over a number of years. The amount determined by the BPA to be recovered through reductions commencing October 2007 in REP payments for PSE’s residential and small farm customers was approximately $207.2 million plus interest on unrecovered amounts to the extent that PSE receives any REP benefits for its customers in the future. However, these BPA determinations are subject to subsequent administrative and judicial review, which may alter or reverse such determinations. PSE and others, including a number of preference agency and investor-owned utility customers of the BPA, in December 2008 filed petitions for review in the Ninth Circuit of various of these BPA determinations. Any change to the REP would be passed to customers.

In September 2008, the BPA and PSE signed a short-term Residential Purchase and Sale Agreement (RPSA) under which the BPA is to pay REP benefits to PSE for fiscal years ending September 30, 2009 through 2011. In December 2008, the BPA and PSE signed another, long-term RPSA under which the BPA is to pay REP benefits to PSE for the period October 2011 through September 2028. PSE and other customers of the BPA in

December 2008 filed petitions for review in the Ninth Circuit of the short-term and long-term RPSAs signed by PSE (and similar RPSAs signed by other investor-owned utility customers of the BPA) and the BPA’s record of decision regarding such RPSAs. Generally, REP benefit payments under a RPSA are based on the amount, if any, by which a utility’s average system cost exceeds the BPA’s Priority Firm (PF) Exchange rate for such utility. The average system cost for a utility is determined using an average system cost methodology adopted by the BPA. The average system cost methodology adopted by the BPA and the average system cost determinations, REP overpayment determinations, and the PF Exchange rate determinations by the BPA are all subject to the FERC review or judicial review or both and are subject to adjustment, which may affect the amount of REP benefits paid or to be paid by the BPA to PSE. As discussed above, the BPA has determined to reduce such payments based on its determination of REP benefit overpayments after fiscal year 2001.

It is not clear what impact, if any, such development or review of such BPA rates, average system cost, average system cost methodology, and the BPA determination of REP overpayments, review of such agreements, and the above described Ninth Circuit litigation may ultimately have on PSE.

PROCEEDINGS RELATING TO SNOQUALMIE FALLS

On July 7, 2010, a lawsuit was filed in the U.S. district court for the Western District of Washington by the Snoqualmie Valley Preservation Alliance, a group of downstream landowners, against the United States Army Corps of Engineers (Corps) challenging permits issued by the Corps in connection with the redevelopment of the Snoqualmie Falls Hydroelectric Project. Plaintiffs requested an order to stop work at the project pending further renew of downstream layouts. PSE sought and was granted permission to intervene in the proceeding. Motions for summary judgment have been filed by the plaintiff and the Corps. PSE joined the Corps’ motion and filed a motion for summary judgment arguing the plaintiff’s claims are barred as untimely and improper. The parties await a determination by the Court. The ultimate impact of the suit, if any, on PSE or the work currently underway on the project cannot be determined at this time. The construction schedule has not been impacted by the lawsuit.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

ENERGY PORTFOLIO MANAGEMENT

PSE maintains energy risk policies and procedures to manage commodity and volatility risks and the related effects on credit, tax accounting, financing and liquidity. PSE’s Energy Management Committee establishes PSE’s risk management policies and procedures and monitors compliance. The Energy Management Committee is comprised of certain PSE officers and is overseen by the PSE Board of Directors.

PSE is focused on the commodity price exposure and risks associated with volumetric variability in the natural gas and electric portfolios and related effects noted above. It is not engaged in the business of assuming risk for the purpose of speculative trading. PSE hedges open gas and electric positions to reduce both the portfolio risk and the volatility risk in prices. The exposure position is determined by using a probabilistic risk system that models 250 simulations of how PSE’s natural gas and power portfolios will perform under various weather, hydroelectric and unit performance conditions. The objectives of the hedging strategy are to:

•	Ensure physical energy supplies are available to reliably and cost-effectively serve retail load;

•	Manage the energy portfolio prudently to serve retail load at overall least cost and limit undesired impacts on PSE’s customers and shareholders;

•	Reduce power costs by extracting the value of PSE’s assets; and

•	Meet the credit, liquidity, financing, tax and accounting requirements of PSE.

ASC 815, “Derivatives and Hedging” (ASC 815) requires a significant amount of disclosure regarding PSE’s derivative activities and the nature of such derivatives impact on PSE’s financial position, financial performance and cash flows. The information in this section should serve as an accompaniment to Management’s Discussion and Analysis (MD&A), and Note 13 to the consolidated financial statements included in this registration statement.

PSE employs various portfolio optimization strategies but is not in the business of assuming risk for the purpose of realizing speculative trading revenue. PSE’s portfolio of owned and contracted electric generation resources exposes PSE and its retail electric customers to volumetric and commodity price risks within the sharing mechanism of the PCA. PSE’s natural gas retail customers are served by natural gas purchase contracts which expose PSE’s customers to commodity price risks through the PGA mechanism. All purchased natural gas costs are recovered through customer rates with no direct impact on PSE. Therefore, wholesale market transactions are focused on balancing PSE’s energy portfolio, reducing costs and risks where feasible and reducing volatility. PSE’s energy risk portfolio management function monitors and manages these risks. In order to manage risks effectively, PSE enters into forward physical electricity and natural gas purchase and sale agreements, and floating for fixed swap contracts that are related to its regulated electric and natural gas portfolios. The forward physical electricity contracts are both fixed and variable (at index) while the physical natural gas contracts are variable with investment grade counterparties that do not require collateral calls on the contracts. To fix the price of natural gas, PSE may enter into natural gas floating for fixed swap (financial) contracts with various counterparties.

On July 1, 2009, Puget Energy and PSE elected to de-designate all energy related derivative contracts previously recorded as cash flow hedges for the purpose of simplifying its financial reporting. The contracts that were de-designated related to physical electric supply contracts and natural gas swap contracts to fix the price of natural gas for electric generation. For these contracts and contracts initiated after this date, all mark-to-market adjustments are recognized through earnings. The amount previously recorded in accumulated OCI is transferred to earnings in the same period or periods during which the hedged transaction affected earnings or sooner if management determines that the forecasted transaction is probable of not occurring. As a result, the Company will continue to experience the earnings impact of these reversals from OCI in future periods.

The following tables present the Company’s energy derivatives instruments that do not meet the NPNS exception at December 31, 2010 and 2009:

	ENERGY DERIVATIVES
PUGET ENERGY DERIVATIVE PORTFOLIO (DOLLARS IN THOUSANDS)
	DECEMBER 31, 2010		DECEMBER 31, 2009
	ASSETS	LIABILITIES	ASSETS	LIABILITIES
Electric portfolio:
Current	$4,716	$142,780	$4,137	$79,732
Long-term	5,046	99,801	1,003	70,367

Total electric derivatives	$9,762	$242,581	$5,140	$150,099

Gas portfolio:
Current	$2,784	$100,273	$10,811	$62,207
Long-term	3,187	55,378	3,602	19,350

Total gas derivatives	$5,971	$155,651	$14,413	$81,557

Total derivatives	$15,733	$398,232	$19,553	$231,656

	ENERGY DERIVATIVES
PUGET SOUND ENERGY DERIVATIVE PORTFOLIO (DOLLARS IN THOUSANDS)
	DECEMBER 31, 2010		DECEMBER 31, 2009
	ASSETS	LIABILITIES	ASSETS	LIABILITIES
Electric portfolio:
Current	$4,716	$142,780	$4,137	$75,323
Long-term	5,046	99,801	1,003	70,367

Total electric derivatives	$9,762	$242,581	$5,140	$145,690

Gas portfolio:
Current	$2,784	$100,273	$10,811	$62,207
Long-term	3,187	55,378	3,602	19,350

Total gas derivatives	$5,971	$155,651	$14,413	$81,557

Total derivatives	$15,733	$398,232	$19,553	$227,247

For further details regarding both the fair value of derivative instruments and the impacts such instruments have on current period earnings and OCI (for cash flow hedges), see Notes 13 and 14 of the notes to the consolidated financial statements.

At December 31, 2010, the Company had total assets of $6.0 million and total liabilities of $155.7 million related to financial contracts used to economically hedge the cost of physical natural gas purchased to serve natural gas customers. All fair value adjustments of derivatives relating to the natural gas business have been reclassified to a deferred account in accordance with ASC 980, “Regulated Operations,” (ASC 980) due to the PGA mechanism. All increases and decreases in the cost of natural gas supply are passed on to customers with the PGA mechanism. As the gains and losses on the hedges are realized in future periods, they will be recorded as natural gas costs under the PGA mechanism.

A hypothetical 10.0% increase or decrease in market prices of natural gas and electricity would change the fair value of the Company’s derivative contracts by $112.2 million, with an after-tax impact of $72.9 million.

The change in fair value of the Company’s outstanding energy derivative instruments from December 31, 2009 through December 31, 2010 is summarized in the table below:

ENERGY DERIVATIVE CONTRACTS GAIN (LOSS) (DOLLARS IN THOUSANDS )	PUGET ENERGY	PUGET SOUND ENERGY
Fair value of contracts outstanding at December 31, 2009	$(212,105)	$(207,694)
Contracts realized or otherwise settled during 2010	268,358	263,052
Change in fair value of derivatives	(438,752)	(437,857)

Fair value of contracts outstanding at December 31, 2010	$(382,499)	$(382,499)

The fair value of the Company’s outstanding derivative instruments at December 31, 2010, based on price source and the period during which the instrument will mature, is summarized below:

PUGET ENERGY AND PUGET SOUND ENERGY SOURCE OF FAIR VALUE (DOLLARS IN THOUSANDS)	FAIR VALUE OF CONTRACTS BY SETTLEMENT YEAR
	2011	2012-2013	2014-2015	THEREAFTER	TOTAL
Prices provided by external sources[1]	$(198,963)	$(92,243)	$—	$—	$(291,206)
Prices based on internal models and valuation methods[2]	(36,590)	(46,401)	(8,112)	(190)	(91,293)

Total fair value	$(235,553)	$(138,644)	$(8,112)	$(190)	$(382,499)

1	Prices provided by external pricing service, which utilizes broker quotes and pricing models. Pricing inputs are based on observable market data.
2	Pricing derived from inputs with internally developed methodologies. Pricing inputs are generally less observable than objective sources.

CONTINGENT FEATURES AND COUNTERPARTY CREDIT RISK

PSE is exposed to credit risk primarily through buying and selling electricity and natural gas to serve customers. Credit risk is the potential loss resulting from a counterparty’s non-performance under an agreement. PSE manages credit risk with policies and procedures for, among other things, counterparty analysis and measurement, monitoring and mitigation of exposure.

Where deemed appropriate, PSE may request collateral or other security from its counterparties to mitigate the potential credit default losses. Criteria employed in this decision include, among other things, the perceived creditworthiness of the counterparty and the expected credit exposure. As of December 31, 2010, PSE held approximately $11.1 million worth of standby letters of credit in support of various electricity and renewable energy credit transactions.

It is possible that volatility in energy commodity prices could cause PSE to have material credit risk exposures with one or more counterparties. If such counterparties fail to perform their obligations under one or more agreements, PSE could suffer a material financial loss. However, as of December 31, 2010, approximately 92.2% of PSE’s energy and natural gas portfolio exposure, including NPNS transactions, is with counterparties that are rated at least investment grade by the major rating agencies, and 7.8% of PSE’s portfolio are either rated below investment grade or are not rated by rating agencies. PSE assesses credit risk internally for counterparties that are not rated.

PSE has entered into commodity master arrangements with its counterparties to mitigate credit exposure to those counterparties. PSE generally enters into the following master arrangements: (1) WSPP, Inc. (WSPP) agreements—standardized power sales contracts in the electric industry; (2) International Swaps and Derivatives Association (ISDA) agreements—standardized financial gas and electric contracts; and (3) North American Energy Standards Board (NAESB) agreements—standardized physical gas contracts. PSE believes that entering into such agreements reduces the risk of default by allowing a counterparty the ability to make only one net payment.

PSE monitors counterparties that are experiencing financial problems, have significant swings in credit default swap rates, have credit rating changes by external rating agencies or have changes in ownership. Counterparty credit risk impacts PSE’s decisions on derivative accounting treatment. A counterparty may have a deterioration of credit below investment grade, potentially indicating that it is no longer probable that it will fulfill its obligations under a contract (e.g., make a physical delivery upon the contract’s maturity). ASC 815 specifies the requirements for derivative contracts to qualify for the NPNS scope exception. When performance is no longer probable, PSE records the fair value of the contract on the balance sheet with the corresponding amount recorded in the statements of income.

Accumulated OCI related to cash flow hedges is also impacted by a counterparty’s deterioration of credit under ASC 815 guidelines. If a forecasted transaction associated with the cash flow hedge is probable of not occurring, PSE will reclassify the amounts deferred in accumulated OCI into earnings.

Should a counterparty file for bankruptcy, which would be considered a default under master arrangements, PSE may terminate related contracts. Derivative accounting entries previously recorded would be reversed in the financial statements. PSE would compute any terminations receivable or payable, based on the terms of existing master agreements.

The Company computes credit reserves at a master agreement level by counterparty (i.e., WSPP, ISDA or NAESB). The Company considers external credit ratings and market factors, such as credit default swaps and bond spreads, in determination of reserves. The Company recognizes that external ratings may not always reflect how a market participant perceives a counterparty’s risk of default. The Company uses both default factors published by Standard & Poor’s and factors derived through analysis of market risk, which reflect the application of an industry standard recovery rate. The Company selects a default factor by counterparty at an aggregate master agreement level based on a weighted average default tenor for that counterparty’s deals. The default tenor is used by weighting the fair value and contract tenors for all deals for each counterparty and coming up with an average value. The default factor used is dependent upon whether the counterparty is in a net asset or a net liability position after applying the master agreement levels.

The Company applies the counterparty’s default factor to compute credit reserves for counterparties that are in a net asset position. Moreover, the Company calculates a non-performance risk on its derivative liabilities by using its estimated incremental borrowing rate over the risk-free rate. The fair value of derivatives includes the impact of taking into account credit and non-performance reserves. As of December 31, 2010, the Company was in a net liability position with the majority of their counterparties, therefore the default factors of counterparties did not have a significant impact on reserves for the year. Despite its net liability position, PSE was not required to post additional collateral with any of its counterparties. Additionally, PSE did not trigger any collateral requirements with any of its counterparties, nor were any of PSE’s counterparties required to post additional collateral resulting from credit rating downgrades.

INTEREST RATE RISK

The Company believes its interest rate risk primarily relates to the use of short-term debt instruments and leases and anticipated long-term debt financing needed to fund capital requirements. The Company manages its interest rate risk through the issuance of mostly fixed-rate debt of various maturities. The Company utilizes internal cash from operations, commercial paper and credit facilities to meet short-term funding needs. Short-term obligations are commonly refinanced with fixed-rate bonds or notes when needed and when interest rates are considered favorable. The Company may enter into swap instruments or other financial hedge instruments to manage the interest rate risk associated with its debt. As of December 31, 2010, Puget Energy had seven interest rate swap contracts outstanding with a notional amount of $1.483 billion. The interest rate swaps hedge the exposure of the five-year variable rate debt which Puget Energy was holding in 2010. PSE did not have any outstanding interest rate swap instruments as of December 31, 2010.

Using net proceeds from a ten-year debt issuance settling on December 6, 2010, Puget Energy repaid $443.0 million of the $1.483 billion of its outstanding variable rate loans within its existing interest rate cash flow hedge, essentially refinancing a portion of these loans. Since the terms of the December 6, 2010 debt issuance were different than the existing variable rate debt issued February 6, 2009 (fixed rate versus variable rate), Puget Energy was unable to replace the original hedged item with the additional variable rate debt within the context of the cash flow hedge.

The purpose of refinancing Puget Energy’s variable rate loans is to stagger the maturity dates of the original $1.483 billion of borrowings which mature on February 6, 2014. The Company intends to refinance a portion of the remaining $1.040 billion of outstanding variable rate debt ($1.483 billion less $443.0 million) over the next few years in order to further stagger debt maturity dates. This refinancing approach is supported in the Company’s five-year financial plan and was implemented to satisfy a commitment the Company made to the Washington Commission and to mitigate refinancing risk.

The Company’s current intent is to continue to refinance the remaining portion of the $1.040 billion in variable rate debt within the cash flow hedging relationship, as evidenced by the five-year financial plan, which establishes a pattern of determining that the forecasted transactions (forecasted future interest payments on the underlying debt) are probable of not occurring.

Because management concluded the forecasted future interest payments were no longer probable of occurring in all future periods, Puget Energy de-designated the cash flow hedging relationship on the entire $1.483 billion of interest rate swaps, effective December 6, 2010. The outstanding interest rate derivative loss on December 6, 2010, of $61.8 million, was recorded in OCI and will be amortized as the future interest payments on the debt occur. In addition, the forecasted transactions related to the $443.0 million repayment were determined to be remote of occurring and as a result, management reclassified a $7.3 million loss to other deductions in December 2010.

Going forward, all gains or losses associated with the interest rate swaps will be marked-to-market and recorded in earnings. Puget Energy recorded a $10.9 million gain related to the swaps to interest expense during 2010. As of December 31, 2010, Puget Energy had not unwound or terminated any of the swaps corresponding to the de-designated cash flow hedge. A portion of those swaps may remain un-hedged (not linked to any debt) until December 6, 2011 or the Company may unwind or follow other strategies to mitigate the risk of these open positions. During the period which these swaps remain un-hedged, the Company will be subject to additional interest rate risk.

A hypothetical 10% increase or decrease in the one-month LIBOR would change the fair value of the interest rate swaps remaining in a cash flow hedge relationship by $5.6 million, or $3.6 million after tax, recorded in accumulated OCI.

As a result of the cash flow hedge de-designation related to its interest rate swaps, the Company is exposed to additional interest rate risk on the portion of swaps that remain unhedged. A hypothetical 10% increase or decrease in the three-month LIBOR would change the fair value of these specific unhedged swaps by $0.7 million. This hypothetical change in fair value would directly impact earnings.

The following table presents Puget Energy’s interest rate swaps at December 31, 2010 and 2009:

PUGET ENERGY DERIVATIVE PORTFOLIO (DOLLARS IN THOUSANDS)	DECEMBER 31, 2010		DECEMBER 31, 2009
INTEREST RATE SWAPS:	ASSETS	LIABILITIES	ASSETS	LIABILITIES
Current	$—	$30,047	$—	$26,844
Long-term	—	27,956	20,854	—

Total	$—	$58,003	$20,854	$26,844

The change in fair value of Puget Energy’s outstanding interest rate swaps from December 31, 2009 through December 31, 2010 is summarized in the table below:

INTEREST RATE SWAP CONTRACTS GAIN (LOSS) (DOLLARS IN THOUSANDS )	PUGET ENERGY
Fair value of contracts outstanding at December 31, 2009	$(5,990)
Contracts realized or otherwise settled during 2010	33,887
Change in fair value of derivatives	(85,900)

Fair value of contracts outstanding at December 31, 2010	$(58,003)

The fair value of Puget Energy’s outstanding interest rate swaps at December 31, 2010, based on price source and the period during which the instrument will mature, is summarized below:

SOURCE OF FAIR VALUE (DOLLARS IN THOUSANDS)	FAIR VALUE OF CONTRACTS BY SETTLEMENT YEAR
	2011	2012-2013	2014-2015	TOTAL
Prices provided by external sources(1)	$(30,047)	$(28,236)	$280	$(58,003)

(1)	Prices provided by external pricing service, which utilizes broker quotes and pricing models. Pricing inputs are based on observable market data.

From time to time PSE may enter into treasury locks or forward starting swap contracts to hedge interest rate exposure related to an anticipated debt issuance. The ending balance in OCI related to the forward starting swaps and previously settled treasury lock contracts at December 31, 2010 is a net loss of $7.3 million after tax and accumulated amortization. This compares to an after-tax loss of $7.6 million in OCI as of December 31, 2009. All financial hedge contracts of this type are reviewed by an officer, presented to the Asset Management Committee or the Board of Directors, as applicable, and are approved prior to execution. PSE had no treasury locks or forward starting swap contracts outstanding at December 31, 2010.

The following table presents the carrying amounts and the fair value of the Company’s debt instruments at December 31, 2010 and 2009:

	DECEMBER 31, 2010		DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial liabilities:
Short-term debt	$247,000	$247,000	$105,000	$105,000
Short-term debt owed by PSE to Puget Energy(1)	22,598	22,598	22,898	22,898
Long-term debt – fixed-rate	3,629,660	4,226,639	2,834,179	3,282,364
Long-term debt – variable rate	1,013,053	1,083,117	1,438,519	1,478,632

(1)	Short-term debt owed by PSE to Puget Energy is eliminated upon consolidation of Puget Energy.

DESCRIPTION OF NOTES

General

We will issue the exchange notes under the Indenture dated as of December 6, 2010, between us and Wells Fargo Bank, N.A., as trustee, and the Supplemental Indenture, dated as of December 6, 2010, also between us and Wells Fargo Bank, N.A., as trustee. We refer to the indenture and the supplemental indenture as the “Indenture.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Indenture and the Collateral Documents relating to the Notes and does not purport to be complete. We urge you to read the Indenture and such Collateral Documents because they, and not this description, will define your rights as holders of the Notes. You may request copies of the Indenture and the Collateral Documents as described under “Where You Can Find More Information.”

The Notes will:

•	be our senior, secured and unsubordinated obligations;

•	rank pari passu with all of our other existing and future senior, secured and unsubordinated obligations;

•	be senior in right of payment to all of our existing and future subordinated debt; and

•	be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including PSE.

Except as described below under “—Certain Covenants—Limitation on Liens,” the Indenture does not limit our ability to incur other indebtedness or to issue other securities, including other series of debt securities.

The Notes will be denominated in U.S. dollars and principal and interest will be paid in U.S. dollars. We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will not be subject to any conversion, amortization or sinking fund. You will not have the right to require us to redeem or repurchase the Notes at your option.

The Notes will not be guaranteed by, or otherwise be obligations of, our parent company, any of its direct or indirect subsidiaries other than us, or the members of the consortium that own our parent company, and will not be guaranteed by any of our affiliates.

Because we are a holding company, our rights and the rights of our creditors, including holders of the Notes, in respect of claims on the assets of our subsidiary, PSE, upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of PSE’s creditors (including trade creditors of and holders of debt issued by PSE). At December 31, 2010, PSE had total long-term debt and current liabilities of approximately $4.3 billion, all of which would be effectively senior to the Notes.

Our ability to pay interest on the Notes is dependent upon the receipt of dividends and other distributions from PSE. The availability of distributions from PSE is subject to the satisfaction of various covenants and conditions contained in PSE’s existing and future financing documents.

In the discussion that follows, “Puget Energy,” “the Company,” “we,” “us” and “our” refer only to Puget Energy, Inc., and any successor obligor on the Notes, and not to PSE or any other subsidiary of ours. References to paying principal on the Notes are to payment at maturity or redemption. Definitions of certain defined terms used in this “Description of Notes” but not defined below have the meanings assigned to them under “—Definitions.”

Principal, Maturity and Interest

The Notes initially will be issued in an aggregate principal amount of $450 million. The Notes will bear interest at the rate of 6.500% per year and will mature on December 15, 2020. Interest will be payable on the Notes semi-annually on June 15 and December 15 of each year, beginning on June 15, 2011, until the principal is paid or made available for payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Payment of interest on the Notes will be made to the person in whose name such Notes are registered at the close of business on the June 1 and December 1 immediately preceding the relevant interest payment date. Interest will be computed based on a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date. If there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the holder of such Note as of the close of business on a date selected by the trustee which is not more than 30 days and not less than 10 days before the date proposed by the Company for payment of such defaulted interest or in any other lawful manner, if the trustee deems such manner of payment practicable.

Payment of principal of the Notes will be made against surrender of such Notes at the corporate trust office of the trustee in New York, New York, as paying agent for us. We may change the paying agent at our discretion. For so long as the Notes are issued in book-entry form, payments of principal and interest shall be made in immediately available funds by wire transfer to The Depository Trust Company, or DTC, or its nominee.

All amounts paid by us for the payment of principal, premium (if any) or interest on any Notes that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such Notes will thereafter look only to us for payment thereof.

Form and Denomination; Registration and Transfer

The Notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will initially issue the Notes in global book-entry form. So long as the Notes are in book-entry form, transfers and exchanges will be registered on the records of the depositary or its participants. If the Notes are issued in certificated form, holders of Notes may register the transfer of Notes, and may exchange Notes for other Notes of the same series and tranche, of authorized denominations and having the same terms and aggregate principal amount, at the corporate trust office of Wells Fargo Bank, N.A., as security registrar for the Notes. We may change the place for registration of transfer and exchange of the Notes, may appoint one or more additional security registrars (including us) and may remove any security registrar, all at our discretion. No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the Notes. We will not be required to execute or provide for the registration of transfer of or the exchange of (a) any Note during a period of 15 days before giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. See “—Book-Entry; Delivery and Form.”

Further Issuances

The Notes initially will be limited to $450 million in aggregate principal amount. We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities under the Indenture having the same terms as, and ranking equally with, the Notes in all respects (except for the offering price and issue date), provided that such debt securities are fungible with the previously issued and outstanding debt securities for U.S. federal income tax purposes. The Notes offered hereby and any such further Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Ranking

The Notes will be:

•	our senior secured obligations;

•

pari passu in right of payment, to the extent of the value of the Collateral securing the Notes, with all of our existing and future senior secured indebtedness (as of the date hereof, our obligations under our Senior Credit Facility constitutes our only other senior secured indebtedness);

•	senior in right of payment to any of our future subordinated indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including PSE.

Because we are a holding company and substantially all of our operations are conducted by our subsidiaries (principally PSE), holders of our debt securities, including holders of the Notes, will have a junior position to claims of creditors and certain security holders of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would also be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of our subsidiaries and would be subordinated to any indebtedness or other liabilities of our subsidiaries senior to our interest. Certain of our operating subsidiaries, principally PSE, have ongoing corporate debt programs used to finance their business activities. As of September 30, 2010, PSE had approximately $3.6 billion of outstanding debt. We and PSE retain the ability to incur substantial additional indebtedness and other liabilities. Moreover, our ability to pay principal and interest on the Notes is dependent upon the earnings of our subsidiaries and the distribution or other payments from our subsidiaries to us in the form of dividends, loans, advances or the repayment of loans and advances from us. The Indenture does not contain any limitation on our ability to incur additional debt or on our subsidiaries’ ability to incur additional debt to us or to third parties. In addition, we lend funds to our subsidiary PSE from time to time through a demand promissory note.

No Guarantees

The Notes will not be guaranteed by any of our subsidiaries or other affiliates. Because the Notes will not be guaranteed by our subsidiaries, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. See “—Ranking” above.

Security

General

The Notes will be secured by liens (subject to Permitted Liens) on the same assets that secure our other Secured Obligations, including our Credit Agreement Obligations (other than the Lock-Up Account), which assets currently consist of: (i) subject to certain exceptions, substantially all of our tangible and intangible assets, other than real property, including 100% of the equity interests of PSE (the “Pledged PSE Stock”) and (ii) 100% of the equity interests of Puget Energy, Inc., which are owned by our parent, Puget Equico LLC (the “Pledged Puget Energy Stock” and, collectively with the Pledged PSE Stock, the “Pledged Stock”).

The Collateral will exclude certain of our assets as more specifically set forth in the Collateral Documents, including without limitation, (a) any lease, license, contract or agreement to which we are a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to us, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to the Uniform Commercial Code as in effect from time to time in the state of New York (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the U.S. Bankruptcy Code) or principles of equity) and (b) any proceeds of Collateral or amounts required to be deposited in the Lock-Up Account pursuant to our senior secured credit facility and the Security Agreement.

Under the terms of the Collateral Agency Agreement, the Collateral securing the Notes will be shared equally and ratably (subject to Permitted Liens) with the liens securing other Secured Obligations, which includes the Credit Agreement Obligations and any future Additional Secured Obligations. As of the date hereof, obligations under our Senior Credit Facility constitute our only other Secured Obligations.

Pursuant to the Indenture and the Collateral Documents relating to the Notes, substantial additional Indebtedness may, without the consent of holders, constitute Secured Obligations. So long as any Credit Agreement Obligations remain outstanding and a Majority Non-Controlling Voting Party Enforcement Date has not occurred, the Authorized Representative for our Senior Credit Facility will have the right to control the remedies with respect to the Collateral. See “—Collateral Agency Agreement.” Such rights, if exercised, could adversely affect the value of the Collateral on behalf of the holders of the Notes. We will also be able to incur additional Secured Obligations and other Indebtedness and obligations secured by Permitted Liens. The amount of such obligations could be significant. The existence of any Permitted Liens could adversely affect the value of the Collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such Collateral. Your rights to the Collateral would be diluted by any increase in the obligations secured by such Collateral.

Sufficiency of Collateral

The Collateral has not been appraised in connection with this offering. The value of the Collateral and the amount to be received upon a sale of the Collateral will depend upon many factors including, among others, the condition of the Collateral and the energy industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. The book value of the Collateral should not be relied on as a measure of realizable value for these assets. By their nature, portions of the Collateral are illiquid and may have no readily ascertainable market value. In addition, a significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of our existing business operations. Accordingly, any sale of such assets separate from the sale of our business operations may not be feasible or of significant value. We and Puget Equico have limited obligations to perfect the security interest of the holders in certain specified Collateral. For example, the collateral agent and the other Authorized Representatives under the Collateral Agency Agreement may not have control over, and hence will not have a perfected security interest in, any of our deposit accounts.

After-acquired Collateral

From and after the issue date and subject to certain limitations and exceptions, if we or Puget Equico acquires any property or asset that would constitute Collateral, pursuant to the terms of the Collateral Documents relating to the Notes, holders of the Notes will obtain a lien (subject to Permitted Liens) upon such property or asset as security for the Notes. However, there can be no assurance that the trustee or the collateral agent will monitor, or that we or Puget Equico will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary actions will be taken to properly perfect the security interest in such after-acquired property.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Collateral Agency Agreement provides for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the collateral agent, subject to any requirement that the Washington Commission and FERC consent to or approve the exercise of remedies by the collateral agent as described below, at the direction of the

Controlling Authorized Representative as set forth in the Collateral Agency Agreement, and the distribution of the net proceeds of any such sale to the holders of Secured Obligations, including the holders on a pro rata basis, subject to the Collateral Agency Agreement. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full our obligations under the Notes. Pursuant to the Collateral Agency Agreement, only the collateral agent, acting at the direction of the Controlling Authorized Representative may exercise remedies with respect to the Liens securing Secured Obligations. The Authorized Representative for our Senior Credit Facility will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter the Authorized Representative for the holders of the largest class of outstanding Secured Obligations. Accordingly, holders may not ever have the right to control the remedies and the taking of other actions related to the Collateral.

Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default. Because PSE is a regulated public utility, such foreclosure proceedings, the enforcement of the Collateral Documents and the right to take other actions with respect to the Pledged PSE Stock and Pledged Puget Energy Stock may be limited and subject to regulatory approval. PSE is subject to regulation at the state level by the Washington Commission. At the federal level, it is subject to regulation by FERC. See “Business–Regulation and Rates” in our Annual Report. Regulation by the Washington Commission and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions or exercise other remedies with respect to the pledged shares of PSE and Puget Energy stock could require approval by FERC and/or the Washington Commission. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

Certain bankruptcy limitations

The right and ability of the collateral agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against us or Puget Equico prior to the collateral agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the collateral agent is prohibited from repossessing Collateral from a debtor in a bankruptcy case, or from disposing of Collateral repossessed from a debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral. The U.S. Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders would hold secured claims only to the extent of the value of the Collateral, and unsecured claims with respect to any shortfall.

Any future pledge of Collateral in favor of the collateral agent, including pursuant to Collateral Documents relating to the Notes delivered after the date of the Indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

See “Risk Factors—Risks Relating to the Notes—Rights of Holders in the Collateral may be adversely affected by bankruptcy proceedings” and “Risk Factors—Risks Relating to the Notes—Any future pledge of Collateral might be voidable in bankruptcy.”

Certain covenants with respect to the Collateral

The Collateral will be pledged pursuant to the Collateral Documents, which contain provisions relating to identification of the Collateral and the maintenance of perfected Liens securing obligations under the Notes. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents relating to the Notes and the Indenture as they relate to the Collateral.

The Collateral Documents will provide that we and Puget Equico shall, at our and Puget Equico’s sole expense, do all acts which may be reasonably necessary, if requested by the collateral agent, to confirm that the collateral agent holds, for the benefit of the holders, duly created, enforceable and perfected Liens in the Collateral (subject to Permitted Liens) to the extent required by the Indenture, and such Collateral Documents.

As necessary, or upon reasonable request of the collateral agent, we and Puget Equico shall, at our and Puget Equico’s sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, or as the collateral agent may reasonably request, to assure, perfect, transfer and confirm the property and rights conveyed by the Collateral Documents, including with respect to after acquired Collateral, to the extent required thereunder.

The Collateral Documents will require us to agree that it will (i) cause PSE not to issue any equity interests in addition to or in substitution for the equity interests issued by PSE, except to us, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional equity interests issued to it by PSE.

Collateral Agency Agreement

The trustee, as Authorized Representative for the holders, shall sign a joinder to the Collateral Agency Agreement. The Collateral Agency Agreement shall govern the rights of the holders of Secured Obligations, including the holders, with respect to the Collateral, and may be amended from time to time without the consent of the trustee or the holders to add other parties holding Additional Secured Obligations permitted to be incurred under the Indenture, our Senior Credit Facility, any other Security Documents and the Collateral Agency Agreement.

Under the Collateral Agency Agreement, only the Controlling Authorized Representative has the right to instruct the collateral agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Security Document, applicable Law or otherwise. Only the collateral agent, acting on the instructions of the Controlling Authorized Representative or the Required Voting Parties and in accordance with the applicable Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to the Collateral and the Authorized Representatives of all other classes of Secured Obligations have no right to instruct the collateral agent or otherwise take actions with respect to the Collateral except as described below, even though all holders of Secured Obligations will share equally and ratably in the proceeds. The Controlling Authorized Representative will initially be the Authorized Representative for our Senior Credit Facility. The trustee, who will act as Authorized Representative in respect of the Notes, will have no rights to take any action under the Collateral Agency Agreement except as described below.

The Authorized Representative for our Senior Credit Facility will be the Controlling Authorized Representative for so long as any Credit Agreement Obligations are secured by the Collateral and thereafter the

Controlling Authorized Representative will be the Authorized Representative of the class of Secured Obligations that constitutes the largest outstanding principal amount of any then-outstanding class of Secured Obligations with respect to the Collateral; provided, in each case, that if there shall occur one or more Majority Non-Controlling Voting Party Enforcement Dates, the Controlling Authorized Representative shall be the Authorized Representative representing the largest principal amount of Secured Obligations then outstanding.

The “Majority Non-Controlling Voting Party Enforcement Dates” is, with respect to any Series of Secured Obligations, the date which is 90 days (throughout which 90 day period such Series of Secured Obligations was the Series constituting the Majority Non-Controlling Voting Parties) after the occurrence of both (i) an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) and (ii) the collateral agent’s and each other Authorized Representative’s receipt of written notice from the Authorized Representative for the Majority Non-Controlling Voting Parties certifying that (x) the holders of such Series of Secured Obligations are the Majority Non-Controlling Voting Parties and that an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) has occurred and is continuing and (y) the Secured Obligations of such Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Credit Document governing the Series for such Majority Non-Controlling Voting Parties; provided that the 90-day period referenced above in this definition shall be stayed and the Majority Non-Controlling Voting Party Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the collateral agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time any Loan Party or any grantor which has granted a security interest in such Collateral is then a debtor under or with respect to any Insolvency or Liquidation Proceeding.

Only the collateral agent will act with respect to the Collateral. The Controlling Authorized Representative will have the sole right to instruct the collateral agent to act or refrain from acting with respect to the Collateral; the collateral agent will not follow any instructions with respect to such Collateral from any representative of any other Secured Party or other Secured Party (other than the Controlling Authorized Representative); and no representative of any other Secured Party or other Secured Party will instruct the collateral agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, the Collateral.

The collateral agent, acting at the direction of the Controlling Authorized Representative, will have the right, to the extent authorized by the Collateral Documents, to adjust or settle any insurance policy or claim covering or constituting Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral.

Notwithstanding the equal priority of the Liens, the collateral agent, acting on the instructions of the Controlling Authorized Representative, may deal with the Collateral as if the Controlling Authorized Representative had a senior Lien on such Collateral. No representative of any non-controlling secured party may contest, protest or object to any foreclosure proceeding or action brought by the collateral agent or any other exercise by the collateral agent of any rights and remedies relating to the Collateral or cause the collateral agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or Authorized Representative with respect to any collateral not constituting Collateral. Neither the collateral agent nor any other Authorized Representative will accept any Lien on any Collateral for the benefit of the holders of the Notes (other than funds deposited for the discharge or defeasance of the Notes) other than pursuant to the Collateral Documents.

If an event of default has occurred and is continuing under any Credit Document and the collateral agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy proceeding of us or Puget Equico or any Secured Party receives any payment pursuant to any Security Documents (other than the Collateral Agency Agreement) with respect to any Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Secured Party or received by the collateral agent or any other Secured Party pursuant to any such Credit Document with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the paragraph immediately following) to which the Secured Obligations are entitled under any agreement (other than the Collateral Agency Agreement) shall be applied pursuant to the Collateral Agency Agreement in the following order of priority:

•

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out-of-pocket costs and expenses of the Agents, the reasonable fees and expenses of their agents and counsel and all other reasonable expenses incurred and advances made by the Agents in that connection;

•

Next, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Credit Documents, or as the Secured Parties holding the same may otherwise unanimously agree; and

•

Finally, subject to the rights of any other holder or holders of any Lien on the relevant Collateral, to the payment to us, or our respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Holders of Secured Obligations of each class (and not the Secured Parties of any other class) bear the risk of any determination by a court of competent jurisdiction that (x) any of the Secured Obligations of such class are unenforceable under applicable law or are subordinated to any other obligations (other than another class of Secured Obligations) and (y) any of the Secured Obligations of such class do not have an enforceable security interest in any of the Collateral securing any other class of Secured Obligations.

In any Insolvency or Liquidation Proceeding and prior to the Discharge of Secured Obligations, the collateral agent (acting at the direction of the Required Voting Parties) on behalf of all Secured Parties and Authorized Representatives, may consent to any order: (i) for use of cash Collateral; (ii) approving a debtor-in-possession financing secured by a Lien upon any property of the estate in such Insolvency or Liquidation Proceeding; (iii) granting any relief on account of Secured Obligations as adequate protection (or its equivalent) for the benefit of the Secured Parties in the Collateral subject to Liens granted to the collateral agent, for the benefit of the Secured Parties; or (iv) relating to a sale of assets of any Loan Party that provides, to the extent the Collateral sold is to be free and clear of Liens, that all Liens granted to the collateral agent, for the benefit of the Secured Parties will attach to the proceeds of the sale; provided, however, that any Secured Party shall retain the right to object to any cash Collateral, debtor-in-possession financing or adequate protection order to the extent such order provides for priming of Liens over any Collateral if the terms thereof, including the terms of adequate protection (if any) granted to the Secured Parties in connection therewith, do not provide for materially equal treatment to all Secured Parties.

Unless at the direction of, or as consented to by, the Required Voting Parties, the Secured Parties will not file or prosecute in any Insolvency or Liquidation Proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Liens granted to the collateral agent, for the benefit of the Secured Parties, except that, without any action by the Required Voting Parties, they may vote their claims in respect of the Series of Secured Obligations owed to them in connection with, and have their right to object to, the confirmation of any plan of reorganization or similar dispositive restructuring plan to the extent any such action is not inconsistent with their obligations under the Collateral Agency Agreement.

If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the borrower or any Loan Party for any reason, including without limitation, because it was found to be a fraudulent or preferential transfer, any amount paid in respect of the Secured Obligations, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then such Secured Party shall be entitled to a reinstatement of the Secured Obligations with respect to all such recovered amounts. In such event, (i) the Discharge of Secured Obligations or Discharge of Credit Agreement Obligations, as applicable, shall be deemed not to have occurred, and (ii) if the Collateral Agency Agreement shall have been terminated prior to such recovery or avoidance action, the Collateral Agency Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

Each Secured Party, including the holders and the trustee, agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Secured Obligations of any Series or any Credit Document or the validity, attachment, perfection or priority of any Lien under any Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Collateral Agency Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the collateral agent, (iii) except in accordance with the Collateral Agency Agreement, it shall have no right to direct the collateral agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral unless such Secured Party is the Controlling Authorized Representative, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the collateral agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the collateral agent, any Controlling Authorized Representative or any other Secured Party shall be liable for any action taken or omitted to be taken by the collateral agent, such Controlling Authorized Representative or other Secured Party with respect to any Collateral in accordance with the provisions of the Collateral Agency Agreement, (v) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral, (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Collateral Agency Agreement, and (vii) it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by the collateral agent on behalf of any of the Secured Parties in all or any part of the Collateral, or the provisions of the Collateral Agency Agreement.

Notwithstanding the foregoing, a Secured Party will not be prohibited from taking the following actions: (i) in any Insolvency or Liquidation Proceeding commenced by or against us or Puget Equico, each Secured Party may file a claim or statement of interest with respect to its Series of Secured Obligations, as applicable, (ii) each Authorized Representative may take and may direct the collateral agent to take any action (not adverse to the Liens of the collateral agent securing the Secured Parties) in order to preserve or protect its interest in and Liens created by the Security Documents on the Collateral, (iii) the Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of their claims, including any claims secured by the Collateral, if any, (iv) in any Insolvency or Liquidation Proceeding, the Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under either Debtor Relief Laws or applicable non-bankruptcy law, in each case not in contravention of the terms of the Collateral Agency Agreement, (v) in any Insolvency or Liquidation Proceeding, the Secured Parties shall be entitled to vote on any plan of reorganization, and (vi) both before and during an Insolvency or Liquidation Proceeding, any Secured Party may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against us or Puget Equico in accordance with applicable Law and the termination of any agreement by the holder of any such obligation in accordance with the terms thereof.

The collateral agent will hold any Collateral in its possession or control (or in the possession or control of its agents or bailees) (“Possessory Collateral”) as gratuitous bailee for the benefit of and on behalf of the other Secured Parties and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this paragraph. Pending delivery to the collateral agent, each Authorized Representative will hold any Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of and on behalf of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this paragraph. The duties or responsibilities of the collateral agent and each Authorized Representative under this paragraph will be limited solely to holding any Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of and on behalf of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties therein. All such Possessory Collateral in the possession of any Authorized Representative shall be delivered to the collateral agent as soon as practicable.

Each Secured Party will agree that if it obtains possession of any Collateral or realizes any proceeds or payment in respect of any such Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies at any time prior to the Discharge of each of the Secured Obligations (determined, solely for this purpose, as if the Secured Obligations owing to such Secured Party did not exist), then it will hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the collateral agent, to be distributed in accordance with the Collateral Agency Agreement.

The collateral agent, on behalf of the holders of the Notes, and each other Secured Party will acknowledge that the Secured Obligations of any class may, subject to the limitations set forth in the other Credit Documents outstanding at such time, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in the Collateral Agency Agreement defining the relative rights of the Secured Parties of any class.

Collateral Agent

Pursuant to the Collateral Agency Agreement, we have appointed Barclays Bank PLC to serve as the collateral agent for the benefit of the Secured Parties.

Additional debt

To the extent, but only to the extent, permitted by the provisions of the then-extant Credit Documents, we may incur or issue and sell one or more classes of additional Indebtedness. The obligations in respect of any such additional Indebtedness may be secured by a Lien on the Collateral on a pari passu basis, in each case under and pursuant to the Collateral Documents, if and subject to the condition that the representative of any such additional class or series of Indebtedness, acting on behalf of the holders of such Indebtedness, becomes a party to the Collateral Agency Agreement by satisfying the conditions set forth therein.

Release of Collateral

The Collateral Documents relating to the Notes and the Indenture will provide that the Liens on the Collateral may be released:

(a)	in whole, upon the Discharge of the Secured Obligations;

(b)

as to any Collateral that is released, sold, transferred or otherwise disposed of by us or Puget Equico to a Person that is not (either before or after such release, sale, transfer or disposition) us or Puget Equico in a transaction or other circumstance that complies with the terms of the then-extant Credit Documents (for so long as any Credit Document is in effect) and is permitted by all of the then-extant Credit Documents, at the time of such release, sale, transfer or other disposition or to the extent of the interest released, sold, transferred or otherwise disposed of;

(c)

as to a release of less than a material portion of the Collateral, at any time prior to the Discharge of Secured Obligations, if consent to the release of all Liens on such Collateral has been given by the Required Voting Parties; and

(d)

as to a release of all or any material portion of the Collateral (other than upon the Discharge of Secured Obligations), if consent to release of that Collateral has been given by the Unanimous Voting Parties.

Upon request by the collateral agent at any time, the Secured Parties will confirm in writing the collateral agent’s authority to release its interest in particular types or items of property pursuant to the Collateral Agency Agreement. In each case as specified in the Collateral Agency Agreement, the collateral agent will (and each Secured Party irrevocably authorizes the collateral agent to), at our expense, execute and deliver to us or Puget Equico, as applicable, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, in accordance with the terms of the Collateral Agency Agreement or any other Credit Document.

Under the Collateral Agency Agreement, if at any time the collateral agent forecloses upon or otherwise exercises remedies against any Collateral, then (whether or not any insolvency or liquidation proceeding is pending at the time) the Liens in favor of the collateral agent for the benefit of the holders and the Liens upon such Collateral securing all other Secured Obligations will automatically be released and discharged pursuant to the Collateral Agency Agreement and the Collateral Documents. However, any proceeds of any Collateral realized therefrom will be applied as described under “—Collateral Agency Agreement.”

Amendments

The collateral agent may, without obtaining the consent of the Required Voting Parties or any other secured Party other than as set forth in the Collateral Agency Agreement, modify any Security Document to which it is a party or the Collateral Agency Agreement to (i) cure any ambiguity or to cure, correct or supplement any provision contained therein which is inconsistent with any other provisions contained therein, (ii) make, complete or confirm any grant of Collateral permitted or required by the Collateral Agency Agreement or the Security Documents or any release of any Collateral permitted under the Collateral Agency Agreement, or (iii) to make changes that would provide additional benefits or rights to the Secured Parties.

Subject to certain exceptions, the Collateral Agency Agreement may be amended with the consent of the Required Voting Parties provided that if any amendment adversely affects us or any class of Secured Obligations, consent of the Authorized Representative for such class or of us, as applicable, is required.

Authorization of actions to be taken

Each holder of Notes, by its acceptance thereof, will be deemed to have consented and agreed to the terms of each Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of the Indenture, to have authorized and directed the trustee to enter into a joinder agreement to the Collateral Agency Agreement, and to have authorized and empowered the trustee and (through the Collateral Agency Agreement) the collateral agent to bind the holders of Notes as set forth in the Collateral Documents to which they are a party and to perform its respective obligations and exercise its respective rights and powers thereunder.

Optional Redemption

We may, at our option, redeem the Notes, in whole at any time or in part from time to time, upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Notes then outstanding to be redeemed, and

(2)

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such interest payments accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest, including additional interest, if any, thereon to the date of redemption.

If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected by the security registrar from the outstanding Notes not previously called for redemption by lot or by such method as Wells Fargo Bank, N.A., as trustee for the Notes, deems fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the paying agent or agents, on or before the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such Notes.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Purchase of Notes Upon Change of Control Repurchase Event

In the event of any Change of Control Repurchase Event (the effective date of such Change of Control Repurchase Event being the “Change of Control Date”) each holder of a Note will have the right, at such holder’s option, subject to the terms and conditions of the Indenture, to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on a date selected by us that is no earlier than 60 days nor later than 90 days (the “Purchase Date”) after the mailing of written notice by us of the occurrence of such Change of Control Repurchase Event, at a repurchase price payable in cash equal to 101% of the principal amount of such Notes plus accrued interest, including additional interest, if any, thereon to the Purchase Date (the “Change of Control Purchase Price”).

Within 30 days after the Change of Control Date, we are obligated to mail to each holder of a Note a notice regarding the Change of Control Repurchase Event, which notice shall state, among other things:

(i)

that a Change of Control Repurchase Event has occurred and that each such holder has the right to require us to repurchase all or any part of such holder’s Notes at the Change of Control Purchase Price;

(ii)	the Change of Control Purchase Price;

(iii)	the Purchase Date;

(iv)	the name and address of the paying agent; and

(v)	the procedures that holders must follow to cause the Notes to be repurchased.

To exercise this right, a holder must deliver a written notice (the “Change of Control Purchase Notice”) to the paying agent (initially the trustee) at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the Purchase Date. The Change of Control Purchase Notice shall state:

(i)	the portion of the principal amount of any Notes to be repurchased, which must be a minimum of $2,000 and in integral multiples of $1,000 in excess thereof;

(ii)	that such Notes are to be repurchased by us pursuant to the applicable Change of Control provisions of the Indenture; and

(iii)	unless the Notes are represented by one or more global Notes, the certificate numbers of the Notes to be repurchased.

Any Change of Control Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent not later than three business days prior to the Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to a Change of Control Purchase Notice.

If a Note is represented by a global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can require us to repurchase Notes upon a Change of Control Repurchase Event. To obtain repayment with respect to such Note upon a Change of Control Repurchase Event, the beneficial owner of such Note must provide to the broker or other entity through which it holds the beneficial interest in such Note (i) the Change of Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States, and (ii) instructions to such broker or other entity to notify DTC of such beneficial owner’s desire to cause us to repurchase such Notes. Such broker or other entity will provide to the paying agent (1) a Change of Control Purchase Notice received from such beneficial owner and (2) a certificate satisfactory to the paying agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Notes by us.

Payment of the Change of Control Purchase Price for a Note in registered, certificated form (a “Certificated Note”) for which a Change of Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the trustee, as our paying agent, at its corporate trust office in New York, New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after the delivery of such Change of Control Purchase Notice. We may change the paying agent at our discretion. Payment of the Change of Control Purchase Price for such Certificated Note will be made promptly following the later of the Purchase Date or the time of delivery of such Certificated Note.

If the paying agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change of Control Purchase Price of a Note on the business day following the Purchase Date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Change of Control Purchase Price upon delivery of the Note).

The definition of Change of Control set forth in the Indenture with respect to the Notes differs from the definition of change of control in our Senior Credit Facility. Depending on the circumstances, it is possible that a change of control may occur for purposes of our Senior Credit Facility without constituting a Change of Control for purposes of the Indenture.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of the assets of us and our subsidiaries, considered as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all of the assets of us and our subsidiaries, considered as a whole, may be uncertain.

Under clause (iii) of the definition of Change of Control below, a Change of Control will occur when a majority of our Board of Directors (for so long as the Bylaws are in effect, together with any replacement or new directors appointed to such Board of Directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), during any period, cease to constitute a majority of our Board of Directors then in office. In San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc. et al. (May 2009), the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees, provided the incumbent directors gave their approval in the good faith exercise of their fiduciary duties owed to the corporation and its shareholders. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the Notes may not be entitled to require us to repurchase the Notes as described above.

The Indenture requires us to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act of 1934, as amended (the “Exchange Act”) that may then be applicable in connection with any offer by us to purchase Notes at the option of holders upon a Change of Control Repurchase Event. The Change of Control Repurchase Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover and, thus, the removal of incumbent management. The Change of Control Repurchase Event purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of its common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control Repurchase Event purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between us and the initial purchasers. Our management has no present intention to propose any anti-takeover measures although it is possible that we could decide to do so in the future.

No Note may be repurchased by us as a result of a Change of Control Repurchase Event if there has occurred and is continuing an event of default described under “—Events of Default” below (other than a default in the payment of the Change of Control Purchase Price with respect to the Notes). In addition, our ability to purchase Notes may be limited by our financial resources and our inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

Certain Covenants

Merger, Consolidation, Sale, Lease or Conveyance

The Indenture will provide that we may not, directly or indirectly (i) consolidate or merge with or into another person, whether or not we are the surviving corporation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our or our subsidiaries’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

(1)

either (a) we are the surviving corporation or (b) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the person is a partnership or limited liability company, then a corporation that (i) is wholly owned by such person, (ii) is organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and (iii) does not and will not have any material assets or operations, shall become a co-issuer of the Notes pursuant to a supplemental indenture duly executed by the trustee;

(2)

the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under the Notes and the Indenture pursuant to a supplemental indenture or other documents and agreements reasonably satisfactory to the trustee; and

(3)	immediately after such consolidation or merger, no Event of Default exists.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

Limitations on Liens

So long as the Notes are outstanding, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, the Collateral, other than Permitted Liens. For purposes of this covenant, “Indebtedness” means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed.

Limitation on Sale-Leaseback Transactions

We will not enter into any sale-leaseback transaction involving any of our properties whether now owned or hereafter acquired, whereby we sell or transfer such properties and then or thereafter lease such properties or any part thereof or any other properties which we intend to use for substantially the same purpose or purposes as the properties sold or transferred.

Reports and Other Information

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, we will furnish to the holders of Notes or cause the trustee to furnish to the holders of Notes:

(1)

within 90 days of the end of each fiscal year and within 60 days of the end of each fiscal quarter, all annual and quarterly reports that would be required to be filed with the Commission on Forms 10-K and 10-Q if we were required to file such reports; and

(2)

within the time periods specified in the SEC’s rules and regulations that would be applicable if we were subject to such rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared, within the time periods specified above, in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm or independent auditors. In addition, we will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in clauses (1) and (2) above (unless the SEC will not accept such a filing). We agree that we will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will use our reasonable best efforts to post the reports referred to in the preceding paragraph on our website within the time periods specified above. To the extent such filings are made, the reports will be deemed to be furnished to the trustee and holders of Notes on the date filed.

In addition, for so long as any Notes remain outstanding, we will furnish to prospective purchasers of Notes, upon their request, the information described above as well as any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for compliance with Rule 144A.

Information Regarding Collateral

We will furnish to the collateral agent prompt written notice of any change in our (i) legal name, (ii) jurisdiction of incorporation, or (iii) identity or corporate structure. We will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the Uniform Commercial Code or otherwise that are required in order for the collateral agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. We also agree promptly to notify the collateral agent if any material portion of the Collateral is damaged, destroyed or condemned.

In addition, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, we will deliver to the trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.

No Liability of Directors, Officers, Employees, Incorporators and Shareholders

None of our directors, officers, employees, incorporators, members or shareholders, as such, will have any liability for any of our obligations under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Events of Default

Any one or more of the following events with respect to the Notes that has occurred and is continuing will constitute an “Event of Default” with respect to the Notes under the Indenture:

(i)	failure to pay interest within 30 days after the same becomes due and payable;

(ii)	failure to pay the principal of, or any premium on, the Notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(iii)

failure to perform or breach of any covenant, representation, warranty or other agreement contained in the Indenture, the Notes or the Security Documents (other than a default referred to in clauses (i) and (ii) above) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the Indenture unless the trustee, or the trustee and the holders of a principal amount of the Notes not less than the principal amount of Notes the holders of which gave such notice, as the case may be, agree in writing to an extension of such period before its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of Notes, as the case may be, will be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

(iv)

the occurrence of a matured event of default, as defined in any of our instruments or any significant subsidiary’s instruments under which there is or by which there is evidenced any Indebtedness of us or any significant subsidiary, that has resulted in the acceleration of such Indebtedness in excess of $100 million, or any default in payment of Indebtedness in excess of $100 million at final maturity, after the expiration of any applicable grace or cure periods; provided, however, that the waiver or cure of any such default under any such instrument or Indebtedness shall constitute a waiver and cure of the corresponding Event of Default under the Indenture and the rescission and annulment of the consequences thereof shall constitute a rescission and annulment of the corresponding consequences under the Indenture;

(v)	certain events of bankruptcy or insolvency described in the Indenture with respect to us or any significant subsidiary thereof;

(vi)

our repudiation of any of our obligations under any of the Security Documents or the unenforceability of any of the Security Documents against us for any reason if such unenforceability shall be applicable to (x) Collateral having an aggregate Fair Market Value of $100 million or more or (y) the Pledged Stock and any such unenforceability has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the Indenture;

(vii)

any Security Document or any lien purported to be granted thereby on (x) the Pledged Stock or (y) assets having a Fair Market Value in excess of $100 million is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the Indenture) to be fully enforceable and perfected and any such unenforceability or lack of perfection has not been cured within 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes as provided in the Indenture; and

(viii)	the failure by us to pay final judgments aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 60 days.

As used herein, “Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by our chief financial officer or our Board of Directors.

Remedies

Acceleration of Maturity

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to us or any Significant Subsidiary, then the principal, premium, if any, and accrued interest on the Notes shall be immediately due and payable, without any declaration or other act on the part of the trustee or any holder. If any other Event of Default occurs and is continuing, then either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all of the outstanding Notes to be due and payable immediately by written notice to us (and to the trustee if given by holders); provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the Indenture, including the Notes, the trustee or the holders of not less than 25% in aggregate principal amount of such securities, considered as one class, may make such declaration of acceleration and not the holders of any one series of such securities.

At any time after such a declaration of acceleration with respect to any series of securities outstanding under the Indenture has been made, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

(1)	we have paid or deposited with the trustee a sum sufficient to pay:

(a)	all overdue interest, if any, on all securities of such series;

(b)

the principal of and premium, if any, on any securities of such series which have become due otherwise than by such declaration of acceleration and interest, if any, thereon at the rate or rates prescribed therefor in such securities;

(c)	interest, if any, upon overdue interest, if any, at the rate or rates prescribed therefor in the securities, to the extent that payment of such interest is lawful; and

(d)	all amounts due to the trustee under the Indenture in respect of compensation and reimbursement of expenses; and

(2)

all Events of Default with respect to the securities of such series, other than the nonpayment of the principal of the securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

Right to Direct Proceedings

If an Event of Default with respect to any series of securities outstanding under the Indenture occurs and is continuing, the holders of a majority in principal amount of such securities will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of securities outstanding under the Indenture, the holders of a majority in aggregate principal amount of the outstanding securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the securities of any one of such series; and provided, further, that (a) such direction does not conflict with any rule of law or with the Indenture, and could not involve the trustee in personal liability in circumstances where indemnity would not, in the trustee’s sole discretion, be adequate, (b) the trustee does not determine that the action so directed would be unjustly prejudicial to the holders of such series of securities not taking part in such direction and (c) the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

Limitation on Right to Institute Proceedings

No holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(i)	such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the Notes;

(ii)

the holders of at least 25% in aggregate principal amount of securities of all series outstanding under the Indenture in respect of which such Event of Default has occurred, considered as one class, have made written request to the trustee to institute proceedings in respect of such Event of Default and have offered the trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request; and

(iii)

for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of securities then outstanding under the Indenture.

Furthermore, no holder of Notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of Notes.

No Impairment of Right to Receive Payment

Notwithstanding that the right of a holder of Notes to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, each holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Note when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired or affected without the consent of such holder.

Notice of Default

The trustee is required to give the holders of securities outstanding under the Indenture notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to holders of a default of the character described in clause (iii) under

“—Events of Default” may be given until at least 75 days after the occurrence thereof. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an Event of Default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders.

Reporting

The Indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the Indenture, but a failure by us to deliver such notice of a default will not constitute a default under the Indenture if we have remedied such default within any applicable cure period.

Modification of Indenture

Modifications Without Consent

We and the trustee may enter into one or more supplemental indentures without the consent of any holders of the Notes, for any of the following purposes:

(i)	to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of such party;

(ii)	to add one or more covenants of the Company or other provisions for the benefit of holders of the Notes, or to surrender any right or power conferred upon us by the Indenture;

(iii)

to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition adversely affects the interests of the holders of the Notes in any material respect, such change, elimination or addition will become effective only when no Notes are outstanding;

(iv)	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(v)

to make, complete or confirm any grant of Collateral permitted or required by the Security Documents or, with the consent of the collateral agent, any release of Collateral that becomes effective as set forth in the Security Documents;

(vi)	to establish the form or terms of securities of any series or tranche under the Indenture as permitted by the Indenture;

(vii)

provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto;

(viii)	to evidence and provide for the acceptance of appointment by a successor trustee;

(ix)	to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series or tranche of, the securities under the Indenture;

(x)	to change any place or places where—

(a)	the principal of and premium, if any, and interest, if any, on all or any series of securities under the Indenture, or any tranche thereof, will be payable,

(b)	all or any series of securities under the Indenture, or any tranche thereof, may be surrendered for registration of transfer,

(c)	all or any series of securities under the Indenture, or any tranche thereof, may be surrendered for exchange, and

(d)	notices and demands to or upon us in respect of all or any series of securities under the Indenture, or any tranche thereof, and the Indenture may be served;

(xi)

to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add other provisions with respect to matters and questions arising under the Indenture, so long as such other changes or additions do not adversely affect the interests of the holders of any series or tranche of securities under the Indenture in any material respect; or

(xii)	to waive the rights of other secured debt holders.

In addition, if the Trust Indenture Act is amended after the date of the original Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the trustee may, without the consent of any holders of securities outstanding under the Indenture, enter into one or more supplemental indentures to evidence such amendment.

Modifications Requiring Consent

Except as provided above, the consent of the holders of a majority in aggregate principal amount of all series of securities then outstanding under the Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of securities outstanding under the Indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding securities of all tranches so directly affected, considered as one class, will be required; and provided, further, that no such supplemental indenture may:

(1)	reduce the principal amount of or change the stated maturity of any installment of principal of the Notes;

(2)	reduce the rate of or change the stated maturity of any interest payment on the Notes;

(3)

reduce the amount payable upon the redemption of the Notes, in respect of an optional redemption, change the times at which the Notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;

(4)

waive an Event of Default in the payment of principal of, or premium, if any, or interest on the Notes (except a rescission of acceleration of such Notes by the holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make the Notes payable in money other than that stated in the Notes;

(6)

impair the right of any holder of Notes to receive any principal payment or interest payment on such holder’s Notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment;

(7)	make any change in the percentage of the principal amount of the Notes required for amendments or waivers; or

(8)	modify or change any provision of the Indenture affecting the ranking of the Notes in a manner adverse to the holders of the Notes.

It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if their consent approves the substance thereof.

Neither we nor any of our subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there shall be outstanding, securities of one or more specified series outstanding under the Indenture, or one or more tranches thereof, or modifies the rights of the holders of securities of such series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of the securities of any other series or tranche.

If the supplemental indenture or other document establishing any series or tranche of securities under the Indenture so provides, and as specified in the applicable prospectus supplement and/or pricing supplement, the holders of such securities will be deemed to have consented, by virtue of their purchase of such securities, to a supplemental indenture containing the additions, changes or eliminations to or from the Indenture which are specified in such supplemental indenture or other document, no act of such holders will be required to evidence such consent and such consent may be counted in the determination of whether the holders of the requisite principal amount of securities have consented to such supplemental indenture.

Satisfaction and Discharge

The Notes, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the trustee, in trust:

(i)	money in an amount which will be sufficient,

(ii)

in the case of a deposit made before the maturity of such Notes, Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the trustee, will be sufficient, or

(iii)	a combination of (i) and (ii) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities. For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, and such other obligations or instruments as shall be specified in an accompanying prospectus supplement.

The Indenture will be deemed to have been satisfied and discharged when no Indenture Securities remain outstanding thereunder and we have paid or caused to be paid all other sums payable by us under the Indenture.

Our right to cause our entire indebtedness in respect of any Notes to be deemed to be satisfied and discharged as described above will be subject to the delivery to the trustee of an opinion of counsel to the effect that in connection with any such deposit above, the holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

Concerning the Trustee

Wells Fargo Bank, N.A. is the trustee under the Indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the Indenture and no others, and no implied covenants or obligations will be read into the Indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the Indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

Registration Rights; Additional Interest

We entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of notes, at our cost, to use best efforts:

•

to file with the SEC this registration statement pursuant to which we will offer, in exchange for the original notes, the exchange notes, identical in all material respects to, and evidencing the same indebtedness as, the original notes (but which will not contain terms with respect to transfer restrictions or provide for the additional interest described below);

•	to cause the exchange offer registration statement to be declared effective under the Securities Act by March 7, 2011; and

•	to cause the exchange offer to be consummated by the April 5, 2011. If we effect the exchange offer, we will be entitled to close the exchange offer 30 business days after its commencement.

Under the registration rights agreement, in the event that:

(a)	we are not permitted to consummate the exchange offer due to a change in law or SEC policy; or

(b)	for any reason, we do not consummate the exchange offer by April 5, 2011; or

(c)	any holder notifies us prior to the 30th business day following the consummation of the exchange offer that:

•	it is not permitted under law or SEC policy to participate in the exchange offer;

•

it cannot publicly resell new notes that it acquires in the exchange offer without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by that holder; or

•	it is a broker-dealer and holds original notes that it acquired directly from us or one of our affiliates;

then we shall use our best efforts to file a shelf registration statement with the SEC to cover resales of the Notesand maintain the effectiveness of the registration statement for two years or such lesser period after which all the notes registered therein have been sold or can be resold without limitation under the Securities Act.

In addition, we agreed to pay additional interest if one of the following “registration defaults” occurs:

•	the exchange offer registration or the shelf registration statement is not declared effective by the dates required in the registration rights agreement;

•	we do not consummate an initial exchange offer by April 5, 2011; or

•

the shelf registration statement is declared effective, but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of any notes registered under the shelf registration statement during the periods specified in the registration rights agreement.

If one of these registration defaults occurs, the annual interest rate on the Notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. When we have cured all of the registration defaults, the interest rate on the Notes will revert immediately to the original level.

Under current SEC interpretations, the Exchange Notes will generally be freely transferable after the exchange offer, except that any broker-dealer that participates in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act when it resells any Exchange Notes. A broker-dealer that delivers a prospectus is subject to the civil liability provisions of the Securities Act and will also be bound by the registration rights agreement, including indemnification obligations.

Holders of original notes must make certain representations (as described in the registration rights agreement) to participate in the exchange offer, notably that they are not an affiliate of us and that they are acquiring the exchange notes in the ordinary course of business and without any arrangement or intention to make a distribution of the exchange notes. Holders original notes must also deliver certain information that is required for a shelf registration statement and provide comments on the shelf registration statement within the time periods specified in the registration rights agreement in order to have their original notes and/or exchange notes included in the shelf registration statement and to receive the liquidated damages described above. A broker-dealer that receives exchange notes in the exchange offer or as part of its market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells the exchange notes.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request.

Book-Entry; Delivery and Form

The original notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as “Global Notes.” The Global Notes will be deposited on the date of the acceptance fro exchange of the original notes and the issuance of the exchange notes with, or on behalf of DTC and registered in the name of Cede & co., as DTC’s nominee.

Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC (such as Euroclear and Clearstream).

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Notes in registered certificated form (“Certificated Notes”) if:

(1)

DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and the Company fails to appoint a successor depositary within 90 days;

(2)	we, in our sole discretion, determine that the Notes shall no longer be represented by such Global Notes;

(3)	there shall have occurred a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend unless that legend is not required by applicable law.

Book-Entry Procedures for the Global Notes

The description of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience and are not intended to serve as a representation or warranty of any kind. These operations and procedures are solely within the control of these settlement systems and are subject to change by term from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system and its participants directly to discuss these matters.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book- entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial Owners of Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Security Documents. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners; in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information from the issuer or agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or its nominee, agent or issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within ninety (90) days, we will issue Notes in definitive form in exchange for the global securities relating to the Notes. In addition, we may at any time and in our sole discretion, subject to the procedures of the depositary and DTC, determine not to have the Notes or portions of the Notes represented by one or more global securities and, in that event, will issue individual Notes in exchange for the global security or securities representing the Notes. Further, if we so specify with respect to any Notes, an owner of a beneficial interest in a global security representing the Notes may, on terms acceptable to us and the depositary for the global security, receive individual Notes in exchange for the beneficial interest, subject to DTC’s procedures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to the beneficial interest, and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. Such Notes will be subject to certain restrictions on registration of transfers as described under “Notice to Investors” and will bear the legend set forth thereunder. The Notes may not be resold or transferred except as permitted under the Securities Act and the applicable state securities laws pursuant to registration or exemption therefrom. We will have no obligation to register the Notes offered hereby for resale under United States securities laws, and have no plans to do so. Furthermore, we have not registered the Notes under any other country’s securities laws.

Governing Law

The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

“Additional Credit Document” means any designated agreement by which the Issuer intends to incur additional obligations which shall constitute Additional Secured Obligations.

“Additional Secured Obligations” shall mean any indebtedness and obligations of the Issuer arising under any Additional Credit Document that the Issuer designates as Additional Secured Obligations in accordance with the terms of the Collateral Agency Agreement, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the Credit Agreement and the other Credit Documents as of the date of such designation; provided that the holder of such indebtedness or other obligations (or the agent, trustee or representative acting on behalf of the holder of such indebtedness or other obligation) shall either be a party hereto or shall have executed and delivered to the collateral agent a Joinder Agreement pursuant to which such holder (or such agent, trustee or representative acting on behalf of such holder) has become a party to the Collateral Agency Agreement and has agreed to be bound by the obligations of a “Secured Party” under the terms of the Collateral Agency Agreement. Subject to meeting the requirements of the preceding sentence, Additional Secured Obligations shall include (a) advances to, and debts, liabilities, obligations, covenants and duties of the Issuer arising under any Additional Credit Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Issuer, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) the obligation to pay principal, interest, reimbursement obligations, charges, expenses, fees, attorney fees and expenses, indemnities and other amounts payable by the Issuer under any Additional Credit Document, and (c) the obligation of the Issuer to reimburse any amount in respect of any of the foregoing that any Additional Secured Party, in its sole discretion, may elect to pay or advance on behalf of the Issuer.

“Additional Secured Parties” means any holders of any Additional Secured Obligations and any Authorized Representative with respect thereto.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct generally the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agents” means, collectively, the Credit Agreement Facility Agent and the collateral agent.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Representative” shall mean (a) in the case of any Credit Agreement Obligations or the Credit Agreement Lenders under the Credit Agreement, the Credit Agreement Facility Agent, (b) in the case of any Secured Hedge Obligations and the Interest Rate Hedge Banks, such Interest Rate Hedge Bank or any Person appointed by such Interest Rate Hedge Bank to act as its agent or representative, (c) in the case of the Indenture and the Notes, the trustee, and (d) in the case of any Series of Additional Secured Obligations or Additional Secured Parties that become subject to the Collateral Agency Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in the place of payment are generally authorized or required by law, regulation or executive order to remain closed.

“Capitalized Lease” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(i)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), other than the Permitted Holders, becomes the “beneficial owners” (as used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group will be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company or otherwise;

(ii)

the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) to any person other than the Permitted Holders shall have occurred, or the Company merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction;

(iii)

during any period, individuals who at the beginning of such period constituted the Board of Directors of the Company (for so long as the Amended and Restated Bylaws of the Company, dated February 6, 2009 (as amended from time to time, the “Bylaws”) are in effect, together with any replacement or new directors appointed to such Board of Directors in accordance with the terms of the Bylaws, and to the extent the terms of the Bylaws are no longer in effect, together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(iv)	our shareholders shall have approved any plan of liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Collateral” shall mean all the “Collateral,” as defined in each of the Security Documents.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of February 6, 2009, as amended and restated as of March 31, 2010, among Puget Energy Inc., Puget Merger Sub Inc., Puget Equico LLC, Barclays Bank PLC, each Interest Rate Hedge Bank and each additional Authorized Representative.

“Collateral Documents” means the Collateral Agency Agreement, the Pledge Agreement and the Security Agreement.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Controlling Authorized Representative” shall mean (a) until the earlier to occur of (i) the Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement Facility Agent and (b) from and after the earlier to occur of (i) Discharge of Credit Agreement Obligations and (ii) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the Authorized Representative for the Majority Non-Controlling Voting Parties at such time.

“Credit Agreement Facility Agent” means Barclays Bank PLC, together with any successor Credit Agreement Facility Agent appointed pursuant to the Credit Agreement.

“Credit Agreement Lender” means, any party to the Credit Agreement as a “Lender.”

“Credit Agreement Obligations” means all Obligations as such term is defined under the Credit Agreement.

“Credit Documents” shall mean, collectively (without duplication), each Financing Document and any Additional Credit Document providing for or evidencing any Additional Secured Obligations.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Discharge of Credit Agreement Obligations” shall mean, except as expressly set forth in the Financing Documents, the payment in full in cash of all outstanding principal amount of Loans under the Credit Agreement, all interest due (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and any post-petition interest) on all “Obligations” outstanding under the Credit Agreement and all fees payable or otherwise accrued under the Financing Documents (other than any contingent indemnity obligations that expressly survive the termination of the Financing Documents).

“Discharge of Secured Obligations” shall mean, except as otherwise provided in the Financing Documents, the payment in full in cash of all (a) outstanding Secured Obligations under any Credit Document, (b) interest (including, without limitation, interest accruing at the then applicable rate provided in the applicable Credit Document after the maturity of the Loans or other indebtedness or other relevant Secured Obligations and postpetition interest) on all Secured Obligations outstanding under any Credit Document, and (c) all fees and other Secured Obligations outstanding under each Credit Document (other than any contingent indemnity obligations that expressly survive the termination of the Credit Documents).

“Equity Interests” means, with respect to any Person, all of the shares, membership interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Event of Default” shall mean (a) an “event of default” under and as defined in the Credit Agreement or any Additional Credit Document or (b) any event leading to an “early termination date” or an “early termination event” under any Interest Rate Hedging Agreement with respect to which the Issuer or any Loan Party is the defaulting party or affected party, as the case may be.

“Financing Documents” means the Credit Agreement, the Collateral Agency Agreement, the Security Agreement and the Pledge Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)

all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including, without limitation, hybrid debt securities;

(b)	letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments issued or created by or for the account of such Person;

(c)

net obligations of such Person under any Interest Hedging Agreement (the amount of any such net obligation to be the amount that is or would be payable upon settlement, liquidation, termination or acceleration thereof at the time of calculation);

(d)

all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) accrued expenses in the ordinary course of business, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iv) obligations with respect to commodity purchase contracts);

(e)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness;

(g)

all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such Person or any other or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all guarantees of such Person in respect of Indebtedness referred to in any of the foregoing clauses (a) through (g).

“Indenture Securities” means all debt securities outstanding under the Indenture.

“Independent Investment Banker” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC, or their respective successors, or if any such firm is unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by us.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under Debtor Relief Laws with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Intercreditor Vote” shall mean a vote conducted in accordance with the procedures set forth in Article 3 of the Collateral Agency Agreement among the Voting Parties for the Series entitled to vote with respect to the particular decision at issue.

“Interest Hedging Agreements” means any rate swap, cap or collar agreement or similar arrangement between the Issuer and one or more interest rate hedge providers designed to protect such Person against fluctuations in interest rates. For purposes of the Collateral Agency Agreement, the indebtedness at any time of the Issuer under an Interest Hedging Agreement shall be determined at such time in accordance with the methodology set forth in such Interest Hedging Agreement.

“Interest Rate Hedge Banks” shall mean (a) any Person that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender at the time it enters into an Interest Hedging Agreement or (b) Macquarie Bank Limited to the extent it enters into an Interest Hedging Agreement, in each case, in its capacity as a party to such Interest Hedging Agreement and only for so long as any obligations of the Issuer remain outstanding under the Interest Hedging Agreement to which such Interest Rate Hedge Bank is a party; provided that such Interest Rate Hedge Bank executes a Joinder Agreement pursuant to the terms of the Collateral Agency Agreement; and provided, further, that no Affiliate of the Issuer other than Macquarie Bank Limited and its successors shall become an Interest Rate Hedge Bank.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s or, if either S&P or Moody’s shall not make a rating on the Notes publicly available, another Rating Agency.

“Investors” means (i) Macquarie Infrastructure Partners I, (ii) Macquarie Infrastructure Partners II, (iii) Macquarie Capital Group Limited, (iv) Macquarie-FSS Infrastructure Trust, (v) the Canada Pension Plan Investment Board, (vi) the British Columbia Investment Management Corporation, (vii) the Alberta Investment Management Corporation and (viii) each of their respective Affiliates (not including, however, any portfolio companies of any of the Investors). For purposes of the preceding sentence, the term “portfolio companies” does not include, without limitation, (i) any investment fund or investment vehicle managed or co-managed by any Investor or by any of such investment funds’ or investment vehicles’ Affiliates or (ii) any direct or indirect non-operating subsidiary of any Investor.

“Issuer” means the Puget Energy Inc. and Puget Merger Sub Inc.

“Joinder Agreement” shall mean a Joinder Agreement executed by the collateral agent and each Authorized Representative for the Secured Obligations subject thereto in accordance with the terms of the Collateral Agency Agreement.

“Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan made pursuant to the Credit Agreement.

“Loan Parties” means Puget Equico and the Issuer.

“Lock-Up Account” means that certain account maintained by the Issuer pursuant to the Credit Agreement.

“Majority Non-Controlling Voting Parties” shall mean, at any time, the Secured Parties owed or holding Secured Obligations that constitute the largest total outstanding amount of any then outstanding Series of Secured Obligations.

“Majority Non-Controlling Voting Party Enforcement Date” shall mean with respect to any Series of Secured Obligations, the date which is 90 days (throughout which 90 day period such Series of Secured Obligations was the Series constituting the Majority Non-Controlling Voting Parties) after the occurrence of both (i) an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) and (ii) the collateral agent’s and each other Authorized Representative’s receipt of written notice from the Authorized Representative for the Majority Non-Controlling Voting Parties certifying that (x) the holders of such Series of Secured Obligations are the Majority Non-Controlling Voting Parties and that an Event of Default (under and as defined in the Credit Document applicable to such Majority Non-Controlling Voting Parties) has occurred and is continuing and (y) the Secured Obligations of such Series are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Credit Document governing the Series for such Majority Non-Controlling Voting Parties; provided that the 90-day period referenced above in this definition shall be stayed and the Majority Non-Controlling Voting Party Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the collateral agent has commenced and is diligently pursuing any enforcement action with respect to such Collateral or (2) at any time any Loan Party or any grantor which has granted a security interest in such Collateral is then a debtor under or with respect to any Insolvency or Liquidation Proceeding.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent) who are holders of Voting Stock of the Company (or any of its direct or indirect parent companies) on the issue date of the Notes and any “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of a majority of the total voting power of the Voting Stock of the Company.

“Permitted Liens” means liens securing Indebtedness of the Company and liens permitted by the Company’s senior secured credit facility (and any amendments, refinancings and replacements thereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of February 6, 2009, as amended and restated as of March 31, 2010, made by Puget Equico LLC to Barclays Bank PLC.

“Rating Agency” means each of Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors), which shall be substituted for Standard & Poor’s or Moody’s, or both, as the case may be.

“Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes). Notwithstanding the foregoing, if the rating of the Notes by each of the Rating Agencies is Investment Grade, then “Ratings Event” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below Investment Grade on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC or their respective successors, and if any of these parties ceases to be a primary U.S. Government Securities Dealer in New York City, we will substitute another primary U.S. Government Securities Dealer selected by us, and (ii) any other primary U.S. Government Securities Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Required Voting Parties” shall mean, with respect to any proposed decision or action hereunder, the Secured Parties owed or holding more than 50% of the Total Outstandings at such time under (i) until the earlier to occur of (x) the Discharge of Credit Agreement Obligations and (y) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date (if any), the Credit Agreement and (ii) from and after the earlier to occur of the (x) Discharge of Credit Agreement Obligations and (y) the occurrence of the Majority Non-Controlling Voting Party Enforcement Date, the applicable Credit Document governing the Series of Secured Obligations of the Majority Non-Controlling Voting Parties at such time.

“Secured Hedge Obligations” shall mean all amounts payable to any Interest Rate Hedge Bank under any Interest Hedging Agreement.

“Secured Obligations” shall mean, (a) all Credit Agreement Obligations, (b) all Secured Hedge Obligations, and (c) any Additional Secured Obligations, in each case, whether fixed or contingent, matured or unmatured, whether or not allowed or allowable in an Insolvency and Liquidation Proceeding.

“Secured Parties” shall mean, collectively, the Agents, the Credit Agreement Lenders, the Interest Rate Hedge Banks, any Additional Secured Parties and each co-agent or sub-agent appointed by any Agent or from time to time pursuant to any Credit Document or the Collateral Agency Agreement.

“Security Agreement” means the Amended and Restated Borrower Security Agreement, dated as of February 6, 2009, as amended and restated as of March 31, 2010 made by Puget Energy Inc., to Barclays Bank PLC.

“Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement and any other security agreements, pledge agreements or other similar agreements delivered to the Agents, the Credit Agreement Lenders, the Interest Rate Hedge Banks and the Additional Secured Parties, and any other agreements, instruments or documents that create or purport to create a Lien in favor of the collateral agent for the benefit of the Secured Parties.

“Senior Credit Facility” means the Credit Agreement, entered into as of May 16, 2008, as amended as of March 31, 2010, among Puget Merger Sub Inc., Barclays Bank PLC and Credit Agreement Lenders.

“Series” shall mean each of (i) the Credit Agreement Obligations, (ii) any Additional Obligations incurred pursuant to any Additional Credit Document which, pursuant to any Joinder Agreement, are represented hereunder by a common Authorized Representative (in its capacity as such for such Secured Obligations) and (iii) the Secured Hedge Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Total Outstandings” shall mean, with respect to any Credit Document (other than any Interest Rate Hedging Agreement), at any time, an amount equal to the sum of, without duplication, the aggregate unpaid principal amount of Loans or other indebtedness outstanding under such Credit Document at such time after giving effect to any borrowings, advances and prepayments or repayments of any Loans or indebtedness under the Credit Agreement or such other Credit Document, as the case may be, on such date, plus the amount of any unfunded commitments under the Credit Agreement or such other Credit Document, as the case may be, on such date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unanimous Voting Parties” shall mean, with respect to any Intercreditor Vote, each of the Credit Agreement Facility Agent, each of the Authorized Representatives appointed under each Additional Credit Document and each Interest Rate Hedge Bank, in each case casting votes representing 100% of the Voting Party Percentage applicable to each such Series of Secured Obligations.

“Voting Parties” means the Credit Agreement Lenders, any Additional Secured Party and, subject to the terms of the Collateral Agency Agreement, each Interest Rate Hedge Bank.

“Voting Party Percentage” shall mean, in connection with any proposed decision or action hereunder, the actual percentage, as determined pursuant to the terms of the Collateral Agency Agreement, of allotted votes cast in favor of such decision or action by the Secured Parties entitled to vote with respect to such decision or action.

“Voting Stock” means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences relevant to the exchange of original notes for exchange notes pursuant to the exchange offer. The following discussion is based on the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, and related United States Treasury regulations, administrative rulings and judicial decisions now in effect, changes to which subsequent to the date hereof may affect the tax consequences described below.

We encourage holders to consult their own tax advisors regarding the United States federal tax consequences of the exchange offer and being a holder of the notes in light of their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to the exchange offer. The holding period of the exchange notes will include the holding period of the original notes, and the tax basis in the exchange notes will be the same as the tax basis in the original notes immediately before the exchange.

PLAN OF DISTRIBUTION

Based on interpretations of the SEC staff in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you are acquiring such exchange notes in the ordinary course of your business;

•	you do not intend to participate in the distribution of exchange notes; and

•	you are not a broker-dealer and are not engaged in, and do not intend to engage in, the distribution of the exchange notes.

We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

•	our affiliate within the meaning of Rule 405 under the Securities Act, or

•	a broker-dealer that acquired original notes as a result of market-making or other trading activities.

The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.

If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering” and “—Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if a broker-dealer acquired original notes as a result of market-making activities or other trading activities, it may exchange them for exchange notes, however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer and such broker-dealer will be required to acknowledge the same. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A broker-dealer may use this prospectus, as amended or supplemented, in connection with these resales, and all dealers effecting transactions in the exchange notes may be required to deliver a prospectus, as amended or supplemented for 180 days following consummation of the exchange offer or until such time that the broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. We will provide copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents during such 180-day (or shorter, if no longer required to deliver a prospectus) period in order to facilitate such resales. We have agreed to pay all expenses incident to the exchange offer (including certain expenses of counsel for the initial purchasers) other than dealers’ and brokers’ discounts, commissions and counsel fees and will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the exchange notes, or

•	a combination of such methods of resale.

The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any profit on any resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation.

LEGAL MATTERS

Certain legal matters in connection with the offering and sale of the Notes will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We and our subsidiary PSE each file reports and information statements and other information with the SEC. You can inspect and copy reports and other information filed by us and PSE at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s website on the Internet at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
Report of Independent Registered Public Accounting Firm – Puget Energy	F-2
Report of Independent Registered Public Accounting Firm – Puget Energy (Predecessor)	F-3

CONSOLIDATED FINANCIAL STATEMENTS:
PUGET ENERGY:
Consolidated Statements of Income – Year Ended December 31, 2010, February 6, 2009 to December 31, 2009 (Successor), January 1, 2009 to February 5, 2009 and Year Ended December 31, 2008 (Predecessor)	F-4
Consolidated Balance Sheets – December 31, 2010 and 2009	F-5

Consolidated Statements of Common Shareholder’s Equity – Year Ended December 31, 2010,  February 6, 2009 to December 31, 2009 (Successor), January 1, 2009 to February 5, 2009 and Year Ended December 31, 2008 (Predecessor)

F-7

Consolidated Statements of Comprehensive Income – Year Ended December 31, 2010,  February 6, 2009 to December 31, 2009 (Successor), January 1, 2009 to February 5, 2009 and Year Ended December 31, 2008 (Predecessor)

F-8

Consolidated Statements of Cash Flows – Year Ended December 31, 2010, February  6, 2009 to December 31, 2009 (Successor), January 1, 2009 to February 5, 2009 and Year Ended December 31, 2008 (Predecessor)

F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Puget Energy, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, common shareholder’s equity, comprehensive income and cash flows present fairly, in all material respects, the financial position of Puget Energy, Inc. and its subsidiaries (Successor Company) at December 31, 2010 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2010 and for the period from February 6, 2009 through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the schedule of Condensed Financial Information of Puget Energy and the schedule of Valuation and Qualifying Accounts and Reserves for the year ended December 31, 2010 and for the period from February 6, 2009 through December 31, 2009, present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedules and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

March 4, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Puget Energy, Inc.:

In our opinion, the accompanying consolidated statements of income, common shareholder’s equity, comprehensive income and cash flows of Puget Energy, Inc. and its subsidiaries (Predecessor Company) present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 2009 to February 5, 2009 and for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the schedule of Condensed Financial Information of Puget Energy and the schedule of Valuation and Qualifying Accounts and Reserves for the period from January 1, 2009 to February 5, 2009 and for the year ended December 31, 2008 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for business combinations in 2009.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Seattle, Washington
February 25, 2010

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Operating revenue:
Electric	$2,107,469	$1,885,118	$213,618	$2,129,463
Gas	1,011,531	1,034,744	190,001	1,216,868
Other	3,217	5,286	94	11,442

Total operating revenue	3,122,217	2,925,148	403,713	3,357,773

Operating expenses:
Energy costs:
Purchased electricity	773,429	796,040	90,737	903,317
Electric generation fuel	268,147	196,483	11,961	212,333
Residential exchange	(75,109)	(83,962)	(12,542)	(40,664)
Purchased gas	535,933	597,935	120,925	737,851
Net unrealized (gain) loss on derivative instruments	54,095	(156,601)	3,867	7,538
Utility operations and maintenance	486,701	449,745	37,650	461,632
Non-utility expense and other	23,952	16,672	112	12,785
Merger and related costs	—	2,731	44,324	9,252
Depreciation	292,634	242,477	21,773	255,706
Amortization	71,572	63,466	4,969	56,422
Conservation amortization	90,109	58,875	7,592	61,650
Taxes other than income taxes	292,520	266,424	36,935	297,203

Total operating expenses	2,813,983	2,450,285	368,303	2,975,025

Operating income	308,234	474,863	35,410	382,748
Other income (deductions):
Other income	45,196	49,158	3,653	33,274
Other expense	(5,673)	(6,154)	(369)	(7,215)
Unhedged interest rate derivative expense	(7,955)	—	—	—
Charitable contributions	—	(5,000)	—	—
Interest charges:
AFUDC	14,157	8,864	350	8,610
Interest expense	(321,167)	(265,675)	(17,291)	(202,582)

Income before income taxes	32,792	256,056	21,753	214,835
Income tax expense	2,481	82,041	8,997	59,906

Net income	$30,311	$174,015	$12,756	$154,929

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

ASSETS

	DECEMBER 31,
	2010	2009
Utility plant:
Electric plant	$5,253,786	$4,705,900
Gas plant	2,129,200	1,995,219
Common plant	318,615	284,758
Less: Accumulated depreciation and amortization	(429,038)	(185,474)

Net utility plant	7,272,563	6,800,403

Other property and investments:
Goodwill	1,656,513	1,656,513
Investment in Bonneville Exchange Power contract	22,923	26,450
Other property and investments	125,918	127,073

Total other property and investments	1,805,354	1,810,036

Current assets:
Cash and cash equivalents	36,557	78,527
Restricted cash	5,470	19,844
Accounts receivable, net of allowance for doubtful accounts	327,615	320,016
Unbilled revenue	194,088	208,948
Purchased gas adjustment receivable	5,992	—
Materials and supplies, at average cost	85,413	75,035
Fuel and gas inventory, at average cost	96,633	96,483
Unrealized gain on derivative instruments	7,500	14,948
Income taxes	76,183	134,617
Prepaid expense and other	14,835	13,117
Power contract acquisition adjustment gain	134,553	169,171
Deferred income taxes	83,086	39,977

Total current assets	1,067,925	1,170,683

Other long-term and regulatory assets:
Regulatory asset for deferred income taxes	73,337	89,303
Regulatory asset for PURPA buyout costs	40,629	78,162
Power cost adjustment mechanism	15,618	8,529
Regulatory assets related to power contracts	116,116	210,340
Other regulatory assets	773,974	751,999
Unrealized gain on derivative instruments	8,233	25,459
Power contract acquisition adjustment gain	624,667	865,020
Other	130,920	90,206

Total other long-term and regulatory assets	1,783,494	2,119,018

Total assets	$11,929,336	$11,900,140

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

CAPITALIZATION AND LIABILITIES

	DECEMBER 31,
	2010	2009
Capitalization:
Common shareholder’s equity:
Common stock $0.01 par value, 1,000 share authorized, 200 shares outstanding	$—	$—
Additional paid-in capital	3,308,957	3,308,957
Earnings reinvested in the business	17,024	91,024
Accumulated other comprehensive income (loss) – net of tax	(3,069)	23,487

Total common shareholder’s equity	3,322,912	3,423,468

Long-term debt:
PSE first mortgage bonds and senior notes	3,052,000	2,709,000
PSE pollution control revenue bonds:
Revenue refunding 2003 series, due 2031	161,860	161,860
PSE junior subordinated notes	250,000	250,000
Puget Energy long-term debt	1,490,000	1,483,000
PSE long-term debt due within one year	(260,000)	(232,000)
Debt discount and other	(311,147)	(331,162)

Total long-term debt	4,382,713	4,040,698

Total capitalization	7,705,625	7,464,166

Current liabilities:
Accounts payable	291,148	321,287
Short-term debt	247,000	105,000
Current maturities of long-term debt	260,000	232,000
Accrued expenses:
Purchased gas adjustment liability	—	49,587
Taxes	81,505	77,302
Salaries and wages	34,453	30,654
Interest	59,182	52,540
Unrealized loss on derivative instruments	273,100	168,783
Power contract acquisition adjustment loss	69,915	94,223
Other	114,409	194,786

Total current liabilities	1,430,712	1,326,162

Long-term and regulatory liabilities:
Deferred income taxes	1,127,611	1,147,667
Unrealized loss on derivative instruments	183,135	89,717
Regulatory liabilities	305,936	261,990
Regulatory liabilities related to power contracts	759,220	1,034,192
Power contract acquisition adjustment loss	46,779	117,272
Other deferred credits	370,318	458,974

Total long-term and regulatory liabilities	2,792,999	3,109,812

Commitments and contingencies (Note 21)

Total capitalization and liabilities	$11,929,336	$11,900,140

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER’S EQUITY

(Dollars in Thousands)

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	EARNINGS REINVESTED IN THE BUSINESS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL EQUITY
	SHARES	AMOUNT
PREDECESSOR
Balance at December 31, 2007	129,678,489	$1,297	$2,278,500	$240,079	$2,078	$2,521,954
Net income	—	—	—	154,929	—	154,929
Common stock dividend declared	—	—	—	(129,677)	—	(129,677)
Adjustment to initially apply ASC 820, Fair Value Measurements	—	—	—	(5,848)	—	(5,848)
Common stock issued:
Employee plans	—	—	(3,275)	—	—	(3,275)
Other comprehensive loss	—	—	—	—	(264,882)	(264,882)

Balance at December 31, 2008	129,678,489	$1,297	$2,275,225	$259,483	$(262,804)	$2,273,201
Net income	—	—	—	12,756	—	12,756
Common stock dividend declared	—	—	—	(38,188)	—	(38,188)
Common stock expense	—	—	(455)	—	—	(455)
Vesting of employee common stock	—	—	1,531	—	—	1,531
Other comprehensive loss	—	—	—	—	(19,312)	(19,312)

Balance at February 5, 2009	129,678,489	$1,297	$2,276,301	$234,051	$(282,116)	$2,229,533

SUCCESSOR
Capitalization at merger	200	$—	$3,308,529	$—	$—	$3,308,529
Net income	—	—	—	174,015	—	174,015
Common stock dividend declared	—	—	—	(82,991)	—	(82,991)
Employee stock plan tax windfall	—	—	428	—	—	428
Other comprehensive income	—	—	—	—	23,487	23,487

Balance at December 31, 2009	200	$—	$3,308,957	$91,024	$23,487	$3,423,468
Net income	—	—	—	30,311	—	30,311
Common stock dividend declared	—	—	—	(104,311)	—	(104,311)
Other comprehensive income	—	—	—	—	(26,556)	(26,556)

Balance at December 31, 2010	200	$—	$3,308,957	$17,024	$(3,069)	$3,322,912

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Thousands)

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Net income	$30,311	$174,015	$12,756	$154,929

Other comprehensive income (loss):
Net unrealized loss on interest rate swaps during the period, net of tax of $(31,325), $(12,264), $0 and $0, respectively	(58,175)	(22,777)	—	—
Reclassification of net unrealized loss on interest rate swaps during the period, net of tax of $11,860, $10,168, $0 and $0, respectively	22,027	18,884	—	—
Net unrealized gain (loss) from pension and postretirement plans, net of tax of $2,842, $18,554, $ 170 and $(80,769), respectively	5,172	34,458	315	(149,999)
Net unrealized loss on energy derivative instruments during the period, net of tax of $0, $(14,120), $(13,010) and $(73,621), respectively	—	(26,222)	(24,162)	(136,725)
Reclassification of net unrealized loss on energy derivative instruments settled during the period, net of tax of $2,380, $10,309, $2,428 and $11,590, respectively	4,420	19,144	4,509	21,525
Amortization of financing cash flow hedge contracts to earnings, net of tax of $0, $0, $15 and $171, respectively	—	—	26	317

Other comprehensive income (loss)	(26,556)	23,487	(19,312)	(264,882)

Comprehensive income (loss)	$3,755	$197,502	$(6,556)	$(109,953)

The accompanying notes are an integral part of the consolidated financial statements.

PUGET ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	SUCCESSOR		PREDECESSOR
	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Operating activities:
Net income	$30,311	$174,015	$12,756	$154,929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	292,634	242,477	21,773	255,706
Amortization	71,572	63,466	4,969	56,422
Conservation amortization	90,109	58,875	7,592	61,650
Deferred income taxes and tax credits, net	(32,955)	243,381	(512)	80,596
Amortization of gas pipeline capacity assignment	(8,644)	(8,620)	(791)	(9,346)
Carrying value related to California wholesale energy sale regulatory asset	17,763	—	—	—
Non cash return on regulatory assets	(17,864)	(25,342)	(2,185)	(11,018)
Net unrealized loss (gain) on derivative instruments	50,495	(156,601)	3,867	7,538
Renewable energy credit payments received	44,633	25,748	942	3,008
Pension funding	(12,000)	(18,400)	—	(24,900)
Change in residential exchange program	(55)	(2,667)	1,927	37,811
Derivative contracts classified as financing activities due to merger	371,621	524,397	—	—
Storm damage deferred costs	(13,952)	—	—	—
Other	(2,774)	(943)	2,230	1,849
Change in certain current assets and liabilities:
Accounts receivable and unbilled revenue	7,261	91,515	(31,332)	(29,405)
Materials and supplies	(19,378)	4,077	(3,388)	89
Fuel and gas inventory	3,591	(11,444)	7,605	(20,433)
Income taxes	58,434	(133,773)	18,277	25,182
Prepayments and other	(2,345)	5,744	(3,295)	(3,055)
Purchased gas adjustment	(55,579)	38,984	1,711	(68,972)
Accounts payable	(26,396)	(85,073)	(40,203)	21,420
Taxes payable	4,203	12,227	(3,340)	313
Accrued expenses and other	15,264	(31,473)	59,172	(2,802)

Net cash provided by operating activities	865,949	1,010,570	57,775	536,582

Investing activities:
Construction expenditures – excluding equity AFUDC	(859,091)	(726,157)	(49,531)	(846,001)
Energy efficiency expenditures	(95,726)	(82,258)	(4,918)	(66,126)
Treasury grant payment received	28,675	—	—	—
Restricted cash	14,374	(945)	(10)	(14,096)
Cash proceeds from property sales	5,145	28,152	—	2,248
Other	856	(1,868)	959	(7,880)

Net cash used in investing activities	(905,767)	(783,076)	(53,500)	(931,855)

Financing activities:
Change in short-term debt and leases, net	141,941	38,807	(151,800)	704,214
Dividends paid	(104,311)	(121,179)	—	(129,677)
Long-term notes and bonds issued	1,025,000	400,211	250,000	—
Redemption of preferred stock	—	—	(1,889)	—
Redemption of bonds and notes	(675,000)	(158,000)	—	(179,500)
Derivative contracts classified as financing activities due to merger	(371,621)	(524,397)	—	—
Issuance cost of bonds and other	(18,161)	(16,372)	7,133	(2,035)

Net cash provided by (used in) financing activities	(2,152)	(380,930)	103,444	393,002

Net increase (decrease) in cash and cash equivalents	(41,970)	(153,436)	107,719	(2,271)
Cash and cash equivalents at beginning of period	78,527	231,963	38,526	40,797

Cash and cash equivalents at end of period	$36,557	$78,527	$146,245	$38,526

Supplemental cash flow information:
Cash payments for interest (net of capitalized interest)	$278,926	$247,247	$1,239	$204,837
Cash payments (refunds) for income taxes	(22,243)	(47,740)	—	(42,338)

The accompanying notes are an integral part of the consolidated financial statements.

COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

BASIS OF PRESENTATION

Puget Energy, Inc. (Puget Energy) is an energy services holding company that owns Puget Sound Energy, Inc. (PSE). PSE is a public utility incorporated in the state of Washington that furnishes electric and natural gas services in a territory covering 6,000 square miles, primarily in the Puget Sound region. On February 6, 2009, Puget Holdings LLC (Puget Holdings), a consortium of long-term infrastructure investors, completed its merger with Puget Energy. As a result of the merger, Puget Energy is a direct wholly-owned subsidiary of Puget Equico LLC (Puget Equico), which is an indirect wholly-owned subsidiary of Puget Holdings. The acquisition of Puget Energy was accounted for in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, “Business Combinations” (ASC 805), as of the date of the merger. ASC 805 requires the acquirer to recognize and measure identifiable assets acquired and liabilities assumed at fair value as of the merger date. Puget Energy’s consolidated financial statements and accompanying footnotes have been segregated to present pre-merger activity as the “Predecessor” Company and post-merger activity as the “Successor” Company.

The consolidated financial statements of Puget Energy reflect the accounts of Puget Energy and its subsidiary, PSE. PSE’s consolidated financial statements include the accounts of PSE and its subsidiaries. Puget Energy and PSE are collectively referred to herein as “the Company.” The consolidated financial statements are presented after elimination of all significant intercompany items and transactions. PSE’s accounting continues to be on a historical basis and PSE’s financial statements do not include any ASC 805 purchase accounting adjustments.

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year presentation.

UTILITY PLANT

PSE capitalizes, at original cost, additions to utility plant, including renewals and betterments. Costs include indirect costs such as engineering, supervision, certain taxes, pension and other employee benefits and an Allowance For Funds Used During Construction (AFUDC). Replacements of minor items of property and major maintenance are included in maintenance expense. The original cost of utility plant is charged to accumulated depreciation and costs associated with removal of property, less salvage, are charged to the cost of removal regulatory liability when the property is retired and removed from service.

Puget Energy remeasured the carrying amount of utility plant to fair value on February 6, 2009, as a result of purchase accounting adjustments. After February 6, 2009, utility plant additions are capitalized at original cost.

NON-UTILITY PROPERTY, PLANT AND EQUIPMENT

For PSE, the costs of other property, plant and equipment are stated at historical cost. Expenditures for refurbishment and improvements that significantly add to productive capacity or extend useful life of an asset are capitalized. Replacement of minor items is expensed on a current basis. Gains and losses on assets sold or retired are reflected in earnings.

For Puget Energy, the carrying amount of non-utility property, plant and equipment was remeasured to fair value on February 6, 2009, as a result of purchase accounting adjustments. After February 6, 2009, non-utility property, plant and equipment are capitalized at original costs.

DEPRECIATION AND AMORTIZATION

For financial statement purposes, the Company provides for depreciation and amortization on a straight-line basis. Amortization is comprised of intangibles such as computer software and franchises. The depreciation of automobiles, trucks, power-operated equipment, tools and office equipment is allocated to asset and expense accounts based on usage. The annual depreciation provision stated as a percent of a depreciable electric utility plant was 2.7%, 2.6% and 2.8% in 2010, 2009 and 2008, respectively; depreciable gas utility plant was 3.6%, 3.6% and 3.4% in 2010, 2009 and 2008, respectively; and depreciable common utility plant was 11.8%, 9.6% and 5.8% in 2010, 2009 and 2008, respectively. Depreciation on other property, plant and equipment is calculated primarily on a straight-line basis over the useful lives of the assets. The cost of removal is collected from PSE’s customers through depreciation expense and any excess is recorded as a regulatory liability.

GOODWILL

On February 6, 2009, Puget Holdings completed its merger with Puget Energy. Puget Energy remeasured the carrying amount of all its assets and liabilities to fair value, which resulted in recognition of approximately $1.7 billion in goodwill. ASC 350, “Intangibles—Goodwill and Other” (ASC 350), requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the Company’s business or regulatory outlook, legal factors, a sale or disposition of a significant portion of a reporting unit or significant changes in the financial markets which could influence the Company’s access to capital and interest rates. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units and the determination of the fair value of the reporting units. Management has determined Puget Energy has only one reporting unit.

The goodwill recorded by Puget Energy represents the potential long-term return to the Company’s investors. Goodwill is tested for impairment annually using a two-step process. The first step compares the carrying amount of the reporting unit with its fair value, with a carrying value higher than fair value indicating potential impairment. If the first step test fails, the second step is performed. This would entail a full valuation of Puget Energy’s assets and liabilities and comparing the valuation to its carrying amounts, with the aggregate difference indicating the amount of impairment. Goodwill of a reporting unit is required to be tested for impairment on an interim basis if an event occurs or circumstances change that would cause the fair value of a reporting unit to fall below its carrying amount.

Puget Energy conducted its annual impairment test in 2010 using an October 1, 2010 measurement date. The fair value of Puget Energy’s reporting unit was estimated using both discounted cash flow and market approach. Such approaches are considered methodologies that market participants would use. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of long-term rate of growth for Puget Energy business, estimation of the useful life over which cash flows will occur, the selection of utility holding companies determined to be comparable to Puget Energy and determination of an appropriate weighted-average cost of capital or discount rate. The market approach estimates the fair value of the business based on market prices of stocks of comparable companies engaged in the same or similar lines of business. In addition, indications of market value are estimated by deriving multiples of equity or invested capital to various measures of revenue, earnings or cash flow. Changes in these estimates and or assumptions could materially affect the determination of fair value and goodwill impairment of the reporting unit. Based on the test performed, management has determined that there was no indication of impairment of Puget Energy’s goodwill as of October 1, 2010. There were no events or circumstances from the date of the assessment through December 31, 2010 that would impact management’s conclusion.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of demand bank deposits and short-term highly liquid investments with original maturities of three months or less at the time of purchase. Cash equivalents are reported at cost, which approximates fair value, and were $20.6 and $44.3 million as of December 31, 2010 and 2009, respectively.

RESTRICTED CASH

Restricted cash represents cash to be used for specific purposes. The restricted cash balance was $5.5 million and $19.8 million at December 31, 2010 and 2009, respectively. The restricted cash balance in both 2010 and 2009 includes $0.7 million, and $0.8 million which represents funds held by Puget Western, Inc., a PSE subsidiary, for a real estate development project. As of December 31, 2010, other restricted cash includes $3.2 in a Benefit Protection Trust, and $1.6 million in other restricted cash accounts.

MATERIALS AND SUPPLIES

Materials and supplies are used primarily in the operation and maintenance of electric and natural gas distribution and transmission systems as well as spare parts for combustion turbines used for the generation of electricity. PSE records these items at weighted-average cost.

Puget Energy remeasured the carrying amount of materials and supplies to fair value on February 6, 2009, as a result of purchase accounting adjustments. Additionally, materials and supplies include emission allowances, Renewable Energy Credits (RECs) and carbon financials instruments recorded at fair value as of the merger date. After February 6, 2009, items are recorded at weighted-average cost.

FUEL AND GAS INVENTORY

Fuel and gas inventory is used in the generation of electricity and for future sales to the Company’s natural gas customers. Fuel inventory consists of coal, diesel and natural gas used for generation. Gas inventory consists of natural gas and liquefied natural gas (LNG) held in storage for future sales. PSE records these items at the lower of cost or market value using the weighted-average cost method.

For Puget Energy, the carrying amount of fuel and gas inventory was remeasured to fair value on February 6, 2009, as a result of purchase accounting adjustments. After February 6, 2009, additional inventory are recorded at the lower of cost or market value using the weighted-average cost method.

REGULATORY ASSETS AND LIABILITIES

PSE accounts for its regulated operations in accordance with ASC 980 “Regulated Operations” (ASC 980). ASC 980 requires PSE to defer certain costs that would otherwise be charged to expense, if it were probable that future rates will permit recovery of such costs. It similarly requires deferral requires deferral of revenues or gains and losses that are expected to be returned to customers in the future. Accounting under ASC 980 is appropriate as long as rates are established by or subject to approval by independent third-party regulators; rates are designed to recover the specific enterprise’s cost of service; and in view of demand for service, it is reasonable to assume that rates set at levels that will recover costs can be charged to and collected from customers. In most cases, PSE classifies regulatory assets and liabilities as long-term assets or liabilities. The exception is the Purchased Gas Adjustment (PGA) which is a current asset.

Below is a chart with the allowed return on the net regulatory assets and liabilities and times periods associated.

PERIOD	RATE OF RETURN	AFTER-TAX RETURN
April 8, 2010—present	8.10%	6.90%
November 1, 2008—April 7, 2010	8.25	7.00
January 13, 2007—October 31, 2008	8.40	7.06

The net regulatory assets and liabilities at December 31, 2010 and 2009 included the following:

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	REMAINING AMORTIZATION PERIOD		DECEMBER 31,
			2010	2009
PGA deferral of unrealized losses on derivative instruments	(a	)	$149,681	$67,144
Chelan PUD contract initiation	(b	)	133,888	124,406
Storm damage costs electric	3 to 8 years (a	)	103,630	105,676
Deferred income taxes	(a	)	73,337	89,303
Baker Dam licensing operating and maintenance costs	48 years		63,459	69,988
Environmental remediation	(a	)	62,240	59,006
Deferred Washington Commission AFUDC	30 years		53,378	51,734
Energy conservation costs	1 to 2 years		48,367	41,695
PURPA electric energy supply contract buyout costs	1 year		40,629	78,162
White River relicensing and other costs	(a	)	32,260	34,273
Mint Farm ownership and operating costs	14.3 years		29,364	20,805
Investment in Bonneville Exchange power contract	6.5 years		22,923	26,450
California ISO/PX Receivable	N/A		—	21,063
Unamortized loss on reacquired debt	1 to 25.5 years		18,304	19,539
PCA mechanism	(a	)	15,618	8,529
PGA receivable	1 year		5,992	—
Various other regulatory assets	Varies		34,544	49,943

Total PSE regulatory assets			$887,614	$867,716

Cost of removal	(c	)	$(193,765)	$(173,370)
PGA payable	N/A		—	(49,587)
Renewable energy credits	(a	)	(48,493)	(35,481)
Production tax credits	(d	)	(20,186)	—
Summit purchase option buy-out	10 years		(15,488)	(17,062)
Deferred credit on gas pipeline capacity	7.8 years		(13,310)	(14,671)
Various other regulatory liabilities	Up to 6.6 years		(5,642)	(10,002)

Total PSE regulatory liabilities			$(296,884)	$(300,173)

PSE net regulatory assets and liabilities			$590,730	$567,543

(a)

Amortization periods vary depending on timing of underlying transactions or awaiting regulatory approval in a future Washington Utilities and Transportation Commission (Washington Commission) rate proceeding.

(b)	Amortization will begin in November 2011 for a 20-year period.
(c)	The balance is dependent upon the cost of removal of underlying assets and the life of utility plant.
(d)	Amortization will begin once PTCs are utilized by PSE on its tax return.

PUGET ENERGY (DOLLARS IN THOUSANDS)	REMAINING AMORTIZATION PERIOD		DECEMBER 31,
			2010	2009
Total PSE regulatory assets	(a	)	$887,614	$867,716
Puget Energy acquisition adjustments:
Regulatory assets related to power contracts	1 year to 27 years		116,116	210,340
Service provider contracts	1 to 3 years		15,933	29,638
Various other regulatory assets	Varies		28,926	57,089

Total Puget Energy regulatory assets			$1,048,589	$1,164,783

Total PSE regulatory liabilities	(a	)	$(296,884)	$(300,173)
Puget Energy acquisition adjustments:
Regulatory liabilities related to power contracts	1 to 42 years		(759,220)	(1,034,192)
Various other regulatory liabilities	Varies		(9,052)	(11,404)

Total Puget Energy regulatory liabilities			$(1,065,156)	$(1,345,769)

Puget Energy net regulatory asset and liabilities			$(16,567)	$(180,986)

(a)	Puget Energy’s regulatory assets and liabilities include purchase accounting adjustments as a result of the merger. For additional information, see Note 3.

If the Company determines that it no longer meets the criteria for continued application of ASC 980, the Company would be required to write off its regulatory assets and liabilities related to those operations not meeting ASC 980 requirements. Discontinuation of ASC 980 could have a material impact on the Company’s financial statements.

In accordance with guidance provided by ASC 410, “Asset Retirement and Environmental Obligations,” PSE reclassified from accumulated depreciation to a regulatory liability $193.8 million and $173.4 million in 2010 and 2009, respectively, for the cost of removal of utility plant. These amounts are collected from PSE’s customers through depreciation rates.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

The AFUDC represents the cost of both the debt and equity funds used to finance utility plant additions during the construction period. The amount of AFUDC recorded in each accounting period varies depending principally upon the level of construction work in progress and the AFUDC rate used. AFUDC is capitalized as a part of the cost of utility plant and is credited to interest expense and as a non-cash item to other income. Cash inflow related to AFUDC does not occur until these charges are reflected in rates.

The authorized AFUDC rates authorized by the Washington Utilities and Transportation Commission (Washington Commission) for natural gas and electric utility plant additions based on the effective dates is as follows:

EFFECTIVE DATE	WASHINGTON COMMISSION AFUDC RATES
April 8, 2010 - present	8.10%
November 1, 2008 - April 7, 2010	8.25
January 13, 2007 - October 31, 2008	8.40

The Washington Commission authorized the Company to calculate AFUDC using its allowed rate of return. To the extent amounts calculated using this rate exceed the AFUDC calculated rate using the Federal Energy Regulatory Commission (FERC) formula, PSE capitalizes the excess as a deferred asset, crediting other income. The deferred asset is being amortized over the average useful life of PSE’s non-project electric utility plant which is approximately 30 years.

The following table presents the AFUDC amounts:

	YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	2010	2009	2008
Equity AFUDC	$12,677	$4,177	$2,627
Washington Commission AFUDC	3,715	10,693	8,080

Total in other income	16,392	14,870	10,707
Debt AFUDC	14,157	9,214	8,610

Total AFUDC	30,549	24,084	19,317

REVENUE RECOGNITION

Operating utility revenue is recognized when the basis of services is rendered which include estimated unbilled revenue. Sales to other utilities are recognized in accordance with ASC 605 “Revenue Recognition” (ASC 605). Non-utility subsidiaries recognize revenue when services are performed or upon the sale of assets. Revenue from retail sales is billed based on tariff rates approved by the Washington Commission. Sales of RECs are deferred as a regulatory liability.

PSE collected Washington state excise taxes (which are a component of general retail rates) and municipal taxes totaling $231.1 million, $247.8 million and $240.5 million for 2010, 2009 and 2008, respectively. The Company’s policy is to report such taxes on a gross basis in operating revenue and taxes other than income taxes in the accompanying consolidated statements of income.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance for doubtful accounts are provided for electric and natural gas customer accounts based upon a historical experience rate of write-offs of energy accounts receivable as compared to operating revenue. The allowance account is adjusted monthly for this experience rate. Other non-energy receivable balances are reserved in the allowance account based on facts and circumstances surrounding the receivable including, among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risk, indicating some or all of the balance is uncollectible. The allowance account is maintained until either receipt of payment or the likelihood of collection is considered remote at which time the allowance account and corresponding receivable balance are written off.

The Company’s allowance for doubtful accounts at December 31, 2010 and 2009 was $9.8 million and $8.1 million, respectively.

SELF-INSURANCE

PSE currently has no insurance coverage for storm damage and recent environmental contamination occurring on PSE-owned property. PSE is self-insured for a portion of the risk associated with comprehensive liability, workers’ compensation claims and catastrophic property losses other than those which are storm related. The Washington Commission has approved the deferral of certain uninsured storm damage costs that exceed $7.0 million for the years ending 2006 through 2008 and $8.0 million for subsequent years of qualifying storm damage costs for collection in future rates if the outage meets the Institute of Electrical and Electronics Engineers (IEEE) outage criteria for system average interruption duration index.

FEDERAL INCOME TAXES

For Puget Energy and PSE’s separate financial statement purposes, income taxes are allocated to the subsidiaries on the basis of separate company computations of tax, modified by allocating certain consolidated group limitations which are attributed to the separate company level. Taxes payable or receivable are settled with Puget Holdings.

Puget Energy and PSE provide for deferred taxes on certain assets and liabilities that are reported differently for income tax purposes than for financial reporting purposes, as required by ASC 740 “Income Taxes” (ASC 740). Uncertain tax positions are also accounted for under ASC 740. The Company reports interest in interest expense and penalties in other expense in the accompanying consolidated statements of income.

RATE ADJUSTMENT MECHANISMS

PSE has a PCA mechanism that provides for a rate adjustment process if PSE’s costs to provide customers’ electricity varies from a baseline power cost rate established in a rate proceeding. All significant variable power supply cost drivers are included in the PCA mechanism (hydroelectric generation variability, market price variability for purchased power and surplus power sales, natural gas and coal fuel price variability, generation unit forced outage risk and wheeling cost variability). The PCA mechanism apportions increases or decreases in power costs, on a graduated scale, between PSE and its customers. Any unrealized gains and losses from derivative instruments accounted for under ASC 815, “Derivatives and Hedging” (ASC 815), are deferred in proportion to the cost-sharing arrangement under the PCA mechanism. On January 10, 2007, the Washington Commission approved the PCA mechanism with the same annual graduated scale but without a cap on excess power costs.

The graduated scale is as follows:

ANNUAL POWER COST VARIABILITY	CUSTOMERS’ SHARE	COMPANY’S SHARE
+/- $20 million	0%	100%
+/- $20 million - $40 million	50%	50%
+/- $40 million - $120 million	90%	10%
+/- $120 + million	95%	5%

For the year ended December 31, 2010, the annual power costs variability was between $20.0 million and $40.0 million. Accordingly, PSE and the customer share the costs in excess of $20.0 million in equal proportion.

The differences between the actual cost of PSE’s natural gas supplies and natural gas transportation contracts and costs currently allowed by the Washington Commission are deferred and recovered or repaid through the PGA mechanism. The PGA mechanism allows PSE to recover expected gas costs, and defer, as a receivable or liability, any gas costs that exceed or fall short of this expected gas cost amount in the PGA mechanism rates, including interest.

NATURAL GAS OFF-SYSTEM SALES AND CAPACITY RELEASE

PSE contracts for firm natural gas supplies and holds firm transportation and storage capacity sufficient to meet the expected peak winter demand for natural gas by its firm customers. Due to the variability in weather, winter peaking consumption of natural gas by most of its customers and other factors, PSE holds contractual rights to natural gas supplies and transportation and storage capacity in excess of its average annual requirements to serve firm customers on its distribution system. For much of the year, there is excess capacity available for third-party natural gas sales, exchanges and capacity releases. PSE sells excess natural gas supplies, enters into natural gas supply exchanges with third parties outside of its distribution area and releases to third parties excess interstate natural gas pipeline capacity and natural gas storage rights on a short-term basis to mitigate the costs of firm transportation and storage capacity for its core natural gas customers. The proceeds from such activities, net of transactional costs, are accounted for as reductions in the cost of purchased natural gas and passed on to customers through the PGA mechanism, with no direct impact on net income. As a result, PSE nets the sales revenue and associated cost of sales for these transactions in purchased natural gas.

NON-CORE GAS SALES

As part of the Company’s electric operations, PSE provides natural gas to an electric supplier and to its gas-fired generation facilities. The projected volume of natural gas for power is relative to the price of natural gas. Based on the market prices for natural gas, PSE may use the gas it has already purchased to generate power or PSE may sell the already purchased natural gas. The net proceeds from such activities are accounted for in other electric operating revenue and are included in the PCA mechanism.

PRODUCTION TAX CREDIT

Production Tax Credits (PTCs) represent federal income tax incentives available to companies that generate energy from qualifying renewable sources. Prior to July 1, 2010, PTCs that were generated were passed-through to customers in retail sales. After July 1, 2010, PTCs which are generated and owed to customers are recorded as a regulatory liability with a corresponding reduction in electric operating revenue until PSE utilizes the tax credit on its tax return, at which time the PTCs will be credited to customers in retail sales.

ACCOUNTING FOR DERIVATIVES

ASC 815 requires that all contracts considered to be derivative instruments be recorded on the balance sheet at their fair value unless the contracts qualify for an exception. PSE enters into derivative contracts to manage its energy resource portfolio and interest rate exposure including forward physical and financial contracts and swaps. The majority of PSE’s physical contracts qualify for the Normal Purchase Normal Sale (NPNS) exception to derivative accounting rules. PSE may enter into financial fixed contracts to economically hedge the variability of certain index-based contracts. Those contracts that do not meet the NPNS exception are marked-to-market to current earnings in the statements of income, subject to deferral under ASC 980, for energy related derivatives due to the PCA mechanism and PGA mechanism.

On July 1, 2009, Puget Energy and PSE elected to de-designate all energy related derivative contracts previously recorded as cash flow hedges for the purpose of simplifying its financial reporting. The contracts that were de-designated related to physical electric supply contracts and natural gas swap contracts used to fix the price of natural gas for electric generation. For these contracts and for contracts initiated after such date, all mark-to-market adjustments are recognized through earnings. The amount previously recorded in accumulated other comprehensive income (OCI) is transferred to earnings in the same period or periods during which the hedged transaction affected earnings or sooner if management determines that the forecasted transaction is probable of not occurring. As a result, the Company will continue to experience the earnings impact of these reversals from OCI in future periods.

The Company may enter into swap instruments or other financial derivative instruments to manage the interest rate risk associated with its long-term debt financing and debt instruments. As of December 31, 2010, Puget Energy has interest rate swap contracts outstanding related to its long-term debt. For additional information, see Note 10.

FAIR VALUE MEASUREMENTS OF DERIVATIVES

ASC 820, “Fair Value Measurements and Disclosures” (ASC 820), defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). However, as permitted under ASC 820, the Company utilizes a mid-market pricing convention (the mid-point price between bid and ask prices) as a practical expedient for valuing the majority of its assets and liabilities measured and reported at fair value. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. The Company primarily applies the market approach for recurring fair value measurements as it believes that the approach is used by market participants for these types of assets and liabilities. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company values derivative instruments based on daily quoted prices from an independent external pricing service. When external quoted market prices are not available for derivative contracts, the Company uses a valuation model that uses volatility assumptions relating to future energy prices based on specific energy markets and utilizes externally available forward market price curves. All derivative instruments are sensitive to market price fluctuations that can occur on a daily basis.

STOCK-BASED COMPENSATION

The Company applies the fair value approach to stock compensation and estimates fair value in accordance with provisions of ASC 718, “Compensation – Stock Compensation.” Effective February 6, 2009, as a result of the merger, all outstanding shares of the Company were accelerated and vested, the stock compensation plan was terminated and there was no stock-based compensation. The Company recognized $14.5 million of stock compensation expense which was recorded in merger and related costs.

DEBT RELATED COSTS

Debt premiums, discounts, expenses and amounts received or incurred to settle hedges are amortized over the life of the related debt for the Company. The premiums and costs associated with reacquired debt are deferred and amortized over the life of the related new issuance, in accordance with ratemaking treatment for PSE.

STATEMENTS OF CASH FLOWS

PSE funds cash dividends paid to the shareholders of Puget Energy. These funds are reflected in the statement of cash flows of Puget Energy as if Puget Energy received the cash from PSE and paid the dividends directly to the shareholders.

The following non-cash investing and financing activities have occurred at the Company:

•

PSE did not incur any capital lease obligations for the year ended December 31, 2010. PSE incurred capital lease obligations of $15.9 million for vehicles for the year ended December 31, 2009. PSE incurred $45.8 million for energy generation turbines for the year ended December 31, 2008.

•

In connection with the February 6, 2009 merger, Puget Energy assumed $779.3 million of long-term debt in order to pay down PSE short-term debt and assumed $587.8 million of long-term debt to pay off the previous shareholders. This amount was included as part of the purchase price consideration.

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following tables set forth the components of the Company’s accumulated other comprehensive income (loss) at December 31:

PUGET ENERGY (DOLLARS IN THOUSANDS)	AT DECEMBER 31,
	2010	2009
Net unrealized loss on energy derivatives	$(2,658)	$(7,078)
Net unrealized loss on interest rate swaps	(40,041)	(3,893)
Net unrealized gain and prior service cost on pension plans	39,630	34,458

Total Puget Energy, net of tax	$(3,069)	$23,487

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	AT DECEMBER 31,
	2010	2009
Net unrealized loss on energy derivatives	$(34,612)	$(83,158)
Settlement of cash flow hedge contracts	(7,257)	(7,574)
Net unrealized loss and prior service cost on pension plans	(115,778)	(119,388)

Total PSE, net of tax	$(157,647)	$(210,120)

(2) New Accounting Pronouncements

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

Business Combinations. On January 1, 2009, Puget Energy adopted ASC 805, “Business Combinations.” The objective of the standard is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, the standard establishes principles and requirements for how the acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. For additional information, see Note 3.

Fair Value Measurements and Disclosures. In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-6, “Improving Disclosures About Fair Value Measurements” (ASU 2010-6), which requires new disclosures about recurring or nonrecurring fair value measurements including significant transfers into and out of Level 1 and Level 2 fair value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 2 fair value measurements. ASU 2010-6 was effective for annual reporting periods beginning after December 15, 2009, except for the Level 3 reconciliation disclosures, which were effective for annual periods beginning after December 15, 2010. As these new requirements relate solely to disclosures, the adoption of this guidance did not impact the Company’s consolidated financial statements.

On February 6, 2009, Puget Holdings completed its merger with Puget Energy. Puget Energy remeasured the carrying amount of all its assets and liabilities to fair value, which resulted in the recognition of approximately $1.7 billion in goodwill. For additional information, see Note 3.

In September 2009, the FASB issued ASU 2009-12, “Fair Value Measurements and Disclosures: Investments in Certain Entities that Calculate Net Asset Value per Share (or its equivalent).” The standard allows the reporting entity, as a practical expedient, to measure the fair value of investments that do not have readily determinable fair values on the basis of the net asset value per share of the investment if the net asset value of the investment is calculated in a matter consistent with Topic 946, “Financial Services – Investment Companies.” The standard requires disclosures about the nature and risk of the investments and whether the investments are probable of being sold at amounts different from the net asset value per share. The Company adopted the standard as of December 31, 2009, and such adoption did not have an impact on the consolidated financial statements. For additional information, see Note 16.

On January 1, 2008, the Company adopted ASC 820 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The standard defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

The Company adopted ASC 820 on January 1, 2008, prospectively, for financial and nonfinancial instruments measured on a recurring basis, with certain exceptions, including the initial impact of changes in fair value measurements of existing derivative financial instruments measured initially using the transaction price under ASC 815. The difference between the carrying amounts and the fair values of those instruments originally recorded under guidance in ASC 815 was recognized as a cumulative-effect adjustment to the opening balance of retained earnings of $9.0 million before tax as a result of recording a deferred loss on net derivative assets and liabilities.

In January 2009, the Company adopted ASC 820 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The application of the fair value measurement guidance to nonrecurring nonfinancial assets and nonrecurring nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis did not impact the Company’s consolidated financial statements.

Accounting Standards Codification. In June 2009, FASB issued ASU 2009-01, Topic 105, “GAAP amendments based on the Statement of Financial Standards No. 168 – The FASB Accounting Standards Codification and the Hierarchy of GAAP.” With this ASU, the FASB Codification became the authoritative source of GAAP. The FASB Codification was effective for interim and annual reporting periods ending after September 15, 2009, which was September 30, 2009 for the Company. The FASB Codification did not have a material impact on the financial reporting of the Company.

Derivative Instruments Disclosures. In January 2009, FASB issued a new standard, which required additional disclosures about the Company’s objectives in using derivative instruments and hedging activities, and tabular disclosures of the effects of such instruments and related hedged items on the Company’s financial position, financial performance, and cash flows. For additional information, see Note 13.

Retirement Benefits Disclosures. Effective December 31, 2009, ASC 715 “Compensation – Retirement Benefits” (ASC 715) directs companies to provide additional disclosures about plan assets of a defined benefit pension or other postretirement plan. The objectives of the disclosures are to disclose the following: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) major categories of plan assets; (3) inputs and valuation techniques used to measure the fair value of plan assets; (4) effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. For additional information, see Note 16.

Subsequent Events. In May 2009, FASB issued ASC 855, “Subsequent Events,” a new standard on subsequent events. The standard does not require significant changes regarding recognition or disclosure of subsequent events but does require disclosure of the date through which subsequent events have been evaluated for disclosure and recognition. The standard is effective for financial statements issued after June 15, 2009, which was the quarter ended June 30, 2009 for the Company. The implementation of this standard did not have a significant impact on the financial statements of the Company.

Variable Interest Entities. In December 2009, the FASB issued ASU 2009-17, Topic 810, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which amended the FASB ASC for the issuance of pre-codification FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R).” This standard replaces the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity (VIE). An approach focused on identifying which reporting entity has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and: (1) the obligation to absorb losses of the entity; or (2) the right to receive benefits from the entity. An approach that is primarily qualitative is expected to be more effective for identifying which reporting entity has a controlling financial interest in a VIE. This standard also requires additional disclosures about a reporting entity’s involvement in VIE relationships. The Company adopted the standard as of January 1, 2010, which did not have an impact on the consolidated financial statements.

(3) Business Combinations (Puget Energy Only)

On February 6, 2009, Puget Holdings completed its merger with Puget Energy. As a result of the merger, Puget Energy is the direct wholly-owned subsidiary of Puget Equico, which is an indirect wholly-owned subsidiary of Puget Holdings. After the merger, Puget Energy has 1,000 shares authorized, of which 200 shares have been issued at a par value of $0.01 per share.

At the time of the merger, each issued and outstanding share of common stock of Puget Energy was cancelled and converted automatically into the right to receive $30.00 in cash, without interest. The fair value of consideration transferred was $3.9 billion, including funding by Puget Holdings of $3.0 billion, debt of $0.6 billion issued by Puget Energy and $0.3 billion that was the result of the stepped-up basis of the investors’ previously owned shares.

The table below is the statement of fair value of assets acquired and accrued liabilities assumed as of February 6, 2009 measured in accordance with ASC 805. There were no adjustments subsequent to the merger transaction date.

(DOLLARS IN THOUSANDS)	AMOUNT
Net utility plant	$6,346,032
Other property and investments	151,913
Goodwill	1,656,513
Current assets	1,259,505
Long-term and regulatory assets	2,497,355
Long-term debt	2,490,544
Current liabilities	2,173,079
Long-term liabilities	3,358,000

The following tables present the fair value adjustments to Puget Energy’s balance sheet and recognition of goodwill in accordance with ASC 805:

ASSETS

(DOLLARS IN THOUSANDS)	FEBRUARY 6, 2009 INCREASE (DECREASE)
Utility plant:
Electric plant	$(2,367,756)
Gas plant	(666,278)
Common plant	(302,015)
Less: Accumulated depreciation and amortization	3,381,095

Net utility plant	45,046

Other property and investments:
Goodwill	1,656,513
Non-utility property	4,250

Total other property and investments	1,660,763

Current assets:
Materials and supplies	13,700
Fuel and gas inventory	(27,561)
Unrealized gain on derivative instruments	3,765
Power contract acquisition adjustment gain	123,975
Deferred income taxes	32,772

Total current assets	146,651

Other long-term and regulatory assets:
Other regulatory assets	145,711
Unrealized gain on derivative instruments	1,359
Regulatory asset related to power contracts	317,800
Power contract acquisition adjustment gain	1,016,225
Other	(17,072)

Total other long-term and regulatory assets	1,464,023

Total assets	$3,316,483

CAPITALIZATION AND LIABILITIES

(DOLLARS IN THOUSANDS)	FEBRUARY 6, 2009 INCREASE (DECREASE)
Capitalization:
Common shareholders’ equity	$1,660,160
Long-term debt	(280,315)

Total capitalization	1,379,845

Current liabilities:
Unrealized loss on derivative instruments	84,603
Current portion of deferred income taxes	171
Power contract acquisition adjustment loss	118,167
Other	42,679

Total current liabilities	245,620

Long-term liabilities and regulatory liabilities:
Deferred income taxes	161,094
Unrealized loss on derivative instruments	50,979
Regulatory liabilities	17,417
Regulatory liabilities related to power contracts	1,140,200
Power contract acquisition adjustment loss	199,633
Other deferred credits	121,695

Total long-term liabilities and regulatory liabilities	1,691,018

Total capitalization and liabilities	$3,316,483

The carrying values of net utility plant and the majority of regulatory assets and liabilities were determined to be stated at fair value at the acquisition date based on a conclusion that individual assets are subject to regulation by the Washington Commission and the FERC. As a result, the future cash flows associated with the assets are limited to the carrying value plus a return, and management believes that a market participant would not expect to recover any more or less than the carrying value. Furthermore, management believes that the current rate of return on plant assets is consistent with an amount that market participants would expect. ASC 805 requires that the beginning balance of fixed depreciable assets be shown net, with no accumulated amortization recorded, at the date of acquisition, consistent with fresh start accounting.

Other property and investments includes the carrying value of the investments in PSE subsidiaries and other non-utility assets adjusted to fair value based on a combination of the income approach, the market based approach and the cost approach.

The fair values of materials and supplies, which included emission allowances, RECs and carbon financial instruments, were established using a variety of approaches to estimate the market price. The carrying value of fuel inventory was adjusted to its fair value by applying market cost at the date of acquisition.

Energy derivative contracts were reassessed and revalued at the merger date based on forward market prices and forecasted energy requirements.

The fair value assigned to the power contracts was determined using an income approach comparing the contract rate to the market rate for power over the remaining period of the contracts incorporating nonperformance risk. Management also incorporated certain assumptions related to quantities and market presentation that it believes market participants would make in the valuation. The fair value of the power contracts will be amortized as the contracts settle.

Other regulatory assets include service contracts which were valued using the income approach comparing the contract rate to the market rate over the remaining period of the contract.

The fair value of leases was determined using the income approach which calculated the favorable/unfavorable leasehold interests as the net present value of the difference between the contract lease rent and market lease rent over the remaining terms of the contracted lease obligation.

The fair value assigned to long-term debt was determined using two different methodologies. For those securities which were quoted by a third party pricing service based on observable market data, the best indication of fair value was assumed to be the third party’s quoted price. For those securities for which the third party did not provide regular pricing, the fair value of the debt was estimated by forecasting out all coupon and principal payments and discounting them to the present value at an approximated discount rate based on PSE’s risk of nonperformance as of the merger date.

The merger also triggered a new basis of accounting for Puget Energy’s postretirement benefit plans sponsored by PSE under ASC 805 which required remeasuring plan liabilities without the five year smoothing of market-related asset gains and losses.

For the year ended December 31, 2009, Puget Energy incurred pre-tax merger expenses of $47.1 million primarily related to legal fees, transaction advisory services, new credit facility fees, change of control provisions and real estate excise tax. Puget Energy’s merger costs in 2009 are not indicative for periods following the acquisition.

One day prior to the merger, PSE defeased its preferred stock in the amount of $1.9 million. In conjunction with the merger on February 6, 2009, Puget Energy contributed $805.3 million in capital to PSE, of which $779.3 million was used to pay off short-term debt owed by PSE, including $188.0 million in short-term debt outstanding through the PSE Funding accounts receivable securitization program that was terminated upon closing of the merger. An additional $26.0 million of the capital contribution was used to pay change in control costs associated with the merger.

(4) Regulation and Rates

ELECTRIC REGULATION AND RATES

STORM DAMAGE DEFERRAL ACCOUNTING

The Washington Commission issued a general rate case order that defined deferrable catastrophic/extraordinary losses and provided that costs in excess of $8.0 million annually may be deferred for qualifying storm damage costs that meet the IEEE outage criteria for system average interruption duration index. PSE’s storm accounting, which allows deferral of certain storm damage costs. In 2010 and 2009, PSE incurred $23.5 million and $4.7 million, respectively, in storm-related electric transmission and distribution system restoration costs, of which $14.0 million was deferred in 2010 and none in 2009.

ELECTRIC GENERAL RATE CASE

On April 2, 2010, the Washington Commission issued its order in PSE’s consolidated electric rate case filed in May 2009 which approved a general rate increase for electric customers of 3.7% annually, or $74.1 million, effective April 8, 2010. In its order, the Washington Commission approved a weighted cost of capital of 8.1% and a capital structure that included 46.0% common equity with an after-tax return on equity of 10.1%.

On October 8, 2008, the Washington Commission issued its order in PSE’s electric general rate case filed in December 2007, approving a general rate increase for electric customers of $130.2 million or 7.1% annually. The rate increase for electric customers was effective November 1, 2008. In its order, the Washington Commission approved a weighted cost of capital of 8.25%, or 7.00% after-tax, and a capital structure that included 46.0% common equity with a return on equity of 10.15%.

POWER COST ONLY RATE CASE

Power Cost Only Rate Case (PCORC), a limited-scope proceeding, was approved in 2002 by the Washington Commission to periodically reset power cost rates. In addition to providing the opportunity to reset all power costs, the PCORC proceeding also provides for timely review of new resource acquisition costs and inclusion of such costs in rates at the time the new resource goes into service. To achieve this objective, the Washington Commission approved an expedited six-month PCORC decision timeline rather than the statutory 11-month timeline for a general rate case.

ACCOUNTING ORDERS AND PETITIONS

On May 21, 2008, PSE filed an accounting petition for a Washington Commission order that authorizes the deferral of a settlement payment of $10.7 million incurred as a result of the recent settlement of a lawsuit in the state of Montana over alleged damages caused by the operation of the Colstrip Montana coal-fired steam electric generation facility (Colstrip). The payment was expensed pending resolution of the accounting petition. In the April 2, 2010 general rate case order, the Washington Commission allowed recovery of $8.4 million in PSE’s operating costs, which represents the amount of the settlement, net of insurance proceeds.

On November 5, 2008, PSE filed an accounting petition for a Washington Commission order authorizing the deferral and recovery of interest due the Internal Revenue Service (IRS) for tax years 2001 to 2006 along with carrying costs incurred in connection with the interest due. In October 2005, the Washington Commission issued an order authorizing the deferral and recovery of costs associated with increased borrowings necessary to remit deferred taxes to the IRS. In the April 2, 2010 general rate case order, the Washington Commission denied recovery of the interest due to the IRS. PSE expensed the interest deferral of $6.9 million in April 2010.

On November 6, 2008, PSE filed an accounting petition for a Washington Commission order authorizing accounting treatment and amortization related to payments received for taking assignment of Westcoast Pipeline Capacity. The accounting petition seeks deferred accounting treatment and amortization of the regulatory liability to power costs beginning in November 2009 and extending over the remaining primary term of the pipeline capacity contract through October 31, 2018. In the April 2, 2010 general rate case order, the Washington Commission approved the deferral of $7.5 million and amortization as proposed.

On December 30, 2008, the Washington Commission approved an order authorizing the sale of Puget Energy and PSE to Puget Holdings subject to a Settlement Stipulation which included 78 conditions. Items included in the conditions that may affect the financial statements are dividend restrictions for Puget Energy and PSE which are discussed in Note 6. In addition, the conditions provided for rate credits of $10.0 million per year (less certain merger savings) over a ten-year period beginning at the closing of the transaction.

On April 17, 2009, the Washington Commission issued an order approving and adopting a settlement agreement that authorized PSE to defer certain ownership and operating costs related to its purchase of the Mint Farm Electric Generating Station (Mint Farm) that were incurred prior to PSE recovering such costs in electric customer rates. Under Washington state law, a jurisdictional electric utility may defer the costs associated with purchasing and operating a natural gas plant that complies with the greenhouse gas (GHG) emissions performance standard until the plant is included in rates or for two years from the date of purchase, whichever occurs sooner. In the April 2, 2010 general rate case order, the Washington Commission approved the prudence of the Mint Farm acquisition and recovery of the deferred costs from the plant’s in-service date to the date of the order. The deferred costs are to be amortized over 15 years. As of December 31, 2010, the balance of the regulatory asset, net of amortization was $28.3 million.

On March 13, 2009, PSE filed with the Washington Commission an application for authority to sell and transfer certain assets related to the Company’s White River Hydroelectric Project (the Project) to the Cascade Water Alliance (CWA). PSE also requested in its application that the Washington Commission waive applicable provisions of the Revised Code of Washington and Washington Administrative Code with regard to certain surplus property related to the Project, which PSE expects to sell in the near future but which is not part of the

CWA transaction. On May 14, 2009, the application for authority to transfer certain assets to CWA was approved by the Washington Commission and the application for waiver with regard to the Surplus Property was denied and requires PSE to seek approval prior to the sale of any property.

On September 30, 2009, PSE filed an accounting petition requesting that the Washington Commission authorize PSE to normalize over 10 years a Treasury grant of $28.7 million received under Section 1603 of the American Recovery and Reinvestment Act of 2009 associated with the Wild Horse expansion project. Treasury grants are tax free grants related to certain renewable energy infrastructure that are available in lieu of the PTC allowed under the Internal Revenue Code. The Washington Commission issued an order approving the accounting petition on December 10, 2009.

On October 16, 2009, PSE filed an accounting petition requesting that the Washington Commission authorize the deferral and recovery of incremental costs associated with protecting the Company’s infrastructure, facilitating public safety, and preparing PSE’s electric and natural gas system in the Green River Valley flood plain in anticipation of release of water from the United States Army Corps of Engineers’ (Corps) Howard Hanson Dam (Dam). In the event of actual flooding, PSE also petitioned the Washington Commission to allow the deferral of costs associated with the repair and restoration of any electric and gas system infrastructure affected by a flood.

On January 28, 2010, the Washington Commission approved PSE’s request for authorization to defer the costs associated with restoring the Company’s infrastructure, facilitating public safety, and repairing the Company’s electric and natural gas system in the Green River Valley flood plain in the event evacuation is required or flooding occurs due to operations associated with the Dam. This authorization is conditioned on PSE incurring incremental operation and maintenance costs in excess of $5.0 million per year associated with repair or restoration of the Company’s systems around the Green River. The Washington Commission’s order will be effective until the date the Corps confirms that the Dam has been permanently repaired and that Corps’ operations will return to normal.

The Washington Commission issued an order in 2010 relating to how REC proceeds should be handled for regulatory accounting and ratemaking purposes. The order required REC proceeds to be recorded as regulatory liabilities and that amounts recorded would accrue interest at a rate to be determined in a later filing. In its petition, PSE had sought approval for the use of $21.1 million of REC proceeds to be used as an offset against its California wholesale energy sales regulatory asset. In response to the order, PSE adjusted the carrying value of its regulatory asset in the second quarter of 2010 by $17.8 million (from $21.1 million to $3.3 million), with the $3.3 million then offset against the Company’s RECs regulatory liability. The Company’s California wholesale energy sales regulatory asset represented unpaid bills for power sold into the markets maintained by the California Independent System Operator during the 2000-2001 California Energy Crisis, the claims of which were settled along with all counterclaims against PSE in a settlement agreement approved by the FERC on July 1, 2009.

On May 20, 2010, PSE filed an accounting petition requesting that the Washington Commission approve: (1) the creation of a regulatory asset account for the prepayments made to the Bonneville Power Administration (BPA) associated with network upgrades to the Central Ferry substation related to the Lower Snake River wind project; (2) the monthly accrual of carrying charges on that regulatory asset at PSE’s approved net of tax rate of return; and (3) the ability to provide customers the BPA interest received through a reduction to transmission expense. The petition is still pending approval by the Washington Commission.

PRODUCTION TAX CREDIT / RENEWABLE ENERGY CREDIT

PSE has a tariff which passes the benefits of the PTCs to customers. The tariff is not subject to the sharing bands in the PCA. Prior to July 1, 2010, PSE could adjust the PTC tariff annually based on differences between the PTC credits provided to the customers and the PTC credits actually earned, plus estimated PTC credits for the following year, less interest associated with the deferred tax balance for the PTC credits. Since customers received the benefit of the tax credits as they were generated and the Company did not receive a credit from the

IRS until the tax credits were utilized, the Company will be reimbursed for its carrying costs. PSE will continue to be reimbursed for carrying costs through December 31, 2011 when the credits that were provided and not used will be received from customers.

Effective July 1, 2010, the Washington Commission approved a change in PSE’s PTC tariff as PSE has not been able to utilize PTCs since 2007, due to insufficient taxable income caused primarily by bonus tax depreciation. The Washington Commission approved PSE suspending its PTC tariff, effective July 1, 2010. This resulted in an overall increase in PSE’s electric rates of 1.7%, however, this will not result in an increase in earnings.

On September 22, 2010, a joint proposal and accounting petition was filed with the Washington Commission by PSE, Washington Commission Staff and Industrial Customers of Northwest Utilities which addressed how to recover PTCs provided to customers that have not been utilized and addresses REC proceeds to be returned to customers. On October 26, 2010, the Washington Commission issued an order granting the joint proposal and accounting petition. The order allows the Company to credit customers for REC revenue received and deferred through November 2009. This credit will reduce rates by $27.7 million, or 2.5%, over five months beginning November 2010 through March 2011. RECs received after November 2009 will be retained by PSE and will be used to recapture the benefit of PTCs previously provided to customers. Once these PTCs are utilized by PSE on its tax return, the customers will receive the benefit.

TREASURY GRANT

Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 (Section 1603) authorizes the United States Department of the Treasury (U.S. Treasury) to make grants to corporations who place specified energy property in service provided certain conditions are met. The Wild Horse expansion facility was placed into service on November 9, 2009. The Wild Horse facility was expanded from 229 megawatts (MW) to 273 MW through the addition of wind turbines. On December 22, 2009, PSE filed an application with the U.S. Treasury to request a grant on the expansion in the amount of $28.7 million. Section 1603 precludes a recipient from claiming PTCs on property for which a grant is claimed. On February 19, 2010, the U.S. Treasury approved the grant and payment was received in February 2010.

On December 30, 2010, the Washington Commission approved revisions to PSE’s PTC tariff, effective January 1, 2011, which changed the methodology by which PTCs are passed-through to customers. Due to the uncertainty of realizing the benefit of PTCs, the PTCs will pass-through to customers following the year in which they are able to be utilized on PSE’s tax return, rather than in the same year in which they are generated by qualifying wind powered facilities. The rate schedule will pass-through $5.5 million of the $28.7 million treasury grant in 2011. The order authorized PSE to pass back one-tenth of the treasury grant on an annual basis and includes 23 months of treasury grant amortization to customers from February 2010 through December 2011, which represents the month the treasury grant funds were received through the end of the period over which the rates will be set. This represents an overall average rate reduction of 0.3%, with no impact to net income. Since the tariff now addresses additional federal incentives, it has been renamed the Federal Incentive Tracker.

PCA MECHANISM

In 2002, the Washington Commission approved a PCA mechanism that provides for a rate adjustment process if PSE’s costs to provide customers’ electricity varies from a baseline power cost rate established in a rate proceeding. On January 10, 2007, the Washington Commission approved the continuation of the PCA mechanism under the same annual graduated scale but without a cap on excess power costs. All significant variable power supply cost variables (hydroelectric and wind generation, market price for purchased power and surplus power, natural gas and coal fuel price, generation unit forced outage risk and transmission cost) are included in the PCA mechanism.

The PCA mechanism apportions increases or decreases in power costs, on a calendar year basis, between PSE and its customers on a graduated scale. For a discussion of the accounting policy and PCA graduated scale, see Note 1.

GAS REGULATION AND RATES

GAS GENERAL RATE CASE

On October 1, 2010, PSE filed a natural gas tariff filing with the Washington Commission to implement changes to natural gas rates that would result in an overall increase in revenue of $24.4 million and a customer rate increase of 2.3%. The parties to the proceedings have agreed upon a settlement of $19.0 million with a recommended effective date of April 1, 2011. A Washington Commission order is expected in March 2011.

On April 2, 2010, the Washington Commission issued its order, effective April 8, 2010, in PSE’s natural gas general rate case filed in May 2009, approving a general rate increase of 0.8% annually or $10.1 million. In its order, the Washington Commission approved a weighted cost of capital of 8.1% and a capital structure that included 46.0% common equity with an after-tax return on equity of 10.1%.

On October 8, 2008, the Washington Commission issued its order in PSE’s natural gas general rate case filed in December 2007, approving a general rate increase for natural gas rates of $49.2 million, or 4.6% annually. The rate increases for natural gas customers were effective November 1, 2008. In its order, the Washington Commission approved a weighted cost of capital of 8.25%, or 7.00% after tax, and a capital structure that included 46.0% common equity with a return on equity of 10.15%.

PURCHASED GAS ADJUSTMENT

PSE has a PGA mechanism in retail natural gas rates to recover variations in natural gas supply and transportation costs. Variations in natural gas rates are passed through to customers; therefore, PSE’s net income is not affected by such variations.

The following table sets for PGA rate adjustments that were approved by the Washington Commission and the corresponding impact to PSE’s annual revenue based on the effective dates:

EFFECTIVE DATE	PERCENTAGE INCREASE (DECREASE) IN RATES	ANNUAL INCREASE (DECREASE) IN REVENUE (DOLLARS IN MILLIONS)
November 1, 2010	1.9%	$18.3
October 1, 2009 – October 31, 2010	(17.1)	(198.1)
June 1, 2009 – May 31, 2010	(1.8)	(21.2)
October 1, 2008 – September 30, 2009	11.1	108.8

(5) Preferred Share Purchase Right

On October 23, 2000, the Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding common share of Puget Energy. The dividend was paid on December 29, 2000 to shareholders of record on that date. The Rights were to become exercisable only if a person or group acquired 10.0% or more of Puget Energy’s outstanding common stock or announced a tender offer which, if consummated, would have resulted in ownership by a person or group of 10.0% or more of the outstanding common stock. Each Right entitled the holder to purchase from Puget Energy one one-hundredth of a share of preferred stock with economic terms similar to that of one share of Puget Energy’s common stock at a purchase price of $65.00, subject to adjustments. The Rights were terminated on February 6, 2009 in connection with the merger transaction.

(6) Dividend Payment Restrictions

The payment of dividends by PSE to Puget Energy is restricted by provisions of certain covenants applicable to long-term debt contained in PSE’s electric and natural gas mortgage indentures. At December 31, 2010, approximately $416.7 million of unrestricted retained earnings was available for the payment of dividends under the most restrictive mortgage indenture covenant.

Beginning February 6, 2009, pursuant to the terms of the Washington Commission merger order, PSE may not declare or pay dividends if PSE’s common equity ratio, calculated on a regulatory basis, is 44.0% or below except to the extent a lower equity ratio is ordered by the Washington Commission. Also, pursuant to the merger order, PSE may not declare or make any distribution unless on the date of distribution PSE’s corporate credit/issuer rating is investment grade, or, if its credit ratings are below investment grade, PSE’s ratio of Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) to interest expense for the most recently ended four fiscal quarter periods prior to such date is equal to or greater than three to one. The common equity ratio, calculated on a regulatory basis, was 46.5% at December 31, 2010 and the EBITDA to interest expense was 3.9 to one.

PSE’s ability to pay dividends is also limited by the terms of its credit facilities pursuant to which, PSE is not permitted to pay dividends during any Event of Default, or if the payment of dividends would result in an Event of Default (as defined in the facilities), such as failure to comply with certain financial covenants.

Puget Energy’s ability to pay dividends is also limited by the merger order issued by the Washington Commission as well as by the terms of its credit facilities. Pursuant to the merger order, Puget Energy may not declare or make a distribution unless on such date Puget Energy’s ratio of consolidated EBITDA to consolidated interest expense for the four most recently ended fiscal quarters prior to such date is equal to or greater than two to one. At December 31, 2010, the EBITDA to interest expense was 2.7 to one. In accordance with terms of the Puget Energy credit facilities, Puget Energy is limited to paying a dividend within an eight business-day period that begins seven business days following the delivery of quarterly or annual financial statements to the facility agent. Puget Energy is not permitted to pay dividends during any Event of Default, or if the payment of dividends would result in an Event of Default (as defined in the facilities), such as failure to comply with certain financial covenants. In addition, in order to declare or pay unrestricted dividends, Puget Energy’s interest coverage ratio may not be less than 1.5 to one and its cash flow to net debt outstanding ratio may not be less than 8.25% for the 12 months ending each quarter-end. Puget Energy is also subject to other restrictions such as a “lock up” provision that, in certain circumstances, such as failure to meet certain cash flow tests, may further restrict Puget Energy’s ability to pay dividends.

At December 31, 2010, the Company was in compliance with all applicable covenants, including those pertaining to the payment of dividends.

(7) Utility Plant

		PUGET ENERGY		PUGET SOUND ENERGY
UTILITY PLANT	ESTIMATED USEFUL LIFE (YEARS)	AT DECEMBER 31		AT DECEMBER 31
(DOLLARS IN THOUSANDS)		2010	2009	2010	2009
Electric, gas and common utility plant classified by prescribed accounts at original cost:
Distribution plant	10-50	$4,313,447	$3,986,453	$6,054,961	$5,759,617
Production plant	25-125	1,575,694	1,365,601	2,585,864	2,385,228
Transmission plant	45-65	337,163	277,038	463,546	403,657
General plant	5-35	390,732	308,065	449,980	363,739
Intangible plant (including capitalized software)	3-50	97,458	106,277	184,706	343,180
Plant acquisition adjustment	NA	183,142	211,728	223,108	251,693
Underground storage	25-60	26,869	26,338	40,558	40,052
Liquefied natural gas storage	25-45	12,440	12,440	14,310	14,310
Plant held for future use	NA	53,945	38,378	54,098	38,532
Other	NA	8,058	7,529	8,057	7,529
Plant not classified	NA	58,822	201,013	58,822	201,013
Capital leases	1-2	15,444	86,285	—	55,396
Less: accumulated provision for depreciation		(429,038)	(185,474)	(3,509,277)	(3,453,165)

Subtotal		$6,644,176	$6,441,671	$6,628,733	$6,410,781

Construction work in progress	NA	628,387	358,732	628,387	358,732

Net utility plant		$7,272,563	$6,800,403	$7,257,120	$6,769,513

Jointly owned generating plant service costs are included in utility plant service cost. The following table indicates the Company’s percentage ownership and the extent of the Company’s investment in jointly owned generating plants in service at December 31, 2010. These amounts are also included in the Utility Plant table above.

			PUGET ENERGY’S SHARE		PUGET SOUND ENERGY’S SHARE
JOINTLY OWNED GENERATING PLANTS (DOLLARS IN THOUSANDS)	ENERGY SOURCE (FUEL)	COMPANY’S OWNERSHIP SHARE	PLANT IN SERVICE AT COST	ACCUMULATED DEPRECIATION	PLANT IN SERVICE AT COST	ACCUMULATED DEPRECIATION
Colstrip Units 1 & 2	Coal	50%	$116,712	$(3,008)	$263,467	$(149,764)
Colstrip Units 3 & 4	Coal	25%	209,772	(11,463)	496,485	(298,176)
Colstrip Units 1 – 4 Common Facilities[1]	Coal	various	83	(7)	252	(175)
Frederickson[1]	Gas	49.85%	61,745	2,582	70,701	(6,374)

1	The Company’s ownership is 50% for Colstrip Units 1 & 2 and 25% for Colstrip Units 3 & 4.

There were no valuation adjustments to asset retirement obligations (ARO) in conjunction with the merger in 2009. The Company did not recognize any new AROs in 2010 or in 2009.

The following table describes all changes to the Company’s ARO liability:

	AT DECEMBER 31
(DOLLARS IN THOUSANDS)	2010	2009
Asset retirement obligation at beginning of period	$24,095	$29,661
New asset retirement obligation recognized in the period	—	—
Liability settled in the period	(2,341)	(3,621)
Revisions in estimated cash flows	2,413	(3,483)
Accretion expense	1,249	1,538

Asset retirement obligation at end of period	$25,416	$24,095

The Company has identified the following obligations which were not recognized at December 31, 2010:

•

a legal obligation under Federal Dangerous Waste Regulations to dispose of asbestos-containing material in facilities that are not scheduled for remodeling, demolition or sales. The disposal cost related to these facilities could not be measured since the retirement date is indeterminable; therefore, the liability cannot be reasonably estimated currently;

•

an obligation under Washington state law to decommission the wells at the Jackson Prairie natural gas storage facility upon termination of the project. Since the project is expected to continue as long as the Northwest pipeline continues to operate, the liability cannot be reasonably estimated currently;

•

an obligation to pay its share of decommissioning costs at the end of the functional life of the major transmission lines. The major transmission lines are expected to be used indefinitely; therefore, the liability cannot be reasonably estimated currently;

•

a legal obligation under Washington state environmental laws to remove and properly dispose of certain under and above ground fuel storage tanks. The disposal costs related to under and above ground storage tanks could not be measured since the retirement date is indeterminable; therefore, the liability cannot be reasonably estimated currently;

(8) Long-Term Debt

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)
FIRST MORTGAGE BONDS, POLLUTION CONTROL BONDS, SENIOR NOTES AND JUNIOR SUBORDINATED NOTES
		AT DECEMBER 31				AT DECEMBER 31
SERIES	DUE	2010	2009	SERIES	DUE	2010	2009
7.120%	2010	$—	$7,000	7.200%	2025	$2,000	$2,000
7.960%	2010	—	225,000	7.020%	2027	300,000	300,000
7.690%	2011	260,000	260,000	7.000%	2029	100,000	100,000
6.830%	2013	3,000	3,000	5.000%[1]	2031	138,460	138,460
6.900%	2013	10,000	10,000	5.100%[1]	2031	23,400	23,400
5.197%	2015	150,000	150,000	5.483%	2035	250,000	250,000
7.350%	2015	10,000	10,000	6.724%	2036	250,000	250,000
7.360%	2015	2,000	2,000	6.274%	2037	300,000	300,000
6.750%	2016	250,000	250,000	5.757%	2039	350,000	350,000
6.740%	2018	200,000	200,000	5.764%	2040	250,000	—
9.570%	2020	25,000	25,000	5.795%	2040	325,000	—
7.150%	2025	15,000	15,000	6.974%[2]	2067	250,000	250,000

Total PSE long-term debt						$3,463,860	$3,120,860

[1]	Pollution Control Bonds
[2]	Junior Subordinated Notes

PUGET ENERGY		AT DECEMBER 31
(DOLLARS IN THOUSANDS)	DUE	2010	2009
PSE long-term debt	Various	$3,463,860	$3,120,860
Fair value adjustment of PSE long-term debt[1]		(284,187)	(286,681)
Term-loan	2014	782,000	1,225,000
Capital expenditures facility	2014	258,000	258,000
6.500% senior secured note	2020	450,000	—
Original discount on Puget Energy term-loan and capital expenditures facility	N/A	(26,947)	(44,481)
Unamortized discount on senior secured note	N/A	(13)	—

Total Puget Energy long-term debt		$4,642,713	$4,272,698

1	For additional information regarding fair value adjustments, see Note 3

PUGET SOUND ENERGY LONG-TERM DEBT

PSE has in effect a shelf registration statement under which it may issue, from time to time, senior notes secured by first mortgage bonds. The Company remains subject to the restrictions of PSE’s indentures and credit agreements on the amount of first mortgage bonds that PSE may issue.

On June 29, 2010, PSE issued $250.0 million of senior notes secured by first mortgage bonds. The notes have a term of 30 years and an interest rate of 5.764%. Net proceeds from the note offering were used to repay $7.0 million of medium-term notes with a 7.12% interest rate that matured on September 13, 2010 and to repay short-term debt outstanding under the $400.0 million capital expenditure credit facility.

On March 8, 2010, PSE issued $325.0 million of senior notes secured by first mortgage bonds. The notes have a term of 30 years and an interest rate of 5.795%. Net proceeds from the offering were used to replenish funds utilized to repay $225.0 million of senior medium-term notes which matured on February 22, 2010 and carried a 7.96% interest rate. Remaining net proceeds were used to pay down debt under PSE’s capital expenditure credit facility.

Substantially all utility properties owned by PSE are subject to the lien of the Company’s electric and natural gas mortgage indentures. To issue additional first mortgage bonds under these indentures, PSE’s earnings available for interest must exceed certain minimums as defined in the indentures. At December 31, 2010, the earnings available for interest exceeded the required amount.

PUGET SOUND ENERGY POLLUTION CONTROL BONDS

PSE has two series of Pollution Control Bonds outstanding. Amounts outstanding were borrowed from the City of Forsyth, Montana who obtained the funds from the sale of Customized Pollution Control Refunding Bonds issued to finance pollution control facilities at Colstrip Units 3 & 4.

Each series of bonds is collateralized by a pledge of PSE’s first mortgage bonds, the terms of which match those of the Pollution Control Bonds. No payment is due with respect to the related series of first mortgage bonds so long as payment is made on the Pollution Control Bonds.

PUGET ENERGY LONG-TERM DEBT

On December 6, 2010, Puget Energy issued $450.0 million of senior secured notes. The notes have a term of ten years and an interest rate of 6.5%. The notes are secured by an interest in substantially all of Puget Energy’s assets, which consists mainly of all the issued and outstanding stock of PSE and the stock of Puget Energy held by Puget Equico. The notes contain a change of control provision pursuant to which holders of the notes may have the right to require Puget Energy to repurchase all or any part of the notes at a purchase price in cash equal to 101.0% of the principal amount of the notes, plus accrued and unpaid interest.

Effective with the close of the merger on February 6, 2009, Puget Energy entered into a $1.225 billion five-year term-loan and a $1.0 billion credit facility for funding capital expenditures. Net proceeds from Puget Energy’s $450.0 million senior secured notes issue were used to repay $443.0 million of the $1.225 billion five-year term. Concurrent with repayment on the term-loan, Puget Energy expensed $7.2 million of the loan’s unamortized discount and issuance costs. As of December 31, 2010, Puget Energy had fully drawn the five-year term-loan which had a remaining outstanding balance of $782.0 million, and had drawn $258.0 million under the $1.0 billion credit facility. The term-loan and facility mature in February 2014. These credit agreements contain usual and customary affirmative and negative covenants, which are similar to PSE’s credit facilities. In May 2010, Puget Energy’s credit facilities were amended, in part, to include a provision for the sharing of collateral with future note holders when notes are issued to repay and reduce the size of the credit facilities. Concurrent with the borrowings under these credit agreements, Puget Energy entered into several interest rate swaps with a group of banks to fix the interest rates at 4.76% for the initial term-loan and credit facility borrowings totaling $1.483 billion. For additional information, see Note 13.

LONG-TERM DEBT MATURITIES

The principal amounts of long-term debt maturities for the next five years and thereafter are as follows:

(DOLLARS IN THOUSANDS)	2011	2012	2013	2014	2015	THEREAFTER	TOTAL
Maturities of:
PSE long-term debt	$260,000	$—	$13,000	$—	$162,000	$3,028,860	$3,463,860
Puget Energy long-term debt	—	—	—	1,040,000	—	450,000	1,490,000

Puget Energy long-term debt	$260,000	$—	$13,000	$1,040,000	$162,000	$3,478,860	$4,953,860

FINANCIAL COVENANTS

The Company’s credit facilities contain financial covenants related to cash flow interest coverage, cash flow to net debt outstanding and debt service coverage, each as specified in the facilities. As of December 31, 2010, the Company is in compliance with its long-term debt financial covenants.

(9) Redeemable Securities

On February 5, 2009, PSE deposited with its Redemption and Paying Agent approximately $1.9 million to defease the preferred stock and issued an irrevocable notice that the shares were to be redeemed on March 13, 2009. The Redemption and Paying Agent paid shareholders their redemption price plus accrued dividends through March 13, 2009. As of December 31, 2010, there were no outstanding shares of preferred stock or other redeemable securities.

(10) Estimated Fair Value of Financial Instruments

PUGET ENERGY

The following table presents the carrying amounts and estimated fair value of Puget Energy’s financial instruments at December 31, 2010 and 2009:

	DECEMBER 31, 2010		DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets:
Cash and cash equivalents	$36,557	$36,557	$78,527	$78,527
Restricted cash	5,470	5,470	19,844	19,844
Notes receivable and other	72,419	72,419	74,063	74,063
Electric derivatives	9,762	9,762	5,140	5,140
Gas derivatives	5,971	5,971	14,413	14,413
Interest rate derivatives	—	—	20,854	20,854

Financial liabilities:
Short-term debt	$247,000	$247,000	$105,000	$105,000
Junior subordinated notes	250,000	246,864	250,000	232,684
Current maturities of long-term debt (fixed-rate)	260,000	261,472	232,000	234,632
Long-term debt (fixed-rate), net of discount	3,119,660	3,718,303	2,352,179	2,815,048
Long-term debt (variable-rate), net of discount	1,013,053	1,083,117	1,438,519	1,478,632
Electric derivatives	242,581	242,581	150,099	150,099
Gas derivatives	155,651	155,651	81,557	81,557
Interest rate derivatives	58,003	58,003	26,844	26,844

PUGET SOUND ENERGY

The following table presents the carrying amounts and estimated fair value of PSE’s financial instruments at December 31, 2010 and 2009:

	DECEMBER 31, 2010		DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets:
Cash and cash equivalents	$36,320	$36,320	$78,407	$78,407
Restricted cash	5,470	5,470	19,844	19,844
Notes receivable and other	72,419	72,419	74,063	74,063
Electric derivatives	9,762	9,762	5,140	5,140
Gas derivatives	5,971	5,971	14,413	14,413

Financial liabilities:
Short-term debt	$247,000	$247,000	$105,000	$105,000
Short-term debt owed by PSE to Puget Energy[1]	22,598	22,598	22,898	22,898
Junior subordinated notes	250,000	246,864	250,000	232,684
Current maturities of long-term debt (fixed-rate)	260,000	261,472	232,000	234,632
Non-current maturities of long-term debt (fixed-rate)	2,953,860	3,267,994	2,638,860	2,815,048
Electric derivatives	242,581	242,581	145,690	145,690
Gas derivatives	155,651	155,651	81,557	81,557

1	Short-term debt owed by PSE to Puget Energy is eliminated upon consolidation of Puget Energy.

The fair value of long-term notes and variable rate notes were estimated using U.S. Treasury yields and related current market credit spreads, interpolating to the maturity date of each issue.

The carrying values of short-term debt and notes receivable are considered to be a reasonable estimate of fair value. The carrying amount of cash, which includes temporary investments with original maturities of three months or less, is also considered to be a reasonable estimate of fair value.

(11) Liquidity Facilities and Other Financing Arrangements

As of December 31, 2010 and 2009, PSE had $247.0 million and $105.0 million in short-term debt outstanding, respectively, exclusive of the demand promissory note with Puget Energy. Outside of the consolidation of PSE’s short-term debt, Puget Energy had no short-term debt outstanding in either year as borrowings under its credit facilities are classified as long-term. PSE’s weighted-average interest rate on short-term debt, including borrowing rate, commitment fees and the amortization of debt issuance costs, during 2010 and 2009 was 5.11% and 3.59%, respectively. As of December 31, 2010, PSE and Puget Energy had several committed credit facilities that are described below.

Puget Sound Energy Credit Facilities

PSE maintains three committed unsecured revolving credit facilities that provide, in the aggregate, $1.15 billion in short-term borrowing capability and which mature concurrently in February 2014. These facilities consist of a $400.0 million credit agreement for working capital needs, a $400.0 million credit facility for funding capital expenditures and a $350.0 million facility to support energy hedging activities.

PSE’s credit agreements contain usual and customary affirmative and negative covenants that, among other things, place limitations on PSE’s ability to incur additional indebtedness and liens, issue equity, pay dividends, transact with affiliates and make asset dispositions and investments. The credit agreements also contain financial covenants which include a cash flow interest coverage ratio and, in addition, if PSE has a below investment grade credit rating, a cash flow to net debt outstanding ratio (each as specified in the facilities). PSE certifies its compliance with these covenants to participating banks each quarter. As of December 31, 2010, PSE was in compliance with all applicable covenants.

These credit facilities contain similar terms and conditions and are syndicated among numerous committed lenders. The agreements provide PSE with the ability to borrow at different interest rate options and include variable fee levels. The credit agreements allow PSE to borrow at the bank’s prime rate or to make floating rate advances at the London Interbank Offered Rate (LIBOR) plus a spread that is based upon PSE’s credit rating. The $400.0 million working capital facility and $350.0 million credit agreement to support energy hedging allow for issuing standby letters of credit. PSE must also pay a commitment fee on the unused portion of the credit facilities. The spreads and the commitment fee depend on PSE’s credit ratings. As of the date of this report, the spread to the LIBOR is 0.85% and the commitment fee is 0.26%. The $400.0 million working capital facility also serves as a backstop for PSE’s commercial paper program.

In May 2010, PSE’s credit facilities were amended, in part, to include a swing line feature allowing same day availability on such borrowings up to $50.0 million. This feature does not increase the total lending commitments.

As of December 31, 2010, $247.0 million was drawn and outstanding under PSE’s $400.0 million capital expenditure facility in addition to a $12.6 million letter of credit supporting the BPA contracts. No loans were outstanding under PSE’s working capital facility and no loans or letters of credit were outstanding under PSE’s $350.0 million facility supporting energy hedging activities. Outside of the credit agreements, PSE had a $5.7 million letter of credit in support of a long-term transmission contract.

Demand Promissory Note. On June 1, 2006, PSE entered into a revolving credit facility with Puget Energy in the form of a Demand Promissory Note (Note) pursuant to which PSE may borrow up to $30.0 million from Puget Energy subject to approval by Puget Energy. Under the terms of the Note, PSE pays interest on the outstanding borrowings based on the lowest of the weighted-average interest rate of PSE’s outstanding commercial paper interest rate or PSE’s senior unsecured revolving credit facility. Absent such borrowings, interest is charged at one-month LIBOR plus 0.25%. At December 31, 2010 and 2009, the outstanding balance of the Note was $22.6 million and $22.9 million, respectively, and the interest rate was 1.1% and 1.2%, respectively. The outstanding balance and the related interest under the Note are eliminated by Puget Energy upon consolidation of PSE’s financial statements. The $30.0 million credit facility with Puget Energy was not affected by the merger.

Puget Energy Credit Facilities

Effective with the close of the merger on February 6, 2009, Puget Energy entered into a $1.225 billion five-year term-loan and a $1.0 billion credit facility for funding capital expenditures. On December 6, 2010, Puget Energy issued $450.0 million of senior secured notes. The net proceeds of $443.0 million from these notes were used to repay a portion of the $1.225 billion five-year term-loan. Concurrent with the repayment on the term-loan, Puget Energy expensed $7.2 million of the loan’s unamortized discount and issuance costs. As of December 31, 2010, Puget Energy had fully drawn the five-year term-loan which had a remaining outstanding balance of $782.0 million, and had drawn $258.0 million under the $1.0 billion facility. The term-loan and facility mature in February 2014. These credit agreements contain usual and customary affirmative and negative covenants which are similar to PSE’s credit facilities. Puget Energy’s credit agreements contain financial covenants based on the following three ratios: cash flow interest coverage, cash flow to net debt outstanding and debt service coverage (cash available for debt service to borrower interest), each as specified in the facilities. Puget Energy certifies its compliance with these covenants each quarter. As of December 31, 2010, Puget Energy was in compliance with all applicable covenants.

In May 2010, Puget Energy’s credit facilities were amended, in part, to include a provision for the sharing of collateral with future note holders when notes are issued to repay and reduce the size of the credit facilities.

These facilities contain similar terms and conditions and are syndicated among numerous committed lenders. The agreements provide Puget Energy with the ability to borrow at different interest rate options and include variable fee levels. Borrowings may be at the banks’ prime rate or at floating rates based on LIBOR plus a spread based upon Puget Energy’s credit rating. Puget Energy must also pay a commitment fee on the unused portion of the $1.0 billion facility. The spreads and the commitment fee depend on Puget Energy’s credit ratings. As of the date of this report, the spread over prime rate is 1.25%, the spread to the LIBOR is 2.25% and the commitment fee is 0.84%.

(12) Leases

PSE leases buildings and assets under operating leases. In January 2009, PSE entered into an agreement to purchase the Fredonia combustion turbines for $42.4 million and its fleet vehicles for $11.8 million, which purchase was completed in January 2010. These were previously leased under an operating lease. Entering into the purchase agreement resulted in the reclassification of the Fredonia and fleet leases as capital leases. Certain leases contain purchase options and renewal and escalation provisions. Rent expense net of sublease receipts were:

(DOLLARS IN THOUSANDS) AT DECEMBER 31
2010	$22,493
2009	31,747
2008	29,087

Payments received for the subleases of properties was approximately $0.1 million for each of the years ended 2010, 2009 and 2008.

Future minimum lease payments for non-cancelable leases net of sublease receipts are:

(DOLLARS IN THOUSANDS) AT DECEMBER 31	OPERATING	CAPITAL
2011	$11,870	$42,603
2012	13,288	—
2013	13,559	—
2014	12,412	—
2015	12,479	—
Thereafter	71,330	—

Total minimum lease payments	$134,938	$42,603

PSE leased a portion of its owned natural gas transmission pipeline infrastructure under a non-cancelable operating lease to a third party which expired in 2009.

The capital lease schedule above represents Puget Energy’s estimate for leased Tenaska Power Fund, L.P. (Tenaska) turbines in the amount of $42.6 million for the year ended 2011. As a result of the merger, the Tenaska turbine lease was reclassified from a power purchase agreement to a capital lease for Puget Energy.

(13) Accounting for Derivative Instruments and Hedging Activities

PSE employs various portfolio optimization strategies, but is not in the business of assuming risk for the purpose of realizing speculative trading revenue. The nature of serving regulated electric customers with its portfolio of owned and contracted electric generation resources exposes PSE and its customers to some volumetric and commodity price risks within the sharing mechanism of the PCA. Therefore, wholesale market transactions are focused on balancing PSE’s energy portfolio, reducing costs and risks where feasible and reducing volatility in costs and margins in the portfolio. PSE’s energy risk portfolio management function monitors and manages these risks using analytical models and tools. In order to manage risks effectively, PSE enters into physical and financial transactions which are appropriate for the service territory of PSE and are relevant to its regulated electric and natural gas portfolios.

On the date of the merger, Puget Energy de-designated its derivative contracts that were designated on PSE’s books as NPNS or cash flow hedges and recorded such contracts at fair value as either assets or liabilities. Certain contracts meeting the criteria defined in ASC 815 were subsequently re-designated as NPNS or cash flow hedges.

On July 1, 2009, Puget Energy and PSE elected to de-designate all energy related derivative contracts previously recorded as cash flow hedges for the purpose of simplifying its financial reporting. The contracts that were de-designated related to physical electric supply contracts and natural gas swap contracts used to fix the price of natural gas for electric generation. For these contracts and for contracts initiated after such date, all mark-to-market adjustments are recognized through earnings. The amount previously recorded in accumulated OCI is transferred to earnings in the same period or periods during which the hedged transaction affected earnings or sooner if management determines that the forecasted transaction is probable of not occurring. As a result, the Company will continue to experience the earnings impact of these reversals from OCI in future periods.

The Company manages its interest rate risk through the issuance of mostly fixed-rate debt of various maturities. The Company utilizes internal cash from operations, commercial paper, and credit facilities to meet short-term funding needs. Short-term obligations are commonly refinanced with fixed-rate bonds or notes when needed and when interest rates are considered favorable. The Company may enter into swap instruments or other financial hedge instruments to manage the interest rate risk associated with these debts. In February 2009, Puget

Energy entered into interest rate swap transactions to hedge the risk associated with its one-month LIBOR floating debt rate. As of December 31, 2010, Puget Energy had seven interest rate swap contracts outstanding and PSE did not have any outstanding interest rate swap instruments.

Effective December 6, 2010, Puget Energy elected to de-designate its interest rate derivatives previously recorded as cash flow hedges based on its intent to refinance the underlying debt over the next few years. The outstanding interest rate derivative loss on December 6, 2010 of $61.8 million was recorded in OCI and will be amortized as the future interest payments on the debt occur. In addition, a portion of the related forecasted transactions was determined to be remote of occurring and as a result, management reclassified a $7.3 million loss to other deductions in December 2010.

Going forward, all gains or losses associated with the interest rate swaps will be marked-to-market and recorded in earnings. Puget Energy recorded a $10.9 million gain related to the swaps to interest expense during 2010. As of December 31, 2010, Puget Energy had not unwound or terminated any of the swaps corresponding to the de-designated cash flow hedge. A portion of those swaps may remain un-hedged (not linked to any debt) until December 6, 2011 or the Company may unwind or follow other strategies to mitigate the risk of these open positions. During the period for which these swaps remain un-hedged, the Company will be subject to additional interest rate risk.

The following tables present the fair value and locations of Puget Energy’s derivative instruments recorded on the balance sheets at December 31, 2010 and 2009:

DERIVATIVES DESIGNATED AS HEDGING INSTRUMENTS
PUGET ENERGY	DECEMBER 31, 2010		DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	ASSETS[1]	LIABILITIES[1]	ASSETS[1]	LIABILITIES[1]
Interest rate swaps:
Current	$—	$—	$—	$26,844
Long-term	—	—	20,854	—

Total derivatives	$—	$—	$20,854	$26,844

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
PUGET ENERGY	DECEMBER 31, 2010		DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	ASSETS[1]	LIABILITIES[1]	ASSETS[1]	LIABILITIES[1]
Interest rate swaps:
Current	$—	$30,047	$—	$—
Long-term	—	27,956	—	—

Electric portfolio:
Current	4,716	142,780	4,137	79,732
Long-term	5,046	99,801	1,003	70,367

Gas portfolio:[2]
Current	2,784	100,273	10,811	62,207
Long-term	3,187	55,378	3,602	19,350

Total derivatives	$15,733	$456,235	$19,553	$231,656

1	Balance sheet location: Unrealized (gain) loss on derivative instruments.
2

Puget Energy had a derivative liability and an offsetting regulatory asset of $149.7 million at December 31, 2010 and $67.1 million at December 31, 2009 related to financial contracts used to economically hedge the cost of physical gas purchased to serve natural gas customers. All fair value adjustments on derivatives relating to the natural gas business have been reclassified to a deferred account in accordance with ASC 980 due to the PGA mechanism. All increases and decreases in the cost of natural gas supply are passed on to customers with the PGA mechanism and the gains and losses on the hedges in future periods will be recorded as gas costs.

The following table presents the fair value and locations of PSE’s derivative instruments recorded on the balance sheet at December 31, 2010 and 2009:

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
PUGET SOUND ENERGY	DECEMBER 31, 2010		DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	ASSETS[1]	LIABILITIES[1]	ASSETS[1]	LIABILITIES[1]
Electric portfolio:
Current	$4,716	$142,780	$4,137	$75,323
Long-term	5,046	99,801	1,003	70,367

Gas portfolio:[2]
Current	2,784	100,273	10,811	62,207
Long-term	3,187	55,378	3,602	19,350

Total derivatives	$15,733	$398,232	$19,553	$227,247

1	Balance sheet location: Unrealized (gain) loss on derivative instruments.
2

PSE had a derivative liability and an offsetting regulatory asset of $149.7 million at December 31, 2010 and $67.1 million at December 31, 2009 related to financial contracts used to economically hedge the cost of physical gas purchased to serve natural gas customers. All fair value adjustments on derivatives relating to the natural gas business have been reclassified to a deferred account in accordance with ASC 980 due to the PGA mechanism. All increases and decreases in the cost of natural gas supply are passed on to customers with the PGA mechanism and the gains and losses on the hedges in future periods will be recorded as gas costs.

For further details regarding the fair value of derivative instruments and their Level categorization, see Note 14.

The following table presents the net unrealized (gain) loss of Puget Energy’s derivative instruments recorded on the statements of income for the years ended December 31, 2010 and 2009:

	SUCCESSOR		PREDECESSOR
PUGET ENERGY (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Gas / Power NPNS[1]	$(40,564)	$(42,328)	$—	$—
Gas for power generation	37,535	(71,921)	3,696	4,521
Power exchange	(2,619)	(2,247)	(588)	(3,232)
Power	59,743	(51,698)	759	6,331
Credit reserve[2]	—	11,593	—	(82)

Total net unrealized (gain) loss on derivative instruments	$54,095	$(156,601)	$3,867	$7,538

Interest expense – interest rate swaps	$(10,918)	$—	$—	$—

Other deductions – interest rate swaps	$7,319	$—	$—	$—

1	Amount represents amortization expense related to contracts that were recorded at fair value at the time of the merger order.
2	Beginning in the second quarter 2009, the credit reserve was incorporated as a component of the individual derivative value and not recorded separately.

The following table presents the net unrealized (gain) loss of PSE’s derivative instruments recorded on the statements of income for the years ended December 31, 2010 and 2009:

PUGET SOUND ENERGY	YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	2010	2009	2008
Gas for power generation	$91,666	$(2,835)	$4,521
Power exchange	(2,620)	(2,822)	(3,232)
Power	77,907	4,321	6,331
Credit reserve[1]	—	82	(82)

Total net unrealized (gain) loss on derivative instruments	$166,953	$(1,254)	$7,538

1	Beginning in the second quarter 2009, the credit reserve was incorporated as a component of the individual derivative value and not recorded separately.

The following tables present the effect of hedging instruments on Puget Energy’s OCI and statements of income for the years ended December 31, 2010 and 2009:

PUGET ENERGY (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES[1] (EFFECTIVE PORTION2)	GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION3)		GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING3)
		LOCATION		LOCATION
Interest rate contracts:	$(58,175)	Interest expense	$(33,887)		$—
Commodity contracts:
Electric derivatives	—	Electric generation fuel	(3,347)	Net unrealized gain on derivative instruments	—
Electric derivatives	—	Purchased electricity	(3,453)	Net unrealized loss on derivative instruments	—

Total	$(58,175)		$(40,687)		$—

PUGET ENERGY (DOLLARS IN THOUSANDS)	SUCCESSOR FEBRUARY 6, 2009 – DECEMBER 31, 2009
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES[1] (EFFECTIVE PORTION2)	GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION3)		GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING3)
		LOCATION		LOCATION
Interest rate contracts:	$(22,777)	Interest expense	$(29,052)		$—
Commodity contracts:
Electric derivatives	(19,933)	Electric generation fuel	(25,296)	Net unrealized gain on derivative instruments	325
Electric derivatives	(6,289)	Purchased electricity	(4,157)	Net unrealized loss on derivative instruments	(2,897)

Total	$(48,999)		$(58,505)		$(2,572)

1	On July 1, 2009 all electric and gas related cash flow hedge relationships were de-designated. Subsequent measurements of fair value are recorded through earnings, not OCI.
2	Changes in OCI are reported in after-tax dollars.
3	A reclassification of a loss in OCI increases accumulated OCI and decreases earnings. Amounts reported are in pre-tax dollars.

PUGET ENERGY (DOLLARS IN THOUSANDS)	PREDECESSOR JANUARY 1, 2009 – FEBRUARY 5, 2009
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES (EFFECTIVE PORTION1,2)	GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION3)		GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING3)
		LOCATION		LOCATION
Interest rate contracts:	$—	Interest expense	$(41)		$—
Commodity contracts:
Electric derivatives	(20,791)	Electric generation fuel	(5,003)	Net unrealized loss on derivative instruments	—
Electric derivatives	(3,371)	Purchased electricity	(1,934)	Net unrealized loss on derivative instruments	(986)

Total	$(24,162)		$(6,978)		$(986)

1	Changes in OCI are reported in after-tax dollars.

2

The balances associated with the components of accumulated other comprehensive income (loss) on the Predecessor basis were eliminated as a result of push-down accounting effective February 6, 2009, when the Successor period began.

3	Amounts are reported in pre-tax dollars.

The following table presents the effect of hedging instruments on PSE’s OCI and statements of income for the years ended December 31, 2010 and 2009:

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31,
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS	GAIN (LOSS) RECOGNIZED IN OCI ON DERIVATIVES[1] (EFFECTIVE PORTION2)		GAIN (LOSS) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION3)			GAIN (LOSS) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION AND AMOUNT EXCLUDED FROM EFFECTIVENESS TESTING3)
	2010	2009	LOCATION	2010	2009	LOCATION	2010	2009
Interest rate contracts:	$—	$—	Interest expense	$(488)	$(488)		$—	$—
Commodity contracts:
Electric derivatives:	575	(49,848)	Electric generation fuel	(56,594)	(117,524)	Net unrealized gain on derivative instruments	—	—
Electric derivatives	—	(11,429)	Purchased electricity	(17,207)	(20,686)	Net unrealized loss on derivative instruments	—	(2,749)

Total	$575	$(61,277)		$(74,289)	$(138,698)		$—	$(2,749)

1	On July 1, 2009 all electric and gas related cash flow hedge relationships were de-designated. Subsequent measurements of fair value are recorded through earnings, not OCI.
2	Changes in OCI are reported in after-tax dollars.
3	A reclassification of a loss in OCI increases accumulated OCI and decreases earnings. Amounts reported are in pre-tax dollars.

For derivative instruments that meet cash flow hedge criteria, the effective portion of the gain or loss on the derivative is reported as a component of OCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivatives representing hedge ineffectiveness are recognized in current earnings. Puget Energy expects that $28.6 million of losses in OCI will be reclassified into earnings within the next twelve months. PSE expects that $33.4 million of losses in OCI will be reclassified into earnings within the next twelve months. The maximum length of time over which Puget Energy and PSE are hedging their exposure to the variability in future cash flows extends to February 2015 for purchased electricity contracts and to October 2015 for gas for power generation contracts. For Puget Energy interest rate swaps, the maximum length of forecasted transactions deferred in OCI extends to February 2014.

The following table presents the effect of Puget Energy’s derivatives not designated as hedging instruments on income during the years ended December 31, 2010 and 2009:

PUGET ENERGY		YEAR ENDED DECEMBER 31,	SUCCESSOR FEBRUARY 6, 2009 – DECEMBER 31,	PREDECESSOR JANUARY 1, 2009 – FEBRUARY 5,
(DOLLARS IN THOUSANDS)	LOCATION	2010	2009	2009
Interest rate contracts:
Other deductions		$(7,955)	$—	$—
Interest expense		9,423	—	—

Commodity contracts:
Electric derivatives	Net unrealized gain (loss) on derivative instruments	(94,659)[1]	117,515 [2]	(2,881)[3]
Electric generation fuel		(100,514)	(88,185)	(863)
Purchased electricity		(36,886)	(56,498)	(243)

Total gain (loss) recognized in income on derivatives		$(230,591)	$(27,168)	$(3,987)

1

Differs from the amount stated in the statements of income as it does not include $40.6 million of amortization expense related to contracts that were recorded at fair value at the time of the merger and subsequently designated as NPNS.

2

Differs from the amount stated in the statements of income as it does not include $41.7 million of amortization expense related to contracts that were recorded at fair value at the time of the merger and subsequently designated as NPNS and $(2.6) million related to hedge ineffectiveness.

3	Differs from the amount stated in the statements of income as it does not include $(1.0) million related to hedge ineffectiveness.

The following table presents the effect of PSE’s derivatives not designated as hedging instruments on income during the years ended December 31, 2010 and 2009:

PUGET SOUND ENERGY		YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	LOCATION	2010	2009
Commodity contracts:
Electric derivatives	Net unrealized gain (loss) on derivative instruments	$(166,953)	$4,003 [1]
	Electric generation fuel	(100,514)	(89,255)
	Purchased electricity	(36,886)	(40,770)

Total gain (loss) recognized in income on derivatives		$(304,353)	$(126,022)

1	Differs from the amount stated in the statements of income as it does not include $(2.7) million related to hedge ineffectiveness.

The Company had the following outstanding contracts as of December 31, 2010:

PUGET ENERGY AT DECEMBER 31, 2010	NUMBER OF UNITS
Derivatives not designated as hedging instruments:
Interest rate swaps	$1.483 billion
Gas derivatives[1]	372,984,645 MMBtus
Electric generation fuel	104,055,000 MMBtus
Purchased electricity	9,630,725 MWhs

PUGET SOUND ENERGY AT DECEMBER 31, 2010	NUMBER OF UNITS
Derivatives not designated as hedging instruments:
Gas derivatives[1]	372,984,645 MMBtus
Electric generation fuel	104,055,000 MMBtus
Purchased electricity	9,630,725 MWhs

1	Unrealized gains (losses) on gas derivatives are offset by a regulatory asset or liability in accordance with ASC 980 due to the PGA mechanism.

The Company is exposed to credit risk primarily through buying and selling electricity and natural gas to serve its customers. Credit risk is the potential loss resulting from a counterparty’s non-performance under an agreement. The Company manages credit risk with policies and procedures for, among other things, counterparty credit analysis, exposure measurement, exposure monitoring, and exposure mitigation.

The Company monitors counterparties that have significant swings in credit default swap rates, have credit rating changes by external rating agencies, have changes in ownership or are experiencing financial problems. Where deemed appropriate, the Company may request collateral or other security from its counterparties to mitigate potential credit default losses. Criteria employed in this decision include, among other things, the perceived creditworthiness of the counterparty and the expected credit exposure.

It is possible that volatility in energy commodity prices could cause the Company to have material credit risk exposure with one or more counterparties. If such counterparties fail to perform their obligations under one or more agreements, the Company could suffer a material financial loss. However, as of December 31, 2010, approximately 99.9% of the Company’s energy portfolio exposure, excluding NPNS transactions, is with counterparties that are rated at least investment grade by the major rating agencies and 0.1% are either rated below investment grade or not rated by rating agencies. The Company assesses credit risk internally for counterparties that are not rated.

The Company generally enters into the following master agreements: (1) WSPP, Inc. (WSPP) agreements – standardized power sales contract in the electric industry; (2) International Swaps and Derivatives Association (ISDA) agreements – standardized financial gas and electric contracts; and (3) North American Energy Standards Board (NAESB) agreements – standardized physical gas contracts. The Company believes that such agreements reduce credit risk exposure because such agreements provide for the netting and offset of monthly payments and, in the event of counterparty default, termination payments.

The Company computes credit reserves at a master agreement level by counterparty (i.e., WSPP, ISDA, or NAESB). The Company considers external credit ratings and market factors, such as credit default swaps and bond spreads, in determination of reserves. The Company recognizes that external ratings may not always reflect how a market participant perceives a counterparty’s risk of default. The Company uses both default factors published by Standard & Poor’s and factors derived through analysis of market risk, which reflect the application of an industry standard recovery rate. The Company selects a default factor by counterparty at an aggregate master agreement level based on a weighted average default tenor for that counterparty’s deals. The default tenor is used by weighting the fair value and contract tenors for all deals for each counterparty and coming up with an average value. The default factor used is dependent upon whether the counterparty is in a net asset or a net liability position after applying the master agreement levels.

The Company applies the counterparty’s default factor to compute credit reserves for counterparties that are in a net asset position. Moreover, the Company applies its own default factor to compute credit reserves for counterparties that are in a net liability position. Credit reserves are booked as contra accounts to unrealized gain (loss) positions. As of December 31, 2010, the Company was in a net liability position with the majority of counterparties, so the default factors of counterparties did not have a significant impact on reserves for the year. The majority of the Company’s derivative contracts are with financial institutions and other utilities operating within the Western Electricity Coordinating Council. Despite its net liability position, PSE was not required to post any additional collateral with any of its counterparties. Additionally, PSE did not trigger any collateral requirements with any of its counterparties nor were any of PSE’s counterparties required to post additional collateral resulting from credit rating downgrades.

As of December 31, 2010, the Company did not have any outstanding energy supply contracts with counterparties that contained credit risk related contingent features, which could result in a counterparty requesting immediate payment or demanding immediate and ongoing full overnight collateralization on derivative instruments in a net liability position.

The table below presents the fair value of the overall contractual contingent liability positions for the Company’s derivative activity at December 31, 2010:

PUGET ENERGY AND PUGET SOUND ENERGY CONTINGENT FEATURE (DOLLARS IN THOUSANDS)	FAIR VALUE [1] LIABILITY	POSTED COLLATERAL	CONTINGENT COLLATERAL
Credit rating[2]	$(45,422)	$—	$45,422
Requested credit for adequate assurance	(125,759)	—	—
Forward value of contract[3]	(17,585)	—	—

Total	$(188,766)	$—	$45,422

1

Represents the derivative fair value of contracts with contingent features for counterparties in net derivative liability positions at December 31, 2010. Excludes NPNS, accounts payable and accounts receivable liability.

2	Failure by PSE to maintain an investment grade credit rating from each of the major credit rating’s agencies provides counterparties a contractual right to demand collateral.
3	Collateral requirements may vary, based on changes in forward value of underlying transactions relative to contractually defined collateral thresholds.

(14) Fair Value Measurements

ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and listed equities. Equity securities that are also classified as cash equivalents are considered Level 1 if there are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over-the-counter forwards and options.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs. At each balance sheet date, the Company performs an analysis of all instruments subject to ASC 820 and includes in Level 3 all of those instruments whose fair value is based on significant unobservable inputs.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. If a fair value measurement relies on inputs from different levels of the hierarchy, the entire measurement must be placed based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. On a daily basis, the Company obtains quoted forward prices for the electric and natural gas market from an independent external pricing service. Those forward price quotes are then used in addition to other various inputs to determine the reported fair value. Some of the inputs include the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests), assumptions for time value and also the impact of the Company’s nonperformance risk on its liabilities.

As of December 31, 2010, the Company considered the markets for its electric and natural gas Level 2 derivative instruments to be actively traded. Management’s assessment is based on the trading activity volume in real-time and forward electric and natural gas markets. The Company regularly confirms the validity of pricing service quoted prices (e.g. Level 2 in the fair value hierarchy) used to value commodity contracts to the actual prices of commodity contracts entered into during the most recent quarter.

The following tables set forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and the reconciliation of the changes in the fair value of derivatives classified as Level 3 in the fair value hierarchy as of December 31, 2010 and 2009:

PUGET ENERGY	FAIR VALUE MEASUREMENT AT DECEMBER 31, 2010				FAIR VALUE MEASUREMENT AT DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Electric derivative instruments	$—	$1,874	$7,888	$9,762	$—	$2,469	$2,671	$5,140
Gas derivative instruments	—	1,487	4,484	5,971	—	14,298	115	14,413
Cash equivalents	15,184	5,450	—	20,634	38,835	5,465	—	44,300
Restricted cash	3,246	—	—	3,246	3,305	—	—	3,305
Interest rate derivative instruments	—	—	—	—	—	20,854	—	20,854

Total assets	$18,430	$8,811	$12,372	$39,613	$42,140	$43,086	$2,786	$88,012

Liabilities:
Electric derivative instruments	$—	$147,257	$95,324	$242,581	$—	$51,099	$99,000	$150,099
Gas derivative instruments	—	147,308	8,343	155,651	—	77,438	4,119	81,557
Interest rate derivative instruments	—	58,003	—	58,003	—	26,844	—	26,844

Total liabilities	$—	$352,568	$103,667	$456,235	$—	$155,381	$103,119	$258,500

		SUCCESSOR	PREDECESSOR
PUGET ENERGY LEVEL 3 ROLL-FORWARD NET (LIABILITY) (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Balance at beginning of period	$(100,333)	$(185,813)[1]	$(132,256)	$(6,156)
Changes during period:
Realized and unrealized energy derivatives
- included in earnings	(112,180)	(14,832)	(627)	(2,935)
- included in other comprehensive income	—	(17,429)	(14,821)	(110,439)
- included in regulatory assets/liabilities	(2,665)	(4,345)	(1,410)	(17,311)
Purchases, issuances, and settlements	29,832	26,374	2,154	6,677
Transferred into Level 3	225	(8,611)	—	—
Transferred out of Level 3[2]	93,826	104,323	8,560	(2,092)

Balance at end of period	$(91,295)	$(100,333)	$(138,400)	$(132,256)

1	The beginning balance for the Successor period was adjusted to reflect the impact of certain fair value adjustments from the merger transaction.
2	Transferred in/out of Level 3 for the Successor includes the cash equivalents of $1.4 million. The cash equivalents became Level 2 during the second quarter 2009.

PUGET SOUND ENERGY	FAIR VALUE MEASUREMENT AT DECEMBER 31, 2010				FAIR VALUE MEASUREMENT AT DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Electric derivative instruments	$—	$1,874	$7,888	$9,762	$—	$2,469	$2,671	$5,140
Gas derivative instruments	—	1,487	4,484	5,971	—	14,298	115	14,413
Cash equivalents	15,184	5,450	—	20,634	38,835	5,465	—	44,300
Restricted cash	3,246	—	—	3,246	3,305	—	—	3,305

Total assets	$18,430	$8,811	$12,372	$39,613	$42,140	$22,232	$2,786	$67,158

Liabilities:
Electric derivative instruments	$—	$147,257	$95,324	$242,581	$—	$46,690	$99,000	$145,690
Gas derivative instruments	—	147,308	8,343	155,651	—	77,438	4,119	81,557

Total liabilities	$—	$294,565	$103,667	$398,232	$—	$124,128	$103,119	$227,247

PUGET SOUND ENERGY LEVEL 3 ROLL-FORWARD NET (LIABILITY)	YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	2010	2009	2008
Balance at beginning of period	$(100,333)	$(132,256)	$(6,156)
Changes during period:
Realized and unrealized energy derivatives
- included in earnings	(112,180)	(776)	(2,935)
- included in other comprehensive income	—	(38,047)	(110,439)
- included in regulatory assets/liabilities	(2,665)	(7,824)	(17,311)
Purchases, issuances, and settlements	29,832	28,779	6,677
Transferred into Level 3[1]	225	(6,778)	—
Transferred out of Level 3[1]	93,826	56,569	(2,092)

Balance at end of period	$(91,295)	$(100,333)	$(132,256)

1	The energy derivatives transferred in/out of Level 3 in 2009 includes the cash equivalents of $1.4 million. These cash equivalents became Level 2 during the second quarter 2009.

Realized gains and losses on energy derivatives for Level 3 recurring items are included in energy costs in the Company’s consolidated statements of income under purchased electricity, electric generation fuel or purchased natural gas when settled.

Unrealized gains and losses on energy derivatives for Level 3 recurring items are included in the net unrealized (gain) loss on derivative instruments section in the Company’s consolidated statements of income. The Company does not believe that the fair value diverges materially from the amounts the Company currently anticipates realizing on settlement or maturity.

Certain energy derivative instruments are classified as Level 3 in the fair value hierarchy because Level 3 inputs are significant to their fair value measurement. Energy derivatives transferred out of Level 3 represent existing assets or liabilities that were classified as Level 3 at the start of the reporting period for which the lowest significant input became observable during the current reporting period and were transferred into Level 2. Conversely, energy derivatives transferred into Level 3 from Level 2 represent scenarios in which the lowest significant input became unobservable during the current reporting period. The Company had no transfers between Level 2 and Level 1 during the year ended December 31, 2010 or 2009.

(15) Employee Investment Plans

The Company has a qualified Employee Investment Plan under which employee salary deferrals and after-tax contributions are used to purchase several different investment fund options. PSE’s contributions to the Employee Investment Plan were $11.8 million, $11.4 million and $10.0 million for the years 2010, 2009 and 2008, respectively. The Employee Investment Plan eligibility requirements are set forth in the plan documents.

(16) Retirement Benefits

PSE has a defined benefit pension plan covering substantially all PSE employees. Pension benefits earned are a function of age, salary and years of service. PSE also maintains a non-qualified Supplemental Executive Retirement Plan (SERP) for its key senior management employees. In addition to providing pension benefits, PSE provides certain health care and life insurance benefits for retired employees. These benefits are provided principally through an insurance company. The insurance premiums are based on the benefits provided during the year, and are paid primarily by retirees.

The February 6, 2009 merger of Puget Energy with Puget Holdings triggered a new basis of accounting for PSE’s retirement benefit plans in the Puget Energy consolidated financial statements. Such purchase accounting adjustments associated with the remeasurement of retirement plans are recorded at Puget Energy.

The following tables summarize Puget Energy’s change in benefit obligation, change in plan assets, net periodic benefit cost and other changes in OCI for the years ended December 31, 2010 and 2009:

	QUALIFIED PENSION BENEFITS
PUGET ENERGY	SUCCESSOR		PREDECESSOR
(DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009
Change in benefit obligation:
Benefit obligation at beginning of period	$504,786	$453,731	$460,586
Service cost	16,089	12,469	1,090
Interest cost	27,975	25,912	2,302
Amendment	(21,866)	—	—
Actuarial loss	32,163	33,458	—
Benefits paid	(26,532)	(20,784)	(2,517)

Benefit obligation at end of period	$532,615	$504,786	$461,461

Change in plan assets:
Fair value of plan assets at beginning of period	$485,689	$373,767	$392,900
Actual return on plan assets	55,312	114,306	3,585
Employer contribution	12,000	18,400	—
Benefits paid	(26,532)	(20,784)	(2,517)

Fair value of plan assets at end of period	$526,469	$485,689	$393,968

Funded status at end of period	$(6,146)	$(19,097)	$(67,493)

	SERP PENSION BENEFITS
PUGET ENERGY	SUCCESSOR		PREDECESSOR
(DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009
Change in benefit obligation:
Benefit obligation at beginning of period	$39,152	$38,750	$39,348
Service cost	1,024	951	89
Interest cost	2,165	2,178	193
Actuarial loss	3,663	1,433	—
Benefits paid	(1,682)	(4,160)	(532)

Benefit obligation at end of period	$44,322	$39,152	$39,098

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—	$—
Employer contribution	1,682	4,160	532
Benefits paid	(1,682)	(4,160)	(532)

Fair value of plan assets at end of period	$—	$—	$—

Funded status at end of period	$(44,322)	$(39,152)	$(39,098)

	OTHER BENEFITS
PUGET ENERGY	SUCCESSOR		PREDECESSOR
(DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009
Change in benefit obligation:
Benefit obligation at beginning of period	$15,953	$15,807	$18,089
Service cost	106	114	11
Interest cost	880	894	89
Actuarial loss	867	770	—
Benefits paid	(2,030)	(2,050)	(147)
Medicare part D subsidy received	803	418	139

Benefit obligation at end of period	$16,579	$15,953	$18,181

Change in plan assets:
Fair value of plan assets at beginning of period	$8,790	$7,829	$8,435
Actual return on plan assets	1,140	2,272	37
Employer contribution	388	739	82
Benefits paid	(2,030)	(2,050)	(147)

Fair value of plan assets at end of period	$8,288	$8,790	$8,407

Funded status at end of period	$(8,291)	$(7,163)	$(9,774)

PUGET ENERGY	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
(DOLLARS IN THOUSANDS)	2010	2009	2010	2009	2010	2009
Amounts recognized in Statement of Financial Position consist of:
Current liabilities	$—	$—	$(3,506)	$(2,978)	$(44)	$(39)
Noncurrent liabilities	(6,146)	(19,097)	(40,816)	(36,174)	(8,247)	(7,124)

Total	$(6,146)	$(19,097)	$(44,322)	$(39,152)	$(8,291)	$(7,163)

Amounts recognized in Accumulated Other Comprehensive Income consist of:
Net loss (gain)	$(43,544)	$(53,265)	$5,095	$1,434	$(820)	$(1,124)
Prior service cost	(21,701)	—	—	—	—	—

Total	$(65,245)	$(53,265)	$5,095	$1,434	$(820)	$(1,124)

	QUALIFIED PENSION BENEFITS
PUGET ENERGY	SUCCESSOR		PREDECESSOR
(DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009
Components of net periodic benefit cost:
Service cost	$16,089	$12,469	$1,090
Interest cost	27,975	25,912	2,302
Expected return on plan assets	(32,941)	(27,583)	(3,585)
Amortization of prior service cost (credit)	(165)	—	95
Amortization of net loss	70	—	269

Net periodic benefit cost	$11,028	$10,798	$171

	SERP PENSION BENEFITS
PUGET ENERGY	SUCCESSOR		PREDECESSOR
(DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009
Components of net periodic benefit cost:
Service cost	$1,024	$951	$89
Interest cost	2,165	2,178	193
Amortization of prior service cost	—	—	51
Amortization of net loss (gain)	—	—	74

Net periodic benefit cost	$3,189	$3,129	$407

	OTHER BENEFITS
PUGET ENERGY	SUCCESSOR		PREDECESSOR
(DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009
Components of net periodic benefit cost:
Service cost	$106	$114	$11
Interest cost	880	894	89
Expected return on plan assets	(510)	(379)	(37)
Amortization of prior service cost	—	—	7
Amortization of net loss (gain)	(67)	—	(15)
Amortization of transition obligation	—	—	4

Net periodic benefit cost	$409	$629	$59

PUGET ENERGY	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
(DOLLARS IN THOUSANDS)	2010	2009	2010	2009	2010	2009
Other changes (pre-tax) in plan assets and benefit obligations recognized in other comprehensive income:
Net loss (gain)	$9,791	$(53,265)	$3,663	$1,434	$236	$(1,124)
Amortization of net loss (gain)	(70)	—	—	—	67	—
Prior service credit	(21,866)	—	—	—	—	—
Amortization of prior service credit	165	—	—	—	—	—

Total change in other comprehensive income for year	$(11,980)	$(53,265)	$3,663	$1,434	$303	$(1,124)

The estimated net loss (gain) and prior service cost (credit) for the pension plans that will be amortized from accumulated OCI into net periodic benefit cost in 2011 are zero and $(2.0) million, respectively. The estimated net loss (gain) and prior service cost (credit) for the SERP that will be amortized from accumulated OCI into net periodic benefit cost in 2011 are $0.4 million and zero, respectively. The estimated net loss (gain), prior service cost (credit) and transition obligation (asset) for the other postretirement plans that will be amortized from accumulated OCI into net periodic benefit cost in 2011 are immaterial.

The following tables summarize PSE’s change in benefit obligation, change in plan assets, net periodic benefit cost and other changes in OCI for the years ended December 31, 2010 and 2009:

PUGET SOUND ENERGY	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
(DOLLARS IN THOUSANDS)	2010	2009	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at beginning of period	$504,786	$460,586	$39,152	$39,348	$15,953	$18,088
Service cost	16,089	14,141	1,024	1,068	106	125
Interest cost	27,975	27,734	2,165	2,315	880	960
Amendment	(21,866)	—	—	—	—	—
Actuarial loss (gain)	32,163	25,094	3,663	707	867	(1,296)
Benefits paid	(26,532)	(22,769)	(1,682)	(4,286)	(2,030)	(2,342)
Medicare part D subsidiary received	—	—	—	—	803	418

Benefit obligation at end of period	$532,615	$504,786	$44,322	$39,152	$16,579	$15,953

Change in plan assets:
Fair value of plan assets at beginning of period	$485,689	$392,900	$—	$—	$8,790	$8,435
Actual return on plan assets	55,312	97,158	—	—	1,140	1,952
Employer contribution	12,000	18,400	1,682	4,286	388	745
Benefits paid	(26,532)	(22,769)	(1,682)	(4,286)	(2,030)	(2,342)

Fair value of plan assets at end of period	$526,469	$485,689	$—	$—	$8,288	$8,790

Funded status at end of period	$(6,146)	$(19,097)	$(44,322)	$(39,152)	$(8,291)	$(7,163)

PUGET SOUND ENERGY	QUALIFIED PENSION BENEFITS		SERP PENSION BENEFITS		OTHER BENEFITS
(DOLLARS IN THOUSANDS)	2010	2009	2010	2009	2010	2009
Amounts recognized in Statement of Financial Position consist of:
Current liabilities	$—	$—	$(3,506)	$(2,978)	$(44)	$(39)
Noncurrent liabilities	(6,146)	(19,097)	(40,816)	(36,174)	(8,247)	(7,124)

Total	$(6,146)	$(19,907)	$(44,322)	$(39,152)	$(8,291)	$(7,163)

Amounts recognized in Accumulated Other Comprehensive Income consist of:
Net loss (gain)	$187,240	$173,822	$11,770	$8,876	$(4,492)	$(5,281)
Prior service cost	(17,245)	5,170	867	1,430	134	267
Transition obligations	—	—	—	—	100	150

Total	$169,995	$178,992	$12,637	$10,306	$(4,258)	$(4,864)

PUGET SOUND ENERGY	QUALIFIED PENSION BENEFITS			SERP PENSION BENEFITS			OTHER BENEFITS
(DOLLARS IN THOUSANDS)	2010	2009	2008	2010	2009	2008	2010	2009	2008
Components of net periodic benefit cost:
Service cost	$16,089	$14,141	$12,750	$1,024	$1,068	$935	$106	$125	$128
Interest cost	27,975	27,734	26,685	2,165	2,315	2,211	880	960	1,130
Expected return on plan assets	(43,892)	(43,453)	(41,555)	—	—	—	(509)	(455)	(789)
Amortization of prior service cost	548	1,134	768	562	616	616	132	83	84
Amortization of net loss (gain)	7,325	3,702	945	769	886	732	(553)	(460)	(799)
Amortization of transition obligation	—	—	—	—	—	—	50	50	50

Net periodic benefit cost (income)	$8,045	$3,258	$(407)	$4,520	$4,885	$4,494	$106	$303	$(196)

PUGET SOUND ENERGY	QUALIFIED PENSION BENEFIT		SERP PENSION BENEFITS		OTHER BENEFITS
(DOLLARS IN THOUSANDS)	2010	2009	2010	2009	2010	2009
Other changes (pre-tax) in plan assets and benefit obligations recognized in other comprehensive income:
Net loss (gain)	$20,743	$(28,610)	$3,663	$707	$236	$(2,794)
Amortization of net loss (gain)	(7,325)	(3,702)	(769)	(886)	553	461
Prior service cost (credit)	(21,867)	—	—	—	—	—
Amortization of prior service cost	(546)	(1,134)	(562)	(616)	(132)	(83)
Amortization of transition (asset) obligation	—	—	—	—	(50)	(50)

Total change in other comprehensive income for year	$(8,995)	$(33,446)	$2,332	$(795)	$607	$(2,466)

The estimated net loss (gain) and prior service cost (credit) for the pension plans that will be amortized from accumulated OCI into net periodic benefit cost in 2011 are $10.8 million and $(1.6) million, respectively. The estimated net loss (gain) and prior service cost (credit) for the SERP that will be amortized from accumulated OCI into net periodic benefit cost in 2011 are $1.2 million and $0.6 million, respectively. The estimated net loss (gain), prior service cost (credit) and transition obligation (asset) for the other postretirement plans that will be amortized from accumulated OCI into net periodic benefit cost in 2011 total $(0.3) million.

The aggregate expected contributions by the Company to fund the retirement plan, SERP and the other postretirement plans for the year ending December 31, 2011 are expected to be at least $5.0 million, $3.5 million and $0.5 million, respectively.

As a result of the Patient Protection and Affordable Care Act of 2010, PSE recorded a one-time tax expense of $0.8 million during the three months ended March 31, 2010, related to a Medicare D subsidy that PSE receives. These subsidies have been non-taxable in the past and will be subject to federal income taxes after 2012 as a result of the legislation.

As part of PSE’s new contract with the International Brotherhood of Electrical Workers (IBEW) Local 77 union, which took effect September 1, 2010, the benefit calculation formula has changed for Company employees covered by the contract. IBEW represented employees hired after August 31, 2010 and employees not vested in a plan benefit as of July 31, 2010 participate in the cash balance formula of the retirement program, with any accrued benefit converted to a beginning cash balance account. Employees who were vested in a plan benefit as of July 31, 2010 had a choice to convert to the cash balance formula or remain on a final average earnings formula based on qualified pay and years of service. All employees accruing benefits under the cash balance formula receive the same investment plan match and Company contribution. Effective December 1, 2010, the IBEW represented employees who accrue benefits under the cash balance formula receive a higher matching contribution and an additional Company contribution as compared to IBEW represented employees who are covered by the final average earnings formula. These are the same formulas applied to non-union represented employees. IBEW represented employees who were rehired after August 31, 2010, will accrue future benefits under the cash balance formula and will be able to elect to convert their prior benefits to the cash balance formula. As a result of these changes to the IBEW contract, approximately 88.0% of the employees are in the cash balance formula and approximately 12.0% of the employees are in the final average earnings formula.

ASSUMPTIONS

In accounting for pension and other benefit obligations and costs under the plans, the following weighted-average actuarial assumptions were used by the Company:

	QUALIFIED PENSION BENEFITS			SERP PENSION BENEFITS			OTHER BENEFITS
BENEFIT OBLIGATION ASSUMPTIONS	2010	2009	2008	2010	2009	2008	2010	2009	2008
Discount rate[1]	5.15%	5.75%	6.20%	5.15%	5.75%	6.20%	5.15%	5.75%	6.20%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Medical trend rate	—	—	—	—	—	—	8.00%	7.50%	8.00%

BENEFIT COST ASSUMPTIONS
Discount rate	5.75%	6.50%[2]	6.30%	5.75%	6.50%[2]	6.30%	5.75%	6.50%[2]	6.30%
Rate of plan assets	8.00%	8.25%	8.25%	—	—	—	7.80%	7.60%	—
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%
Medical trend rate	—	—	—	—	—	—	8.50%	9.00%	9.00%

1	The Company calculates the present value of the pension liability using a discount rate of 5.15% which represents the single-rate equivalent of the AA rated corporate bond yield curve.
2

6.50% is the benefit cost discount rate used by Puget Energy. 6.20% is the benefit cost discount rate use by PSE. The discount rates for the net periodic costs for Puget Energy and PSE were different because of the discount rates in effect as of February 5, 2009, and December 31, 2008, respectively.

The assumed medical inflation rate used to determine benefit obligations is 8.0% in 2011 grading down to 4.90% in 2012. A 1.0% change in the assumed medical inflation rate would have the following effects:

	2010		2009
(DOLLARS IN THOUSANDS)	1% INCREASE	1% DECREASE	1% INCREASE	1% DECREASE
Effect on post-retirement benefit obligation	$97	$85	$131	$119
Effect on service and interest cost components	6	5	7	6

The Company has selected the expected return on plan assets based on a historical analysis of rates of return and the Company’s investment mix, market conditions, inflation and other factors. The expected rate of return is reviewed annually based on these factors. The Company’s accounting policy for calculating the market-related value of assets for the Company’s retirement plan is as follows. PSE market-related value of assets is based on a five-year smoothing of asset gains/losses measured from the expected return on market-related assets. This is a calculated value that recognizes changes in fair value in a systematic and rational manner over five years. The same manner of calculating market-related value is used for all classes of assets, and is applied consistently from year to year.

Puget Energy’s pension and other postretirement benefits income or costs depend on several factors and assumptions, including plan design, timing and amount of cash contributions to the plan, earnings on plan assets, discount rate, expected long-term rate of return, mortality and health care costs trends. Changes in any of these factors or assumptions will affect the amount of income or expense that Puget Energy records in its financial statements in future years and its projected benefit obligation. Puget Energy has selected an expected return on plan assets based on a historical analysis of rates of return and Puget Energy’s investment mix, market conditions, inflation and other factors. As required by merger accounting rules, market-related value was reset to market value effective with the merger.

The discount rates were determined by using market interest rate data and the weighted-average discount rate from Citigroup Pension Liability Index Curve. The Company also takes into account in determining the discount rate the expected changes in market interest rates and anticipated changes in the duration of the plan liabilities.

The aggregate expected contributions and payments by the Company to fund the retirement plan, SERP and the other postretirement plans for the year ending December 31, 2011 are expected to be at least $5.0 million, $3.5 million and $0.5 million, respectively.

PLAN BENEFITS

The expected total benefits to be paid under the qualified pension plans for the next five years and the aggregate total to be paid for the five years thereafter are as follows:

(DOLLARS IN THOUSANDS)	2011	2012	2013	2014	2015	2016-2020
Total benefits	$35,400	$37,500	$38,100	$37,900	$38,700	$204,700

The expected total benefits to be paid under the SERP for the next five years and the aggregate total to be paid for the five years thereafter are as follows:

(DOLLARS IN THOUSANDS)	2011	2012	2013	2014	2015	2016-2020
Total benefits	$3,506	$2,971	$3,857	$3,238	$3,159	$17,916

The expected total benefits to be paid under the other benefits for the next five years and the aggregate total to be paid for the five years thereafter are as follows:

(DOLLARS IN THOUSANDS)	2011	2012	2013	2014	2015	2016-2020
Total benefits	$1,457	$1,432	$1,366	$1,299	$1,223	$6,319

Total benefits without Medicare Part D subsidy	$1,861	$1,861	$1,823	$1,782	$1,727	$7,735

PLAN ASSETS

Plan contributions and the actuarial present value of accumulated plan benefits are prepared based on certain assumptions pertaining to interest rates, inflation rates and employee demographics, all of which are subject to change. Due to uncertainties inherent in the estimations and assumptions process, changes in these estimates and assumptions in the near term may be material to the financial statements.

The Company has a Retirement Plan Committee that establishes investment policies, objectives and strategies designed to balance expected return with a prudent level of risk. All changes to the investment policies are reviewed and approved by the Retirement Plan Committee prior to being implemented.

The Retirement Plan Committee invests trust assets with investment managers who have historically achieved above-median long-term investment performance within the risk and asset allocation limits that have been established. Interim evaluations are routinely performed with the assistance of an outside investment consultant. To obtain the desired return needed to fund the pension benefit plans, the Retirement Plan Committee has established investment allocation percentages by asset classes as follows:

	ALLOCATION
ASSET CLASS	MINIMUM	TARGET	MAXIMUM
Domestic large cap equity	25%	32%	40%
Domestic small cap equity	0%	10%	15%
Non-U.S. equity	10%	20%	30%
Tactical asset allocation	0%	5%	10%
Fixed income	15%	23%	30%
Real estate	0%	0%	10%
Absolute return	5%	10%	15%
Cash	0%	0%	5%

PLAN FAIR VALUE MEASUREMENTS

Effective December 31, 2009, ASC 715 directs companies to provide additional disclosures about plan assets of a defined benefit pension or other postretirement plan. The objectives of the disclosures are to disclose the following: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) major categories of plan assets; (3) inputs and valuation techniques used to measure the fair value of plan assets; (4) effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets.

In September 2009, the FASB issued ASU 2009-12, “Fair Value Measurements and Disclosures: Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent).” The standard allows the reporting entity, as a practical expedient, to measure the fair value of investments that do not have readily determinable fair values on the basis of the net asset value per share of the investment if the net asset value of the investment is calculated in a matter consistent with ASC 946, “Financial Services – Investment Companies.” The standard requires disclosures about the nature and risk of the investments and whether the investments are probable of being sold at amounts different from the net asset value per share.

The following table sets forth by level, within the fair value hierarchy, the qualified pension plan assets at fair value that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009:

	RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2010				RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
Assets:
Equities:
Non-US equity[1]	$54,298	$52,418	$—	$106,716	$50,890	$48,062	$—	$98,952
Domestic large cap equity [2]	144,431	28,376	—	172,807	134,754	24,641	—	159,395
Domestic small cap equity[3]	55,750	—	—	55,750	49,513	—	—	49,513

Total equities	254,479	80,794	—	335,273	235,157	72,703	—	307,860

Tactical asset allocation[4]	—	29,566	—	29,566	—	25,469	—	25,469
Fixed income securities[5]	102,314	1,982	—	104,296	43,244	51,244	—	94,488
Absolute return[6]	—	—	48,100	48,100	—	—	46,226	46,226
Cash and cash equivalents[7]	—	6,737	—	6,737	—	9,588	—	9,588

Subtotal	$356,793	$119,079	$48,100	$523,972	$278,401	$159,004	$46,226	$483,631

Net receivables				2,272				1,629
Accrued income				225				429

Total assets				$526,469				$485,689

1

Non—US Equity investments are comprised of a (1) mutual fund; and (2) commingled fund. The investment in the mutual fund is valued using quoted market prices multiplied by the number of shares owned as of December 31, 2010. The investment in the commingled fund is valued at the net asset value per share multiplied by the number of shares held as of December 31, 2010.

2

Domestic large cap equity investments are comprised of (1) common stock, and (2) commingled fund. Investments in common stock are valued using quoted market prices multiplied by the number of shares owned as of December 31, 2010. The investment in the commingled fund is valued at the net asset value per share multiplied by the number of shares held as of December 31, 2010.

3	Domestic small cap equity investments are comprised of common stock and are valued using quoted market prices multiplied by the number of shares owned as of December 31, 2010.

4	The tactical asset allocation investment are compromised of a commingled fund, which is valued at the net asset value per share multiplied by the number of shares held as of the measurement date.
5

Fixed income securities consist of a mutual fund, convertible securities, corporate bonds, and mortgage backed mortgage pools guaranteed by GNMA, FNMA and FHLMC. The investment in the mutual fund is valued using quoted market prices multiplied by the number of shares owned as of December 31, 2010. The other investments are valued using various valuation techniques and sources such as value generation models, broker quotes, benchmark yields and/or other applicable data.

6

Absolute return investments consist of a mutual fund and two partnerships. The mutual fund is valued using the net asset value per share multiplied by the number of shares held as of December 31, 2010. The partnership is valued using the financial reports as of December 31, 2010. These investments are a Level 3 under ASC 820 because the plan does not have the ability to redeem the investment in the near-term at the net asset value per share.

7

The investment consists of a money market fund, which is valued at the net asset value per share of $1.00 per unit as of December 31, 2010. The money market fund invests primarily in commercial paper, notes, repurchase agreements, and other evidences of indebtedness which are payable on demand or which have a maturity date not exceeding thirteen months from the date or purchase.

LEVEL 3 ROLL-FORWARD

The following table sets forth a reconciliation of changes in the fair value of the plan’s Level 3 assets for the years ended December, 31, 2010 and 2009:

	AS OF DECEMBER 31, 2010			AS OF DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	PARTNERSHIP	MUTUAL FUNDS	TOTAL	PARTNERSHIP	MUTUAL FUNDS	TOTAL
Balance at beginning of year	$23,214	$23,012	$46,226	$20,514	$19,137	$39,651
Additional investments	10,473	—	10,473	—	—	—
Distributions	—	(11,716)	(11,716)	—	—	—
Realized losses on distributions	—	(1,370)	(1,370)	—	—	—
Unrealized gains relating to instruments still held at the reporting date	1,794	2,693	4,487	2,700	3,875	6,575

Balance at end of year	$35,481	$12,619	$48,100	$23,214	$23,012	$46,226

The following table sets forth by level, within the fair value hierarchy, the Other Benefits plan assets at fair value as of December 31, 2010 and 2009:

	RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2010			RECURRING FAIR VALUE MEASURES AS OF DECEMBER 31, 2009
(DOLLARS IN THOUSANDS)	LEVEL 1	LEVEL 2	TOTAL	LEVEL 1	LEVEL 2	TOTAL
Assets:
Mutual fund[1]	$8,115	$—	$8,115	$8,321	$—	$8,321
Cash equivalents[2]	—	173	173	—	469	469

Total assets	$8,115	$173	$8,288	$8,321	$469	$8,790

1

This is a publicly traded balanced mutual fund. The fund seeks regular income, conservation of principal, and an opportunity for long-term growth of principal and income. The fair value is determined by taking the number of shares owned by the plan, and multiplying by the market price as of December 31, 2010.

2

This consists of a deposit fund and a money market fund. The fair value of the deposit fund is calculated by using the financial reports available as of December 31, 2010. The money market fund investments are valued at the net asset value per share of $1.00 per unit as of December 31, 2010. The money market fund invests primarily in commercial paper, notes, repurchase agreements, and other evidences of indebtedness which are payable on demand or which have a maturity date not exceeding thirteen months from the date or purchase.

(17)	Stock-based Compensation Plans

Prior to the merger on February 6, 2009, the Company granted equity awards, including stock awards, performance awards, stock options and restricted stock to officers and key employees of the Company under the Company’s Long-Term Incentive Plan (LTI Plan), approved by the shareholders in 2005. Any shares awarded were either purchased on the open market or were a new issuance. With the completion of the merger, all shares outstanding under the LTI Plan were fully vested and settled in cash to plan participants. Puget Energy paid and recognized $14.5 million of merger expense in connection to the vesting of the LTI Plan shares.

PERFORMANCE SHARE GRANTS

The Company generally awarded performance share grants annually under the LTI Plan to key employees which vested at the end of three years. The number of shares awarded and the amount of expense recorded depended on Puget Energy’s performance as compared to other companies and service quality indices for customer service. Compensation expense related to performance share grants was $9.6 million and $3.7 million for 2009 and 2008, respectively. The weighted-average fair value per performance share granted for the year ended 2008 was $26.72.

Performance shares activity from December 31, 2008 to February 5, 2009 was as follows:

PREDECESSOR	NUMBER OF SHARES	WEIGHTED-AVERAGE FAIR VALUE PER SHARE
Total at December 31, 2008:	244,390	$25.65
Granted	—	—
Vested	(244,390)	25.65
Forfeited	—	—

Performance Shares Outstanding at February 5, 2009:	—	$—

Plan participants meeting the Company’s stock ownership guidelines could elect to be paid up to 50.0% of the share award in cash. The portion of the performance share grants that could be paid in cash was classified and accounted for as a liability. As a result, the compensation expense of these liability awards was recognized over the performance period based on the fair value (i.e., cash value) of the award, and was periodically updated based on expected ultimate cash payout. Compensation cost recognized during the performance period for the liability portion of the performance grants was based on the closing price of the Company’s common stock on the date of measurement and the number of months of service rendered during the period. The equity portion was valued based on the closing price of the Company’s common stock on the grant date. In connection with the completion of the merger in 2009, all performance shares vested and the Company paid and recognized $9.6 million recorded in merger and related costs for such shares.

STOCK OPTIONS

In 2002, Puget Energy’s Board of Directors granted 40,000 stock options under the LTI Plan and an additional 260,000 options outside the LTI Plan (for a total of 300,000 non-qualified stock options) to the former President and Chief Executive Officer. These options could be exercised at the grant date market price of $22.51 per share and vested annually over four and five years, respectively. The fair value of the stock option award was estimated at $3.33 per share on the date of grant using the Black-Scholes option valuation model. The options were cancelled at the time of the merger and $2.3 million was paid in cash to the former President and Chief Executive Officer based on the terms of the merger agreement.

RESTRICTED STOCK

Restricted stock activity for the year ended December 31, 2009 was as follows:

PREDECESSOR	NUMBER OF SHARES	WEIGHTED-AVERAGE FAIR VALUE PER SHARE
Restricted Stock Outstanding at December 31, 2008:	227,643	$24.64
Granted	—	—
Vested	(227,643)	24.64
Forfeited	—	—

Restricted Stock Outstanding at February 5, 2009:	—	$—

Compensation expense related to the restricted shares was $2.2 million and $2.4 million for 2009 and 2008, respectively.

RETIREMENT EQUIVALENT STOCK

Prior to the merger on February 6, 2009, the Company had a retirement equivalent stock agreement under which in lieu of participating in the Company’s SERP, the former President and Chief Executive Officer was granted performance-based stock equivalents in January of each year, which were deferred under the Company’s deferred compensation plan. Retirement equivalent stock activity was as follows:

	NUMBER OF SHARES	WEIGHTED-AVERAGE FAIR VALUE PER SHARE
Retirement Equivalent Stock Awarded:
2008	7,574	$27.43

All shares vested in May 2008. Compensation expense related to the retirement equivalent stock agreement was $0.3 million in 2008. All equivalent stock units vested prior to the merger.

NON-EMPLOYEE DIRECTOR STOCK PLAN

Prior to February 6, 2009, the Company had a non-employee director stock plan for all non-employee directors of Puget Energy and PSE. An amended and restated plan was approved by shareholders in 2005. Under the plan, non-employee directors received a portion of their quarterly retainer fees in Puget Energy stock except that 100.0% of quarterly retainers were paid in Puget Energy stock until the director held a number of shares equal in value to two years of their retainer fees. Directors could choose to continue to receive their entire retainer in Puget Energy stock. The compensation expense related to the director stock plan was $0.4 million and $0.7 million in 2009 and 2008, respectively. As of December 31, 2008, the number of shares that had been purchased for the director stock plan was 62,362 and the number of shares deferred was 121,253, for a total of 183,615 shares. The director stock plan was terminated on February 6, 2009 by action of the Board of Directors upon completion of the merger and outstanding shares thereunder were settled.

(18) Income Taxes

The details of income tax (benefit) expense are as follows:

		SUCCESSOR	PREDECESSOR
PUGET ENERGY (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Charged to operating expenses:
Current:
Federal	$42,061	$(161,087)	$10,185	$(16,625)
State	385	(988)	87	(85)
Deferred:
Federal	(38,717)	244,116	(1,275)	76,616
State	(1,248)	—	—	—

Total income tax expense	$2,481	$82,041	$8,997	$59,906

PUGET SOUND ENERGY	YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	2010	2009	2008
Charged to operating expenses:
Current:
Federal	$32,331	$(126,156)	$(13,103)
State	385	(901)	(85)
Deferred:
Federal	(31,346)	194,701	74,070
State	(1,248)	—	—

Total income tax expense	$122	$67,644	$60,882

The following reconciliation compares pre-tax book income at the federal statutory rate of 35.0% to the actual income tax expense in the Statements of Income:

		SUCCESSOR	PREDECESSOR
PUGET ENERGY (DOLLARS IN THOUSANDS)	YEAR ENDED DECEMBER 31, 2010	FEBRUARY 6, 2009 – DECEMBER 31, 2009	JANUARY 1, 2009 – FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Income taxes at the statutory rate	$11,477	$89,620	$7,613	$75,069

Increase (decrease):
Production tax credit	(19,972)	(13,871)	(5,870)	(23,112)
AFUDC excluded from taxable income	(9,970)	(5,326)	(1,771)	(4,670)
Capitalized interest	8,244	5,028	914	3,653
Utility plant differences	6,162	4,323	1,472	5,882
Tenaska gas contract	5,889	3,049	1,429	3,198
Transaction costs	—	201	5,544	2,266
Other - net	651	(983)	(334)	(2,380)

Total income tax expense	$2,481	$82,041	$8,997	$59,906

Effective tax rate	7.6%	32.0%	41.4%	27.9%

PUGET SOUND ENERGY	YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)	2010	2009	2008
Income taxes at the statutory rate	$9,176	$79,414	$78,266

Increase (decrease):
Production tax credit	(19,972)	(19,741)	(23,112)
AFUDC excluded from taxable income	(9,970)	(7,097)	(4,670)
Capitalized interest	8,244	5,942	3,653
Utility plant differences	6,162	5,795	5,882
Tenaska gas contract	5,889	4,478	3,198
Other - net	593	(1,147)	(2,335)

Total income tax expense	$122	$67,644	$60,882

Effective tax rate	0.5%	29.8%	27.2%

The Company’s deferred tax liability at December 31, 2010 and 2009 is composed of amounts related to the following types of temporary differences:

PUGET ENERGY	AT DECEMBER 31
(DOLLARS IN THOUSANDS)	2010	2009
Utility plant and equipment	$1,099,857	$930,946
Regulatory asset for income taxes	73,337	89,303
Fair value of debt instruments	92,661	86,047
Pensions and other compensation	46,084	42,395
Storm damage	36,286	37,002
Other deferred tax liabilities	106,714	85,797

Subtotal deferred tax liabilities	1,454,939	1,271,490

Net operating loss carryfoward	(168,463)	—
Fair value of derivative instruments	(116,320)	(75,964)
Production tax credit	(60,613)	(45,730)
Other deferred tax assets	(65,018)	(42,106)

Subtotal deferred tax assets	(410,414)	(163,800)

Total	$1,044,525	$1,107,690

PUGET SOUND ENERGY	AT DECEMBER 31
(DOLLARS IN THOUSANDS)	2010	2009
Utility plant and equipment	$1,099,857	$930,946
Regulatory asset for income taxes	73,337	89,303
Storm damage	36,286	37,002
Other deferred tax liabilities	85,206	77,917

Subtotal deferred tax liabilities	1,294,686	1,135,168

Net operating loss carryforward	(105,140)	—
Fair value of derivative instruments	(85,394)	(53,271)
Production tax credit	(60,613)	(45,730)
Pensions and other compensation	(31,312)	(35,290)
Other deferred tax assets	(57,925)	(43,082)

Subtotal deferred tax assets	(340,384)	(177,373)

Total	$954,302	$957,795

The above amounts have been classified in the Balance Sheets as follows:

PUGET ENERGY	AT DECEMBER 31
(DOLLARS IN THOUSANDS)	2010	2009
Current deferred taxes	$(83,086)	$(39,977)
Non-current deferred taxes	1,127,611	1,147,667

Total	$1,044,525	$1,107,690

PUGET SOUND ENERGY	AT DECEMBER 31
(DOLLARS IN THOUSANDS)	2010	2009
Current deferred taxes	$(80,215)	$(38,781)
Non-current deferred taxes	1,034,517	996,576

Total	$954,302	$957,795

The Company calculates its deferred tax assets and liabilities under ASC 740. ASC 740 requires recording deferred tax balances, at the currently enacted tax rate, on assets and liabilities that are reported differently for income tax purposes than for financial reporting purposes. The utilization of deferred tax assets requires sufficient taxable income in the future years. ASC 740 requires a valuation allowance on deferred tax assets when it is more likely than not that the deferred tax asset will not be realized. The Company’s PTC carryforwards expire from 2027 through 2030. The Company’s net operating loss carryforwards expire from 2029 through 2030.

For ratemaking purposes, deferred taxes are not provided for certain temporary differences. PSE has established a regulatory asset for income taxes recoverable through future rates related to those temporary differences for which no deferred taxes have been provided, based on prior and expected future ratemaking treatment.

The Company accounts for uncertain tax position under ASC 740, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 requires the use of a two-step approach for recognizing and measuring tax positions taken or expected to be taken in a tax return. First, a tax position should only be recognized when it is more likely than not, based on technical merits, that the position will be sustained upon examination by the taxing authority. Second, a tax position that meets the recognition threshold should be measured at the largest amount that has a greater than 50.0% likelihood of being sustained.

As of December 31, 2010 and 2009, the Company had no material unrecognized tax benefits. As a result, no interest or penalties were accrued for unrecognized tax benefits during the year.

For ASC 740 purposes, the Company has open tax years from 2006 through 2010. The Company is under audit by the IRS for tax years 2006 and 2008. The Company classifies interest as interest expense and penalties as other expense in the financial statements.

(19) Litigation

PROCEEDINGS RELATING TO THE WESTERN POWER MARKET

The following discussion summarizes the status as of the date of this report of ongoing proceedings relating to the western power markets to which PSE is a party. PSE is vigorously defending the remaining claims. Litigation is subject to numerous uncertainties and PSE is unable to predict the ultimate outcome of these matters. Accordingly, there can be no guarantee that these proceedings will not materially and adversely affect PSE’s financial condition, results of operations or liquidity.

Pacific Northwest Refund Proceeding. In October 2000, PSE filed a complaint with the FERC (Docket No. EL01-10) against “all jurisdictional sellers” in the Pacific Northwest seeking prospective price caps consistent with any result the FERC ordered for the California markets. The FERC issued an order including price caps in July 2001, and PSE moved to dismiss the proceeding. In response to PSE’s motion, various entities intervened and sought to convert PSE’s complaint into one seeking retroactive refunds in the Pacific Northwest. The FERC rejected that effort, after holding what the FERC referred to as a “preliminary evidentiary hearing” before an administrative law judge. In April 2009, the Ninth Circuit rejected the requests for rehearing filed in this matter and remanded the proceeding to the FERC. The FERC is now considering what response to take to the Court remand order, as petitions for review by the Supreme Court were denied on January 11, 2010. PSE intends to vigorously defend its position but is unable to predict the outcome of this matter.

PROCEEDINGS RELATING TO COLSTRIP

In May 2003, approximately 50 plaintiffs initiated an action against the owners of Colstrip regarding pond seepage, The defendants reached an agreement on a global settlement with all plaintiffs and PSE expensed its share of the settlement in 2008. PSE received a partial reimbursement for its share from insurers in December 2010 and January 2011.

On March 29, 2007, a second complaint related to pond seepage was filed on behalf of two ranch owners alleging damage due to the Colstrip Units 3 & 4 effluent holding pond. A mediation between plaintiffs and PPL Montana, LLC, the operator of Units 3 & 4, took place in July 2010 and parties are working toward a final settlement.

PROCEEDINGS RELATED TO BONNEVILLE POWER ADMINISTRATION

Petitioners in several actions in the Ninth Circuit against the BPA asserted that the BPA acted contrary to law in entering into or performing or implementing a number of agreements, including the amended settlement agreement (and the May 2004 agreement) between the BPA and PSE regarding the REP. Petitioners in several actions in the Ninth Circuit against the BPA also asserted that the BPA acted contrary to law in adopting or implementing the rates upon which the benefits received or to be received from the BPA during the October 1, 2001 through September 30, 2006 period were based. A number of parties claimed that the rates the BPA proposed or adopted in the BPA rate proceeding to develop the BPA rates to be used in the agreements for determining the amounts of money to be paid to PSE by the BPA during the period October 1, 2006 through September 30, 2009 are contrary to law. Furthermore, the parties claimed the BPA acted contrary to law or without authority in deciding to enter into, or in entering into or performing or implementing such agreements.

On May 3, 2007, the Ninth Circuit issued an opinion in Portland Gen. Elec. v. BPA, Case No. 01-70003, in which proceeding the actions of the BPA in entering into settlement agreements regarding the REP with PSE and with other investor-owned utilities were challenged. In this opinion, the Ninth Circuit granted petitions for review and held the settlement agreements entered into between the BPA and the investor-owned utilities being challenged in that proceeding to be inconsistent with statute. On May 3, 2007, the Ninth Circuit also issued an opinion in Golden Northwest Aluminum v. BPA, Case No. 03-73426, in which proceeding the petitioners sought review of BPA’s 2002-2006 power rates. In this opinion, the Ninth Circuit granted petitions for review and held that the BPA unlawfully shifted onto its preference customers the costs of its settlements with the investor-owned utilities. On October 11, 2007, the Ninth Circuit remanded the May 2004 agreement to the BPA in light of the Portland Gen. Elec. v. BPA opinion and dismissed the remaining three pending cases regarding settlement agreements.

In March 2008, the BPA and PSE signed an agreement pursuant to which BPA made a payment to PSE related to the REP benefits for the fiscal year ended September 30, 2008, which payment is subject to true-up depending upon the amount of any REP benefits ultimately determined to be payable to PSE.

In September 2008, the BPA issued its record of decision in its reopened WP-07 rate proceeding to respond to the various Ninth Circuit opinions. In this record of decision, the BPA adjusted its fiscal year 2009 rates, determined the amounts of REP benefits it considered to have been improperly paid after fiscal year 2001 to PSE and the other regional investor-owned utilities, and determined that such amounts are to be recovered through reductions in REP benefit payments to be made over a number of years. The amount determined by the BPA to be recovered through reductions commencing October 2007 in REP payments for PSE’s residential and small farm customers was approximately $207.2 million plus interest on unrecovered amounts to the extent that PSE receives any REP benefits for its customers in the future. However, these BPA determinations are subject to subsequent administrative and judicial review, which may alter or reverse such determinations. PSE and others, including a number of preference agency and investor-owned utility customers of the BPA, in December 2008 filed petitions for review in the Ninth Circuit of various of these BPA determinations. Any change to the REP would be passed to customers.

In September 2008, the BPA and PSE signed a short-term Residential Purchase and Sale Agreement (RPSA) under which the BPA is to pay REP benefits to PSE for fiscal years ending September 30, 2009–2011. In December 2008, the BPA and PSE signed another, long-term RPSA under which the BPA is to pay REP benefits to PSE for the period October 2011 through September 2028. PSE and other customers of BPA in December 2008 filed petitions for review in the Ninth Circuit of the short-term and long-term RPSAs signed by PSE (and similar RPSAs signed by other investor-owned utility customers of the BPA) and the BPA’s record of decision regarding such RPSAs. Generally, REP benefit payments under a RPSA are based on the amount, if any, by which a utility’s average system cost exceeds the BPA’s Priority Firm (PF) Exchange rate for such utility. The average system cost for a utility is determined using an average system cost methodology adopted by the BPA. The average system cost methodology adopted by the BPA and the average system cost determinations, REP overpayment determinations, and the PF Exchange rate determinations by the BPA are all subject to FERC review or judicial review or both and are subject to adjustment, which may affect the amount of REP benefits paid or to be paid by the BPA to PSE. As discussed above, the BPA has determined to reduce such payments based on its determination of REP benefit overpayments after fiscal year 2001.

It is not clear what impact, if any, such development or review of such the BPA rates, average system cost, average system cost methodology, and the BPA determination of REP overpayments, review of such agreements, and the above described Ninth Circuit litigation may ultimately have on PSE.

SNOQUALMIE FALLS

On July 7, 2010, a lawsuit was filed in the U.S. District Court for the Western District of Washington by the Snoqualmie Valley Preservation Alliance, a group of downstream landowners, against the United States Army Corps of Engineers (Corps) challenging permits issued by the Corps in connection with the redevelopment of the Snoqualmie Falls Hydroelectric Project. Plaintiffs request an order to stop work at the project pending further review of downstream impacts. PSE sought and was granted permission to intervene in the proceeding. Motions for summary judgment have been filed by the plaintiff and the Corps. PSE joined the Corps’ motion and filed a motion for summary judgment arguing the plaintiff’s claims are barred as untimely and improper. The parties await a determination by the Court. The ultimate impact of the suit, if any, on PSE or the work currently underway on the project cannot be determined at this time. The construction schedule has not been impacted by the lawsuit.

(20) Variable Interest Entities

In accordance with ASC 810, “Consolidation” (ASC 810), a business entity that has a controlling financial interest in a VIE should consolidate the VIE in its financial statements. A primary beneficiary of a VIE is the variable interest holder that has both the power to direct matters that significantly impact the activities of the VIE and has the obligation to absorb losses or the right to receive benefits. The Company enters into a variety of contracts for energy with other counterparties and evaluates all contracts to determine if they are variable interests. The Company’s variable interests primarily arise through power purchase agreements where it is required to buy all or a majority of generation from a plant at rates set forth in the agreement.

The Company evaluated its power purchase agreements and determined it was not the primary beneficiary of any VIEs. The Company had previously disclosed two potentially significant variable interests in prior periods; both entities are qualifying facilities contracts that expire at the end of 2011. The Company requested information from the relevant entities; however, they have refused to provide the necessary information to the Company, as they are not required to do so under their contracts. However, if the variable interests were determined to be VIEs, the Company has concluded it is not the primary beneficiary of these entities based on available information and it has no exposure to losses on these contracts. For the years ended December 31, 2010, 2009 and 2008, the Company’s purchased power expense for these entities was $190.3 million, $181.2 million and $196.8 million, respectively.

(21) Commitments and Contingencies

For the year ended December 31, 2010, approximately 19.2% of the Company’s energy output was obtained at an average cost of approximately $0.018 per kilowatt hour (kWh) through long-term contracts with three of the Washington Public Utility Districts (PUDs) that own hydroelectric projects on the Columbia River. The purchase of power from the Columbia River projects is on a pro rata share basis under which the Company pays a proportionate share of the annual debt service, operating and maintenance costs and other expenses associated with each project in proportion to the contractual shares that PSE obtains from that project. In these instances, PSE’s payments are not contingent upon the projects being operable; therefore, PSE is required to make the payments even if power is not delivered. These projects are financed through substantially level debt service payments and their annual costs should not vary significantly over the term of the contracts unless additional financing is required to meet the costs of major maintenance, repairs or replacements, or license requirements. The Company’s share of the costs and the output of the projects is subject to reduction due to various withdrawal rights of the PUDs and others over the contract lives.

The following table summarizes the Company’s estimated payment obligations for power purchases from the Columbia River projects, contracts with other utilities and contracts under non-utility generators under the Public Utility Regulatory Policies Act. These contracts have varying terms and may include escalation and termination provisions.

(DOLLARS IN THOUSANDS)	2011	2012	2013	2014	2015	THEREAFTER	TOTAL
Columbia River projects	$110,054	$73,390	$70,364	$72,543	$72,895	$820,167	$1,219,413
Other utilities	140,830	131,783	71,984	53,042	45,331	297,649	740,619
Non-utility generators	149,195	—	—	—	—	—	149,195

Total	$400,079	$205,173	$142,348	$125,585	$118,226	$1,117,816	$2,109,227

Total purchased power contracts provided the Company with approximately 8.2 million, 8.3 million and 8.7 million megawatt hours (MWh) of firm energy at a cost of approximately $420.6 million, $363.3 million and $384.0 million for the years 2010, 2009 and 2008, respectively.

As part of its electric operations and in connection with the 1997 restructuring of the Tenaska Power Purchase Agreement, PSE is obligated to deliver to Tenaska up to 50,000 MMBtu (one million British thermal units, equal to one Dekatherm (Dth)) per day of natural gas for operation of Tenaska’s natural gas-fired cogeneration facility. This obligation continues for the remaining term of the agreement, through December 31, 2011, provided that no deliveries are required during the month of May. The price paid by Tenaska for this natural gas is reflective of the daily price of natural gas at the United States/Canada border near Sumas, Washington.

The Company has natural gas-fired generation facility obligations for natural gas supply amounting to an estimated $65.5 million in 2011. Longer term agreements for natural gas supply amount to an estimated $137.2 million for 2012 through 2029.

PSE enters into short-term energy supply contracts to meet its core customer needs. These contracts are generally classified as NPNS or in some cases recorded at fair value in accordance with ASC 815. Commitments under these contracts are $86.0 million, $51.4 million and $9.3 million in 2011, 2012 and 2013, respectively.

NATURAL GAS SUPPLY OBLIGATIONS

The Company has also entered into various firm supply, transportation and storage service contracts in order to ensure adequate availability of natural gas supply for its firm customers. Many of these contracts, which have remaining terms from less than one year to 34 years, provide that the Company must pay a fixed demand charge each month, regardless of actual usage. The Company contracts for its long-term natural gas supply on a firm basis, which means the Company has a 100% daily take obligation and the supplier has a 100% daily delivery obligation to ensure service to PSE’s customers and generation requirements. The Company incurred demand charges in 2010 for firm natural gas supply, firm transportation service and firm storage and peaking service of $0.4 million, $136.5 million and $7.1 million, respectively. The Company incurred demand charges in 2010 for firm transportation and firm storage service for the natural gas supply for its combustion turbines in the amount of $27.7 million, which is included in the total Company demand charges.

The following table summarizes the Company’s obligations for future demand charges through the primary terms of its existing contracts. The quantified obligations are based on current contract prices and the FERC authorized rates, which are subject to change.

DEMAND CHARGE OBLIGATIONS (DOLLARS IN THOUSANDS)	2011	2012	2013	2014	2015	THEREAFTER	TOTAL
Firm transportation service	$144,529	$137,305	$128,759	$104,790	$62,667	$328,864	$906,914
Firm storage service	9,241	8,638	2,997	1,507	1,507	7,077	30,967
Firm natural gas supply	553	525	262	—	—	—	1,340

Total	$154,323	$146,468	$132,018	$106,297	$64,174	$335,941	$939,221

SERVICE CONTRACTS

The following table summarizes the Company’s estimated obligations for service contracts through the terms of its existing contracts.

SERVICE CONTRACT OBLIGATIONS (DOLLARS IN THOUSANDS)	2011	2012	2013	2014	2015	THEREAFTER	TOTAL
Automated meter reading system	$35,261	$36,166	$37,234	$38,344	$39,501	$10,176	$196,682
Energy production service contracts[1]	23,477	18,994	19,360	20,124	26,730	49,948	158,633
Information technology service contracts	26,473	22,100	13,907	—	—	—	62,480

Total	$85,211	$77,260	$70,501	$58,468	$66,231	$60,124	$417,795

1	Energy production service contracts include operations and maintenance contracts on Mint Farm, Wild Horse, Goldendale electric generating facility (Goldendale), Hopkins Ridge and Sumas facilities.

SURETY BOND

The Company has a self-insurance surety bond in the amount of $4.3 million, which expires on July 1, 2011 and is renewed annually, guaranteeing compliance with the Industrial Insurance Act (workers’ compensation) and nine self-insurer’s pension bonds totaling $1.5 million.

ENVIRONMENTAL REMEDIATION

The Company is subject to environmental laws and regulations by the federal, state and local authorities and is required to undertake certain environmental investigative and remedial efforts as a result of these laws and regulations. The Company has been named by the Environmental Protection Agency (EPA), the Washington State Department of Ecology and/or other third parties as potentially responsible at several contaminated sites and manufactured gas plant sites. PSE has implemented an ongoing program to test, replace and remediate certain underground storage tanks (UST) as required by federal and state laws. The UST replacement component of this effort is finished, but PSE continues its work remediating and/or monitoring relevant sites. During 1992, the Washington Commission issued orders regarding the treatment of costs incurred by the Company for certain sites under its environmental remediation program. The orders authorize the Company to accumulate and defer prudently incurred cleanup costs paid to third parties for recovery in rates established in future rate proceedings, subject to Washington Commission review. The Washington Commission consolidated the gas and electric methodological approaches to remediation and deferred accounting in an order issued October 8, 2008. Per the guidance of ASC 450, “Contingencies”, the Company reviews its estimated future obligations and adjusts loss reserves quarterly. Management believes it is probable and reasonably estimable that the impact of the potential outcomes of disputes with certain property owners and other potentially responsible parties will result in environmental remediation costs ranging from $38.8 million to $55.8 million for gas and from $8.2 million to $27.8 million for electric. The Company does not consider any amounts within those ranges as being a better estimate and has therefore accrued $38.8 million and $8.2 million for gas and electric, respectively. The Company believes a significant portion of its past and future environmental remediation costs are recoverable from insurance companies, from third parties or from customers under a Washington Commission order. For the year ended December 31, 2010, the Company incurred deferred electric and natural gas environmental costs of $7.6 million and $54.7 million, net of insurance proceeds, respectively.

(22) Related Party Transactions

On June 1, 2006, PSE entered into a revolving credit facility with Puget Energy in the form of a Demand Promissory Note (Note). Through the Note, PSE may borrow up to $30.0 million from Puget Energy, subject to approval by Puget Energy. Under the terms of the Note, PSE pays interest on the outstanding borrowings based on the lowest of the weighted-average interest rate of PSE’s outstanding commercial paper interest rate or PSE’s senior unsecured revolving credit facility. Absent such borrowings, interest is charged at one-month LIBOR plus 0.25%. At December 31, 2010 and December 31, 2009, the outstanding balance of the Note was $22.6 million and $22.9 million, respectively, and the interest rate was 1.1% and 1.2%, respectively. The outstanding balance and the related interest under the Note are eliminated by Puget Energy upon consolidation of PSE’s financial statements. The $30.0 million credit facility with Puget Energy was unaffected by the merger.

On December 6, 2010, Puget Energy issued $450.0 million of senior secured notes. Net proceeds of $443.0 million from these notes were used to repay a portion of the $1.225 billion term-loan. Puget Energy’s term-loan and facility for funding capital expenditures mature in 2014, contain similar terms and conditions and are syndicated among numerous committed banks and other financial institutions. One of these banks is Macquarie Bank Limited, which has commitments of $48.0 million under the term-loan and $20.6 million under the capital expenditure credit facility. Concurrent with the borrowings under these credit agreements, Puget Energy entered into several interest rate swap instruments to hedge volatility associated with these two loans. Two of the swap instruments were entered into with Macquarie Bank Limited with a total notional amount of $444.9 million. These swap instruments remained outstanding at December 31, 2010.

(23) Other

Fair Value of Intangible Assets. At the time of merger, Puget Energy recorded the fair value of its intangible assets in accordance with ASC 360. The fair value assigned to the power contracts was determined using an income approach comparing the contract rate to the market rate for power over the remaining period of the contracts incorporating nonperformance risk. Management also incorporated certain assumptions related to quantities and market presentation that it believes market participants would make in the valuation. The fair value of the power contracts is amortized as the contracts settle. ASC 360 requires long-live assets to be tested for impairment on an on-going basis, whenever events or circumstances would more likely than not reduce the fair value of the long-lived assets below its carrying value. One such triggering event is a significant decrease in market price.

Puget Energy completed a valuation and impairment test as of December 31, 2010 for long-term power purchase contracts and SO2 emission allowances that were assets. The carrying value of Puget Energy’s power contracts and SO2 emission allowances as of December 31, 2010 was approximately $864.7 million and $7.9 million, respectively. The excess of the carrying value over the fair value of the power contracts was $105.8 million which was written-off against regulatory liabilities at December 31, 2010. The excess of the carrying value over the fair value of the SO2 emissions was $7.9 million which was expensed at December 31, 2010.

2010 Out-of-period disclosure. During the fourth quarter of 2010, management discovered errors in Puget Energy’s SO2 emission allowances for 2009 and 2010 interim periods. Management did not perform the required impairment tests until the fourth quarter of 2010. As a result, an impairment charge of $7.6 million was recognized within non-utility and other expenses as of December 31, 2010.

During the second quarter of 2010, management corrected accounting errors in the Companies’ financial statements that resulted in an increase to depreciation expense of $2.2 million, a net decrease to electric revenue and purchased electricity of $1.8 million and a decrease to income tax expense of $1.5 million.

The impact of correcting these errors in prior periods would have reduced Puget Energy’s net income by $3.5 million and $1.3 million in 2009 and 2008, respectively, and PSE’s net income by $1.1 million in 2009. Management determined these errors were not material to the prior annual or interim periods or to the current annual or interim periods in which they are being corrected and, therefore, the Company recorded a reduction to Puget Energy’s net income of $4.8 million and PSE’s net income of $2.4 million for the year ended December 31, 2010.

(24) Segment Information

Puget Energy operates one business segment referred to as the regulated utility segment. The regulated utility segment includes the account receivables securitization program which was terminated during the merger. Puget Energy’s regulated utility operation generates, purchases and sells electricity and purchases, transports and sells natural gas. The service territory of PSE covers approximately 6,000 square miles in the state of Washington.

Non-utility business segment includes two PSE subsidiaries, and Puget Energy, is described as Other. The PSE subsidiaries are a real estate investment and development company and a holding company for a small non-utility wholesale generator which was sold in 2010. Reconciling items between segments are not significant.

Effective February 6, 2009, all merger related fair value adjustments were retained in Puget Energy. Accordingly, only the financial statements of Puget Energy were adjusted to reflect the purchase accounting. Prior to the merger, the business segment financial statements for Puget Energy and PSE were the same.

	YEAR ENDED DECEMBER 31, 2010
PUGET ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,121,934	$283	$3,122,217
Depreciation and amortization	364,205	1	364,206
Income tax (benefit) expense	35,905	(33,424)	2,481
Operating income	310,130	(1,896)	308,234
Interest charges, net of AFUDC	220,922	86,088	307,010
Net income	92,927	(62,616)	30,311
Total assets	10,180,532	1,748,804	11,929,336
Construction expenditures - excluding equity AFUDC	859,091	—	859,091

	YEAR ENDED DECEMBER 31, 2010
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,121,935	$282	$3,122,217
Depreciation and amortization	364,204	2	364,206
Income tax expense	60	62	122
Operating income	207,647	(56)	207,591
Interest charges, net of AFUDC	220,854	—	220,854
Net income	26,358	(263)	26,095
Total assets	9,260,675	50,109	9,310,784
Construction expenditures - excluding equity AFUDC	859,091	—	859,091

	SUCCESSOR FEBRUARY 6, 2009 - DECEMBER 31, 2009		PREDECESSOR JANUARY 1, 2009 - FEBRUARY 5, 2009		YEAR ENDED DECEMBER 31, 2009
PUGET ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	REGULATED UTILITY	OTHER	TOTAL
Revenue	$2,921,550	$3,598	$403,713	$—	$3,328,861
Depreciation and amortization	305,904	39	26,742	—	332,685
Income tax (benefit) expense	113,241	(31,200)	10,537	(1,540)	91,038
Operating income	477,082	(2,219)	55,830	(20,420)	510,273
Interest charges, net of AFUDC	176,858	79,953	16,966	(25)	273,752
Net income	229,973	(55,958)	31,611	(18,855)	186,771
Total assets	10,117,563	1,782,577	8,507,548	87,288	11,900,140
Construction expenditures - excluding equity AFUDC	726,157	—	49,531	—	775,688

	YEAR ENDED DECEMBER 31, 2009
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,325,263	$3,238	$3,328,501
Depreciation and amortization	332,646	206	332,852
Income tax (benefit) expense	69,890	(2,246)	67,644
Operating income	387,652	(4,517)	383,135
Interest charges, net of AFUDC	202,527	—	202,527
Net income	161,508	(2,256)	159,252
Total assets	8,765,189	51,382	8,816,571
Construction expenditures - excluding equity AFUDC	775,688	—	775,688

	YEAR ENDED DECEMBER 31, 2008
PUGET ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,351,108	$6,665	$3,357,773
Depreciation and amortization	311,920	208	312,128
Income tax expense	59,071	835	59,906
Operating income	386,912	(4,164)	382,748
Interest charges, net of AFUDC	193,978	(6)	193,972
Net income	159,373	(4,444)	154,929
Total assets	8,347,974	86,128	8,434,102
Construction expenditures - excluding equity AFUDC	846,001	—	846,001

	YEAR ENDED DECEMBER 31, 2008
PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	REGULATED UTILITY	OTHER	TOTAL
Revenue	$3,351,108	$6,665	$3,357,773
Depreciation and amortization	311,920	208	312,128
Income tax (benefit) expense	60,969	(87)	60,882
Operating income	387,849	4,537	392,386
Interest charges, net of AFUDC	190,307	4,485	194,792
Net income	162,899	(163)	162,736
Total assets	7,830,963	604,892	8,435,855
Construction expenditures - excluding equity AFUDC	846,001	—	846,001

SUPPLEMENTAL QUARTERLY FINANCIAL DATA

The following unaudited amounts, in the opinion of the Company, include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results of operations for the interim periods. Quarterly amounts vary during the year due to the seasonal nature of the utility business.

PUGET ENERGY

	2010 QUARTER
(UNAUDITED; DOLLARS IN THOUSANDS)	FIRST	SECOND	THIRD	FOURTH
Operating revenue	$878,206	$673,287	$622,829	$947,895
Operating income	45,403	71,726	(2,184)	193,289
Net income (loss)	(19,191)	3,663	(37,899)	83,738

	2009 QUARTER
(UNAUDITED; DOLLARS IN THOUSANDS)	FIRST		SECOND	THIRD	FOURTH
	SUCCESSOR FEBRUARY 6, 2009 - MARCH 31, 2009	PREDECESSOR JANUARY 1, 2009 - FEBRUARY 5, 2009
Operating revenue	$703,842	$403,713	$686,637	$592,626	$942,043
Operating income	116,646	35,410	117,625	101,632	138,960
Net income	52,060	12,756	43,570	24,507	53,878

PUGET SOUND ENERGY

	2010 QUARTER
(UNAUDITED; DOLLARS IN THOUSANDS)	FIRST	SECOND	THIRD	FOURTH
Operating revenue	$878,206	$673,287	$622,829	$947,895
Operating income	(4,984)	48,794	(16,593)	180,374
Net income (loss)	(38,274)	507	(29,559)	93,421

	2009 QUARTER
(UNAUDITED; DOLLARS IN THOUSANDS)	FIRST	SECOND	THIRD	FOURTH
Operating revenue	$1,107,555	$686,280	$592,626	$942,040
Operating income	161,894	94,887	56,015	70,339
Net income	84,977	43,777	7,842	22,656

SCHEDULE I: CONDENSED FINANCIAL INFORMATION OF PUGET ENERGY

PUGET ENERGY

CONDENSED STATEMENTS OF INCOME

(Dollars in Thousands)

	YEAR ENDED DECEMBER 31, 2010	SUCCESSOR FEBRUARY 6, 2009 - DECEMBER 31, 2009	PREDECESSOR JANUARY 1, 2009 - FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Equity in earnings of subsidiary 1	$92,700	$231,978	$31,611	$162,736
Non-utility expense and other	(1,895)	(1,526)	(4)	(386)
Merger and related costs	—	(2,731)	(20,416)	(9,252)
Other income (deductions):
Charitable foundation contributions	—	(5,000)	—	—
Unhedged interest rate derivative expense	(7,955)	—	—	—
Interest income	260	240	25	863
Interest expense	(86,304)	(80,193)	—	(8)
Income taxes	33,505	31,247	1,540	976

Net income	$30,311	$174,015	$12,756	$154,929

1

Equity earnings of subsidiary included earnings from PSE of $26.1 million and $127.6 million for the years ended December 31, 2010 and 2009, respectively, and purchase accounting adjustments recorded at Puget Energy for PSE of $66.6 million and $104.3 million for the years ended December 31, 2010 and 2009, respectively.

See accompanying notes to the consolidated financial statements.

PUGET ENERGY

CONDENSED BALANCE SHEETS

(Dollars in Thousands)

	DECEMBER 31,
	2010	2009
Assets:
Investment in subsidiaries[1]	$3,063,356	$3,147,625

Other property and investments:
Goodwill	1,656,513	1,656,513

Current assets:
Cash	237	119
Receivables from affiliates[2]	23,509	22,918
Income taxes	14,069	34,670
Deferred income taxes	10,516	9,395

Total current assets	48,331	67,102

Long-term assets:
Unrealized gain on derivative instruments	—	20,854
Deferred income taxes	71,967	1,261
Other	8,267	930

Total long-term assets	80,234	23,045

Total assets	$4,848,434	$4,894,285

Capitalization and liabilities:
Common equity	$3,322,912	$3,423,468
Long-term debt	1,463,039	1,438,519

Total capitalization	4,785,951	4,861,987

Current liabilities:
Accounts payable	—	48
Interest	4,480	5,406
Unrealized loss on derivative instruments	30,047	26,844

Total current liabilities	34,527	32,298

Long-term liabilities:
Unrealized loss on derivative instruments	27,956	—

Total long-term liabilities	27,956	—

Total capitalization and liabilities	$4,848,434	$4,894,285

1	Investment in subsidiaries for successor include Puget Energy business combination accounting adjustments under ASC 805 that are recorded at Puget Energy.
2	Eliminated in consolidation.

See accompanying notes to the consolidated financial statements.

PUGET ENERGY

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	YEAR ENDED DECEMBER 31, 2010	SUCCESSOR FEBRUARY 6, 2009 - DECEMBER 31, 2009	PREDECESSOR JANUARY 1, 2009 - FEBRUARY 5, 2009	YEAR ENDED DECEMBER 31, 2008
Operating activities:
Net income	$30,311	$174,015	$12,756	$154,929
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Unrealized gain on derivative instruments	(3,599)	—	—	—
Deferred income taxes and tax credits - net	(52,364)	(7,886)	—	2,548
Equity in earnings of subsidiary[1]	(92,700)	(231,978)	(31,611)	(162,736)
Other	18,169	3,153	(14)	(7,332)
Dividends received from subsidiaries	186,733	183,071	—	145,840
Accounts receivable	(891)	—	—	38
Income taxes	20,601	(21,951)	(1,539)	810
Accounts payable	(48)	(88,912)	—	1,946
Affiliated payables	—	—	20,015	—
Accrued interest	(926)	5,406	—	—

Net cash provided by (used in) operating activities	105,286	14,918	(393)	136,043

Investing activities:
Restricted cash	—	—	—	3,994
Investment in subsidiaries	—	(25,960)	—	—
(Increase) decrease in loan to subsidiaries	300	2,828	346	(10,287)

Net cash provided by (used in) investing activities	300	(23,132)	346	(6,293)

Financing activities:
Dividends paid	(104,311)	(121,178)	—	(129,677)
Issuance of bond	450,000	50,211	—	—
Redemption of term-loan	(443,000)
Issue costs	(8,157)	(6,428)	—	(40)

Net cash provided by (used in) by financing activities	(105,468)	(77,395)	—	(129,717)

Increase (decrease) in cash	118	(85,609)	(47)	33
Cash at beginning of year	119	85,728	57	24

Cash at end of year	$237	$119	$10	$57

1

Equity earnings of subsidiary included earnings from PSE of $26.1 million and $127.6 million for the years ended December 31, 2010 and 2009, respectively, and purchase accounting adjustments recorded at Puget Energy for PSE of $66.6 million and $104.3 million for the years ended December 31, 2010 and 2009, respectively.

See accompanying notes to the consolidated financial statements.

SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

PUGET ENERGY (DOLLARS IN THOUSANDS)	BALANCE AT BEGINNING OF PERIOD	ADDITIONS CHARGED TO COSTS AND EXPENSES	DEDUCTIONS	BALANCE AT END OF PERIOD
YEAR ENDED DECEMBER 31, 2010
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$8,094	$23,875	$22,185	$9,784

SUCCESSOR
PERIOD FROM FEBRUARY 6, 2009 TO DECEMBER 31, 2009
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$—	$25,378	$17,284	$8,094

PREDECESSOR
PERIOD FROM JANUARY 1, 2009 TO FEBRUARY 5, 2009
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$6,392	$1,285	$7,677	$—

YEAR ENDED DECEMBER 31, 2008
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$5,465	$13,126	$12,199	$6,392

PUGET SOUND ENERGY (DOLLARS IN THOUSANDS)	BALANCE AT BEGINNING OF PERIOD	ADDITIONS CHARGED TO COSTS AND EXPENSES	DEDUCTIONS	BALANCE AT END OF PERIOD
YEAR ENDED DECEMBER 31, 2010
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$8,094	$23,875	$22,185	$9,784

YEAR ENDED DECEMBER 31, 2009
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$6,392	$20,220	$18,518	$8,094

YEAR ENDED DECEMBER 31, 2008
Accounts deducted from assets on balance sheet:
Allowance for doubtful accounts receivable	$5,465	$13,126	$12,199	$6,392

Puget Energy, Inc.

OFFER TO EXCHANGE ITS

6.500% Senior Secured Notes due 2020

that have been registered under the

Securities Act of 1933, as amended

for any and all of its outstanding

6.500% Senior Secured Notes due 2020

that were issued and sold in a transaction

exempt from registration

under the Securities Act of 1933, as amended

P R O S P E C T U S

April 28, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article 8 of Puget Energy’s amended and restated articles of incorporation and Article VII of Puget Energy’s amended and restated bylaws provide for indemnification of Puget Energy’s directors and officers to the maximum extent permitted by Washington law, except for (i) acts or omissions of such person finally adjudged to be intentional misconduct or a knowing violation of law by the person, (ii) conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (iii) any transaction with respect to which it was finally adjudged that the person received a benefit in money, property, or services to which such person was not legally entitled.

Section 23B.08.320 of the WBCA authorizes a corporation to eliminate or limit a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of Puget Energy’s amended and restated articles of incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to Puget Energy and its shareholders.

Officers and directors of Puget Energy are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged “wrongful acts,” including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Reference is made to the Exhibit Index starting on page E-1.

Item 22.	Undertakings

The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be this initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 28th day of April, 2011.

PUGET ENERGY, INC.

By:	/S/ DONALD E. GAINES
Name:	Donald E. Gaines
Title:	Vice President Finance and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on April 28, 2011.

Signature	Title

* Kimberly Harris	President and Chief Executive Officer, Director (Principal Executive Officer)

/S/ DONALD E. GAINES Donald E. Gaines	Vice President Finance and Treasurer (Principal Financial Officer)

* James W. Eldredge	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* William S. Ayer	Director

* Andrew Chapman	Director

S-1

Signature	Title
* Benjamin Hawkins	Director

* Alan W. James	Director

* Alan Kadic	Director

* Christopher J. Leslie	Director

* Chris Trumpy	Director

* Mark Wiseman	Director

*By:	/S/ DONALD E. GAINES
Donald E. Gaines
Attorney-in-Fact

S-2

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Merger, dated October 25, 2007, by and among Puget Energy, Inc., Padua Holdings LLC, Padua Intermediate Holdings Inc. and Padua Merger Sub Inc. (incorporated herein by reference to Exhibit 2.1 to Puget Energy’s Current Report on Form 8-K, dated October 25, 2007, Commission File No. 1-16305).

3.1	Amended Articles of Incorporation of Puget Energy (incorporated herein by reference to Exhibit 3.1 to Puget Energy’s Current Report on Form 8-K, dated February 6, 2009, Commission File No. 1-16305).

3.2

Amended and Restated Bylaws of Puget Energy dated February 6, 2009 (incorporated herein by reference to Exhibit 3.3 to Puget Energy’s Current Report on Form 8-K, dated February 6, 2009, Commission File No. 1-16305).

4.1

Indenture dated December 6, 2010 relating to Puget Energy’s 6.500% Senior Secured Notes due 2020 (incorporated herein by reference to Exhibit 4.1 to Puget Energy’s Current Report on Form 8-K, dated December 1, 2010, Commission File No. 1-16305).

4.2	First Supplemental Indenture dated December 6, 2010 (incorporated herein by reference to Exhibit 4.2 to Puget Energy’s Current Report on Form 8-K, dated December 1, 2010, Commission File No. 1-16305).

4.3

Registration Rights Agreement, dated as of December 6, 2010, among Puget Energy, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several initial purchasers party thereto (incorporated herein by reference to Exhibit 4.3 to Puget Energy’s Current Report on Form 8-K, dated December 1, 2010, Commission File No. 1-16305).

4.4

Form of Puget Energy, Inc. 6.500% Exchange Note due 2020 (incorporated herein by reference to Exhibit 4.4 to Puget Energy’s Registration Statement on Form S-4 filed February 2, 2011, File No. 333-172033).

5.1

Opinion of Perkins Coie LLP as to legality of the Exchange Notes issued by Puget Energy, Inc. (incorporated herein by reference to Exhibit 5.1 to Amendment No. 1 to Puget Energy’s Registration Statement on Form S-4 filed March 25, 2011, File No. 333-172033).

12.1

Computation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibit 12.1 to Puget Energy’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, Commission File No. 1-16305).

21.1	List of Subsidiaries of Registrant (incorporated herein by reference Exhibit 21.1 to Puget Energy’s Annual Report on Form 10-K for the period ended December 31, 2009, Commission File No. 1-16305).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature pages) (incorporated herein by reference to Exhibit 4.4 to Puget Energy’s Registration Statement on Form S-4 filed February 2, 2011, File No. 333-172033).

25.1

Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as Trustee under the Indenture relating to Energy’s 6.500% Senior Secured Notes due 2020 (incorporated herein by reference to Exhibit 4.4 to Puget Energy’s Registration Statement on Form S-4 filed February 2, 2011, File No. 333-172033).

E-1

Exhibit Number	Description
99.1	Form Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to Amendment No. 1 to Puget Energy’s Registration Statement on Form S-4 filed March 25, 2011, File No. 333-172033).

99.2	Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 4.4 to Puget Energy’s Registration Statement on Form S-4 filed February 2, 2011, File No. 333-172033).

99.3	Form of Letter to DTC Participants (incorporated herein by reference to Exhibit 4.4 to Puget Energy’s Registration Statement on Form S-4 filed February 2, 2011, File No. 333-172033).

99.4	Form of Letter to Clients (incorporated herein by reference to Exhibit 4.4 to Puget Energy’s Registration Statement on Form S-4 filed February 2, 2011, File No. 333-172033).

E-2